Form 10-K, Exhibit 13
period 1994-06-30
PICCADILLY CAFETERIAS INC
filed 1994-09-28
CIK 277923

EXHIBIT 13(a)

Stock Information
Piccadilly Cafeterias, Inc.

The Company's Common Stock began trading on the New York Stock Exchange on March 3, 1993 under the symbol "PIC." Prior to that time, the stock was traded on the NASDAQ National Market System under the symbol "PICC." The following table sets forth the high and low sales prices on the New York Stock Exchange or on the NASDAQ National Market System for each quarter within the last two fiscal years. As of August 8, 1994 there were approximately 2,502 record holders of the Company's Common Stock.

____________________________________________________________________________________________________________
                                                     Per                                              Per
                                                    Share                                            Share
                      Quarter    High    Low        Cash                   Quarter   High    Low     Cash
                                                  Dividends                                        Dividends
____________________________________________________________________________________________________________
Fiscal year ended                                            Fiscal year
  July 30, 1994         1st   $10.88  $ 8.38       $.12      June 30,1993    1st   $14.25  $10.00    $.12
                        2nd    12.63   10.50        .12                      2nd    14.00   10.50     .12
                        3rd    15.50   11.63        .12                      3rd    12.00    9.00     .12
                        4th    13.63    9.63        .12                      4th    10.88    9.50     .12
                                          __________________________________

EXHIBIT 13(b)

Selected Financial Data
Piccadilly Cafeterias, Inc.

                                                (Amounts in thousands--except per share data)
_______________________________________________________________________________________________
Year Ended June 30                  1994         1993         1992            1991       1990
_______________________________________________________________________________________________
Net Sales                        $276,223     $271,460      $295,114        $302,742   $306,655
Cost of sales and other
  operating expense               247,661      247,453       266,792         270,500    269,619
Net income (loss)                   7,047        4,825       (24,586)<FN1>     8,694    11,901
Per share data:
  Net income (loss)                   .70          .49         (2.51)<FN1>       .90      1.25
  Cash dividends                      .48          .48           .48             .48       .48
Total assets                      154,773      152,618       152,906         184,534   179,043
Cash and marketable
  securities                          ---       14,094         9,438           4,936     1,598
    securities
Long-term debt                     24,000       36,000        39,000          45,430    45,000
Shareholders' equity               75,874       72,192        71,018          99,385    94,299


<FN1> Includes $30,904,000 ($3.14 per share) for the after-tax effect of the write-off of intangible assets related to the Ralph & Kacoo's acquisition on December 2, 1988 and estimated disposition costs of 15 cafeteria and restaurant operating units.


EXHIBIT 13(c)

Management's Discussion and Analysis of Financial Condition and Results of
    Operations

Piccadilly Cafeterias, Inc.


Liquidity and Capital Resources

The following table presents comparable balances of cash equivalents and working capital:

                                                       (Amounts in thousands)
______________________________________________________________________________
Balances at June 30                            1994        1993        1992
______________________________________________________________________________
Cash and cash equivalents                       --        $14,094    $ 7,839
Working capital surplus (deficit)           $(26,063)     $ 2,043    $  (856)

                           ______________________________________

  Opening cash balances of $14,094,000 combined with cash generated from operations of $23,426,000 were primarily used to fund $35,645,000 of fiscal
year  1994  capital expenditures and debt  maturities.   Working capital
decreased $28,106,000 during fiscal year 1994 primarily due to the capital expenditures made in fiscal year 1994 and the increase in current maturities of long-term debt. The Company has maintained a $10,000,000 unsecured, short-term line of credit. This facility was not utilized during fiscal year 1994. As of August 8, 1994, $5,150,000 of this facility was available.

  For fiscal year 1995, total capital expenditures are expected to approximate $40,000,000 to $45,000,000 and will include purchases of land, construction of eight to ten new units, and major remodels to 25 to 30 existing cafeterias and restaurants. Also during fiscal year 1995, $5,250,000 of the note payable to bank and $6,000,000 of the 10.15% senior notes will become due. Management has begun negotiations and anticipates obtaining bank financing to fund both capital expenditures and maturing debt in excess of the resources to be generated from operations.

  During fiscal year 1994, the Company accelerated its new unit expansion and completed the first year of a five-year plan to remodel all of its existing cafeterias. The following table presents a summary of capital expenditures for the years ended June 30, 1994, 1993 and 1992:

                               (Amounts in thousands--except number of units)
______________________________________________________________________________
Year Ended June 30                     1994           1993            1992
______________________________________________________________________________
                                 Amounts  Units  Amounts Units  Amounts Units
______________________________________________________________________________
New units opened                  $ 5,612      3   $1,536    1   $3,470    4
Remodels completed--major          10,368     17      373    1        -    -
Remodels completed--minor           1,074             821         2,438
Net increase (decrease) in
   construction-in-progress         7,228           1,207          (948)
Land purchases                      4,455           2,070             -
Other                               3,158           3,910         4,782
__________________________________________         _______      ________
     Total capital expenditures   $31,895          $9,917        $9,742
__________________________________________         _______      ________

                          _______________________________________

 Historically, the Company has leased land for the majority of its freestanding cafeteria units. Beginning in fiscal year 1993, the Company began to purchase land for the majority of its new units. The total investment required for a freestanding unit is higher than for strip-center or shopping mall locations. All of the units opened in fiscal years 1994 and 1993 are freestanding units. Of the four units opened in fiscal year 1992, one is freestanding, one is in a
shopping mall, and two are located  in  strip-centers.   The  Company  expects
that, prospectively, most of its new unit openings will be freestanding.

  Major unit remodels generally include a substantial redesign of the unit. Capital expenditures for these units include replacement of decor, carpet, furniture and fixtures, and exterior signage. Minor unit remodels are generally limited to replacement of carpeting, minor decor upgrades, additions of take-out stands, and/or in some cases, replacement of exterior signage.

Results of Operations

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993. The following table summarizes comparable cafeteria customer traffic for the fiscal years ended June 30, 1994 and 1993:
                                                  (Customers in thousands)
______________________________________________________________________________
Year Ended June 30                    1994              1993         Customer
____________________________________________________________________
                              Customers  Units    Customers   Units   Change
Units open 12 months in
   both periods                 46,412    126     47,993       126     -3.3%
Units opened                     1,183      3        427         1
Units closed                       503      4      2,144        11
_______________________________________        ___________
                        Total   48,098            50,564               -4.9%
=======================================        ===========
                               ______________________________________


  Cafeteria sales for fiscal year 1994 increased $5,307,000, or 2.1%, from fiscal year 1993. Price increases effective November 1993 and May 1994 were sufficient to offset the overall customer decline of 4.9%. The overall check average increased 5.2% from $5.00 for fiscal year 1993 to $5.26 for fiscal year 1994.

  Ralph & Kacoo's restaurant sales decreased $544,000, or 2.3%. No Ralph & Kacoo's restaurants were opened or closed during fiscal year 1994.

  During fiscal year 1994, operating profits (net sales less cost of sales and other operating expenses) improved from 8.8% of net sales to 10.3% of net sales. Food costs and labor costs as a percentage of sales decreased 1.5% and 0.7%, respectively. These improvements were somewhat offset by other operating expense which increased from 32.7% of net sales for fiscal year 1993 to 33.4% of net sales for fiscal year 1994.

  Four units closed in fiscal year 1994. All of these units had substantially
reached the end of their  respective  lease  terms.   Other  operating expense
includes a provision of $100,000 relating to losses associated with the closing of these units.

  Other expense for 1994 increased $876,000 compared to fiscal year 1993. This increase is largely attributable to non-cash write-offs related to remodeled units amounting to $996,000.

  The Revenue Reconciliation Act of 1993 was enacted into law on August 10, 1993. This Act, combined with an increase in the Company's effective state income tax rate, resulted in an increase of the Company's current effective income tax rate from 37% to 39% for fiscal year 1994.

FISCAL YEAR 1993 COMPARED TO FISCAL YEAR 1992. The following table summarizes comparable cafeteria customer traffic for the fiscal years ended June 30, 1993 and 1992:

                                                  (Customers in thousands)
______________________________________________________________________________
Year Ended June 30                    1993              1992         Customer
____________________________________________________________________
                              Customers  Units    Customers   Units   Change
Units open 12 months in
   both periods                 48,313       129    50,749      129    -4.8%
Units opened                     1,672         1       650        3
Units closed                       579        11     2,944        5
________________________________________         ___________
                        Total   50,564              54,343             -7.0%
========================================         ===========
                                  _________________________________

  Cafeteria sales for fiscal year 1993 decreased $19,192,000, or 7.2%, from fiscal year 1992. The decrease in sales is attributable to the change in same-store customer traffic and the operations of cafeterias reserved for closing. Sales from these units, for the first three quarters of fiscal year 1992 ($10,109,000), are included in fiscal year 1992 reported amounts. Price changes had little effect on the comparison of year-to-year sales as the customer check average for fiscal year 1993 increased 0.7% to $5.00 from $4.96 for fiscal year 1992.

  Ralph & Kacoo's restaurant sales decreased $4,466,000, or 15.7%. Most of the decline is attributable to the operations of restaurants reserved for closing. Sales from these units, for the first three quarters of fiscal year 1992 ($3,220,000), are included in fiscal year 1992 reported amounts. Sales for restaurants open the entire 12 months of fiscal year 1993 and 1992 decreased 3.8%.

  During fiscal year 1993, operating profits (net sales less cost of sales and other operating expenses) declined from 9.6% of net sales to 8.8% of net sales. Food costs and labor costs as a percentage of sales increased .7% and

1.2%, respectively. These costs of sales increase to the Company's emphasis on food quality and customer service.

 Provisions for write-offs of certain assets in the third quarter significantly impacted operating results for fiscal year 1992. The Company recorded
provisions  of  $45,760,000  ($30,904,000  after-tax,   or  $3.16  per  share)
consisting primarily of a provision for unit closings and the write-off of the remaining book value of intangible assets associated with the acquisition of the Ralph & Kacoo's seafood restaurant chain in fiscal year 1989. Management's decision to write off the remaining book value of the intangible assets ($10,952,000 after-tax, or $1.12 per share) reflected the lower than expected financial performance of the restaurant chain. Amortization of these intangibles, after-tax, was $815,000 for fiscal year 1992 ($.08 per share). The remaining $31,152,000 ($19,952,000 after-tax, or $2.04 per share), reflected a provision for the closing of 15 units that had not performed well and appeared to have limited potential for improvement in the future. This provision consisted primarily of reserves for the write-off of assets and the
payment of future lease obligations.   All  of  the units reserved for closing
were closed or returned to operations as of June 30, 1993. The closure of these units has had a positive effect on after-tax cash flow from operations. Operating results prior to March 31, 1992, for these 15 units, exclusive of provisions for unit closings and the write-off of intangibles, are summarized as follows:

                               (Amounts in thousands--except per share data)
_____________________________________________________________________________
Nine Months Ended March 31                                           1992
_____________________________________________________________________________
Net sales                                                          $13,329
Cost of sales and other operating expenses                          16,891
Loss (net of tax benefit)                                          $(2,241)
=============================================================================
Loss (net of tax benefit) per share                               $  (0.23)
=============================================================================
                           ______________________________________

 As of June 30,1994, the Company had 12 properties for which it has continuing rent obligations not offset by sublease arrangements. Several of these properties are under varying stages of sublease negotiation. Management will continue to pursue disposition of those properties at terms favorable to the Company either through lease buy-out arrangements or subleasing.

KNOWN TRENDS OR UNCERTAINTIES. Generally, the Company has experienced sales growth primarily from selling price increases and net increases in the number of operating units. The Company believes that same-store declines in customer traffic result primarily from the increased number of eating establishments in the markets where the Company operates. The Company believes that its programs to enhance product quality, service, and dining atmosphere are essential to increase customer traffic and ensure long-term profitability and growth.

 Most of the Company's operating costs are subject to inflationary pressures. Historically, the Company has generally been able to maintain its operating margins through increases in selling prices.

 Congress is considering several proposals for national health care
legislation.  Management   cannot   predict   the  ultimate  passage of such
legislation nor its impact on the Company. The Company does provide health insurance coverage to those employees who voluntarily participate in the plan. Generally, the Company absorbs approximately 50% of the costs under the plan. The Company has recorded expenses (net of employee premiums) for the three fiscal years ended June 30, 1994, amounting to $3,180,000, $3,224,000, and $2,999,000, respectively. At June 30, 1994, approximately 25% of the Company's employees were participating in the plan.

 The Company is not aware of other material trends that may be expected to cause reported financial information not to be indicative of future operating results or of future financial condition.

EXHIBIT 13(d)

Consolidated Balance Sheets
Piccadilly Cafeterias, Inc.



                                                       (Amounts in thousands)
______________________________________________________________________________
Balances at June 30                                         1994       1993
______________________________________________________________________________
 Assets

 CURRENT ASSETS
   Cash and cash equivalents                           $       -    $ 14,094
   Accounts and notes receivable                              579        837
   Inventories                                             10,108     12,012
   Income taxes recoverable                                 1,320      1,930
   Deferred income taxes                                    1,494      1,667
   Other current assets                                     1,400      1,396
______________________________________________________________________________
 TOTAL CURRENT ASSETS                                      14,901     31,936

 PROPERTY, PLANT & EQUIPMENT
   Land                                                     17,970    13,515
   Buildings and leasehold improvements                     99,829    92,912
   Furniture and fixtures                                   87,444    81,588
   Machinery and equipment                                  15,031    15,446
   Construction in progress                                  8,917     1,689
______________________________________________________________________________
                                                           229,191   205,150
   Less allowances for depreciation                         94,461    87,921
   Less allowances for unit closings                         1,357     1,832
______________________________________________________________________________
     NET PROPERTY, PLANT AND EQUIPMENT                     133,373   115,397


 OTHER ASSETS                                                6,499     5,285
______________________________________________________________________________
 TOTAL ASSETS                                              $154,773  $152,618
==============================================================================

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
  Current portion of long-term debt                        $ 11,250  $  3,000
  Accounts payable                                           18,004    15,357
  Accrued salaries                                            4,252     4,330
  Accrued taxes, other than income                            2,929     2,928
  Accrued rent                                                4,179     3,778
  Reserve for unit closings                                     350       500
______________________________________________________________________________
      TOTAL CURRENT LIABILITIES                             40,964    29,893
Long-term Debt, less current portion                         24,000    36,000
Deferred Income Taxes                                         7,433     6,728
Reserve for Unit Closings, less current portion               6,502     7,805
Shareholders' Equity
Preferred Stock, no par value; authorized 50,000,000
   shares; issued and outstanding:  none                         --        --
Common Stock, no par value, stated value $1.82 per share;
   authorized  100,000,000 shares; issued and
   outstanding: 10,131,784 shares at June 30, 1994, and
   and 9,988,189 shares at June 30, 1993                      18,421   18,160
Additional paid-in capital                                   16,324    15,119
Retained earnings                                            41,129    38,913
______________________________________________________________________________
         TOTAL SHAREHOLDERS' EQUITY                          75,874    72,192
______________________________________________________________________________
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $154,773  $152,618
==============================================================================
See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Piccadilly Cafeterias, Inc.

_____________________________________________________________________________
                               (Amounts in thousands -- except per share data)
______________________________________________________________________________
Year Ended June 30                                 1994     1993     1992
______________________________________________________________________________
Net Sales                                       $276,223 $271,460  $295,114
Costs and expenses:
  Cost of sales                                  155,411  158,777   166,900
  Other operating expense                         92,250   88,676    99,892
  Provision for unit closings                         --       --    31,152
  Amortization and write-off of intangibles           --       --    15,849
  General and administrative expense              13,541   13,324    13,304
  Interest expense                                 3,089    3,521     4,044
  Other expense (income)                             379     (497)     (295)
______________________________________________________________________________
                                                 264,670  263,801   330,846
______________________________________________________________________________
 INCOME (LOSS) BEFORE INCOME TAXES                11,553    7,659   (35,732)
Provision for income taxes(benefit)                4,506    2,834   (11,146)
______________________________________________________________________________
  NET INCOME(LOSS)                                $7,047   $4,825  $(24,586)
==============================================================================
Weighted average number of shares outstanding     10,061    9,918     9,789
==============================================================================
 Net income (loss) per share                       $0.70    $0.49    $(2.51)
==============================================================================
See Notes to Consolidated Financial Statements




Consolidated Statements of Changes in Shareholders' Equity
Piccadilly Cafeterias, Inc.

                                                                          (Amounts in thousands)
__________________________________________________________________________________________________
                                                                           Additional
                                                          Common Stock      Paid-In    Retained
                                                        Shares   Amount     Capital    Earnings
_________________________________________________________________________________________________
  BALANCES AT JUNE 30, 1991                            9,729    $17,690    $ 13,561    $ 68,134
Net loss                                                                                (24,586)
Cash dividends declared                                                                  (4,699)
Sales under employee stock purchase plan                  89        161         526
Sales under dividend reinvestment plan                    26         47         184
_________________________________________________________________________________________________
  BALANCES AT JUNE 30, 1992                            9,844     17,898      14,271      38,849
Net income                                                                                4,825
Cash dividends declared                                                                  (4,761)
Sales under employee stock purchase plan                 124        226         669
Sales under dividend reinvestment plan                    20         36         179
_________________________________________________________________________________________________
  BALANCES AT JUNE 30, 1993                            9,988     18,160      15,119      38,913
Net income                                                                                7,047
Cash dividends declared                                                                  (4,831)
Sales under employee stock purchase plan                 103        188         843
Sales under dividend reinvestment plan                    27         48         242
Sales under employee stock option plan                    14         25         120
__________________________________________________________________________________________________
             BALANCES AT JUNE 30, 1994                10,132    $18,421     $16,324     $41,129
==================================================================================================
See Notes to Consolidated Financial Statements


Consolidated Statements of Cash Flows
Piccadilly Cafeterias, Inc.

_______________________________________________________________________________________________
                                                                         (Amounts in thousands)
_______________________________________________________________________________________________
Year Ended June 30                                         1994         1993         1992
_______________________________________________________________________________________________
 OPERATING ACTIVITIES
  Net income (loss)                                     $  7,047       $ 4,825    $(24,586)
  Adjustments to reconcile net income(loss) to net
      cash provided by operating activities:
    Depreciation                                          11,720        11,841      13,296
    Amortization and write-off of intangibles               --            --        15,849
    Provision for unit closings                             --            --        31,152
    Cost associated with reserved units                   (1,587)       (2,309)       (602)
    Provision for deferred income taxes(benefit)             878         4,183     (14,182)
    Loss on disposition of assets                          1,336           126         177
    Pension contributions in excess of pension            (1,157)       (1,289)       (869)
       expense
    Changes in operating assets and liabilities:
       Accounts and notes receivable                         258           228        (109)
       Inventories                                         1,904           229       1,637
       Income taxes recoverable                              610        (1,662)        197
       Other current assets                                 (483)           99          70
       Other assets                                          (56)          832         452
       Accounts payable                                    2,632           339         220
       Accrued expenses and unit closing reserve             324          (660)        973
______________________________________________________________________________________________
       NET CASH PROVIDED BY OPERATING ACTIVITIES          23,426         16,782     23,675

INVESTING ACTIVITIES
  Purchases of property, plant and equipment             (31,895)        (9,917)   (9,742)
  Proceeds from sale of property, plant and
     equipment                                             1,472          1,370     1,448
  Proceeds from sales of marketable securities               --           1,671        --
______________________________________________________________________________________________
      NET CASH USED BY INVESTING ACTIVITIES              (30,423)       (6,876)    (8,294)

FINANCING ACTIVITIES
  Payments on short-term debt due to banks - net             --             --       (618)
  Payments on long-term debt                              (3,750)           --     (6,480)
  Proceeds from sales of Common Stock                      1,466         1,110        917
  Dividends paid                                          (4,813)       (4,761)    (4,699)
______________________________________________________________________________________________
      NET CASH USED BY FINANCING ACTIVITIES               (7,097)       (3,651)   (10,880)
______________________________________________________________________________________________

  Increase(decrease) in cash and cash equivalents        (14,094)        6,255      4,501
  Cash and cash equivalents at beginning of year          14,094         7,839      3,338
_______________________________________________________________________________________________
  Cash and cash equivalents at end of year               $    --       $14,094   $  7,839
==============================================================================================
SUPPLEMENTARY CASH FLOW DISCLOSURES
  Income taxes paid (net of refunds received)            $  2,708      $   414   $  2,771
==============================================================================================
  Interest paid                                          $  3,433      $  3,313  $  4,312
==============================================================================================
See Notes to Consolidated Financial Statements


Notes To Consolidated Financial Statements
Piccadilly Cafeterias, Inc.

Note A - Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of Piccadilly Cafeterias, Inc. and its subsidiaries (hereinafter referred to as the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

INDUSTRY. The Company's principal industry is the operation of Company-owned cafeterias and seafood restaurants.

CASH EQUIVALENTS. Cash equivalents include those temporary investments that are readily convertible to known amounts of cash, have original maturities of three months or less, and have insignificant risk of changes in value due to changes in interest rates. The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

INVENTORIES. Inventories consist primarily of food and supplies and are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes on the following estimated useful lives:
     Buildings and component equipment                 10-30 years
     Furniture and fixtures                               10 years
     Machinery and equipment                               4 years
Leasehold improvements are amortized over the life of the original lease term, including renewal periods if applicable. The cost of leasehold improvements has been reduced by the amount of construction allowances received from developers and landlords. Repairs and maintenance are charged to operations as incurred. Renewals and betterments which increase the value or extend the lives of assets are capitalized and depreciated over their estimated useful lives. When assets are retired, or are otherwise disposed of, cost and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of income.

INCOME TAXES. During fiscal 1992, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," which prescribes the liability method for computing deferred taxes, wherein tax rates are applied to cumulative temporary differences arising from different financial and income tax accounting treatment of income and deductions based on when and how these differences are expected to affect future income tax returns. Deferred income taxes are adjusted for tax rate changes. The effect of the adoption of SFAS 109 was not material.

UNIT OPENING EXPENSES. Salaries and wages, training costs and other expenses of opening new units are charged to expense during the first month of the new unit's operation.

EARNINGS PER SHARE. Earnings per share of Common Stock are based on the weighted average number of shares outstanding.

Note B - Provision for Unit Closings and Asset Write-Offs
In March 1992, the Company provided $45,760,000 ($30,904,000 after-tax) for the write-off of intangible assets and estimated disposition costs of 15 operating units. The write-off of the remaining book value of $14,608,000 ($10,952,000 after-tax) of the intangible assets associated with the Ralph & Kacoo's seafood chain reflected the lower than expected financial performance of this chain. The remaining $31,152,000 ($19,952,000 after-tax) reflected a provision for the anticipated closing of 15 units that had not performed well and appeared to have limited potential for improvement in the future. This provision consisted primarily of reserves for the write-off of assets and the payment of future lease obligations. As of June 30, 1993, all of the units reserved for closing have been closed or returned to operations. Included in property, plant and equipment, net of related accumulated depreciation, is $2,671,000 and $3,622,000 at June 30, 1994 and 1993, respectively, for closed units.

Note C - Income Taxes

Significant components of the Company's deferred tax liabilities and assets are as follows:
                                                        (Amounts in thousands)
______________________________________________________________________________
June 30                                                1994         1993
______________________________________________________________________________
 Deferred tax liabilities:
  Property, plant and equipment                       $11,932      $13,330
  Inventories                                             840          840
______________________________________________________________________________
                                                       12,772       14,170
______________________________________________________________________________
 Deferred tax assets:
  Unit closing reserves                                 2,704        3,347
  Intangible assets                                     2,524        3,095
  Accrued expenses--net                                   450          892
  Jobs tax credit carryforward                            452          649
  Minimum tax credit carryforward                         378        1,126
  NOL carryforward                                        325           --
______________________________________________________________________________
                                                        6,833        9,109
______________________________________________________________________________
 Net deferred tax liabilities                         $ 5,939      $ 5,061
==============================================================================

The components of the provision for income taxes (benefit) are summarized as follows:

                                                    (Amounts in thousands)
______________________________________________________________________________
Year Ended June 30                                 1994      1993       1992
______________________________________________________________________________
 Current:
  Federal                                        $ 3,079   $(1,034)  $  2,684
  State                                              549      (315)       352
______________________________________________________________________________
                                                   3,628    (1,349)     3,036
______________________________________________________________________________

 Deferred:
  Federal                                          1,168     3,298    (12,469)
  State                                             (290)      885     (1,713)
______________________________________________________________________________
                                                     878     4,183    (14,182)
______________________________________________________________________________
Total provision for income taxes (benefit)        $ 4,506  $ 2,834   $(11,146)
==============================================================================

Differences between the provision for income taxes (benefit) and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes are as follows:


                                                    (Amounts in thousands)
______________________________________________________________________________
Year Ended June 30                                 1994      1993       1992
______________________________________________________________________________
  Income tax (benefit) at statutory rate         $ 3,944   $ 2,604   $(12,149)
    Add state income taxes (benefit),
      net of federal taxes                           259       570       (862)
______________________________________________________________________________
                                                   4,203     3,174    (13,011)
  Amortization and write-off of intangibles           --       --       1,595
  Job tax credits                                   (244)      --        (296)
  Other items                                        547     (340)        566
______________________________________________________________________________
  Total provision for income taxes (benefit)     $ 4,506  $ 2,834    $(11,146)
==============================================================================

The Company's tax returns are currently under examination by the Internal Revenue Service (IRS) for the fiscal years ended June 30, 1987 through 1992. The IRS has proposed adjustments to the Company's tax returns primarily related to the amortization of intangible assets and the timing of certain other deductions. The Company is vigorously contesting these matters and believes that the ultimate resolution of these examinations will not be material to the financial position of the Company.

Note D - Commitments

The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally being 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments, including $18,533,000 for those units closed (see Note B), as of June 30, 1994, are as follows:

                                                       (Amounts in thousands)
______________________________________________________________________________
Year Ending June 30
______________________________________________________________________________
1995                                                                $ 8,857
1996                                                                  8,569
1997                                                                  8,214
1998                                                                  7,877
1999                                                                  7,727
Subsequent                                                           58,605
______________________________________________________________________________
                                                                     99,849
Less sublease income                                                  5,194
______________________________________________________________________________
Net minimum lease commitments                                       $94,655
==============================================================================


The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rent expense for the periods shown below does not include these executory costs.

                                                       (Amounts in thousands)
______________________________________________________________________________
Year Ended June 30                               1994       1993        1992
______________________________________________________________________________
Minimum rentals                               $  7,894   $  7,627    $  9,171
Contingent rentals                               2,813      3,032       3,350
______________________________________________________________________________
Total                                          $10,707    $10,659     $12,521
==============================================================================

At June 30, 1994, the estimated cost to complete new and remodel units under construction is $7,650,000.

Note E - Long-Term Debt and Lines of Credit

                                                      (Amounts in thousands)
______________________________________________________________________________
June 30                                                   1994        1993
______________________________________________________________________________
10.15% senior notes, due in equal, annual installments
 beginning January 31, 1995, and ending January 31, 1999
 (Fair value at June 30,1994 - $33,336,000;
 June 30, 1993--$34,582,000)                            $30,000     $30,000
Note payable to bank, due in equal, quarterly
 installments of $750,000 beginning July 1, 1993,
 and a balloon payment of $4,500,000 due
 January 1, 1995 (Fair value at June 30, 1994--
 $5,250,000; June 30, 1993 --$9,000,000)                  5,250       9,000
______________________________________________________________________________
Total                                                    $35,250     $39,000
==============================================================================

The aggregate maturities of long-term debt for each of the five years following June 30, 1994, are as follows: 1995-$11,250,000, 1996-$6,000,000,
1997-$6,000,000, 1998-$6,000,000, 1999-$6,000,000.  The  fair  value  of  the
Company's long-term borrowings are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

In January 1989, the Company issued unsecured senior notes in the principal amount of $30,000,000 at an interest rate of 10.15%. These notes are payable at $6,000,000 per year beginning January 31, 1995, and ending on January 31, 1999. The Company has a prepayment option, subject to a premium, which can be exercised at any time during the term of the senior notes.

The $5,250,000 note payable to bank is unsecured and bears interest based on applicable rates and margins. The interest rate in effect at June 30, 1994, (5.734%) was based upon London InterBank Offered Rate (LIBOR) plus 50%. The

Company has a prepayment option, without penalty, who any time during the term of the note.

Both long-term facilities contain covenants which include provisions for the maintenance of net worth, limitations on the level of liabilities, and requirements for minimum coverage of fixed charges. At June 30, 1994, the Company was in compliance with all such covenants.

The Company has a line-of-credit arrangement with  a  bank  under  which up to
$10,000,000  can  be  borrowed.   At  June 30, 1994, $10,000,000 was available
under this agreement.

The Company capitalized interest cost of $300,000 in 1994 with respect to qualifying construction. Total interest cost incurred was $3,389,000 in 1994, $3,521,000 in 1993 and $4,044,000 in 1992.

Note F - Pension and Bonus Plan

The Company has a pension plan covering substantially all employees who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 1994 and 277,562 shares at June 30, 1993.

The following tables set forth the plan's funded status and amounts recognized in the Company's financial statements.

                                                    (Amounts in thousands)
______________________________________________________________________________
June 30                                                 1994        1993
______________________________________________________________________________
Accumulated benefit obligations, including vested
 benefits of $30,456,000 in 1994 and $27,215,000
 in 1993.                                             $33,885     $30,515
==============================================================================
Fair value of plan assets                             $39,655     $38,045
Projected benefit obligation                           39,477      36,041
______________________________________________________________________________
Plan assets over projected benefit obligation             178       2,004
Unrecognized transition amount                         (1,525)     (2,353)
Unrecognized prior service cost                           (50)        172
Unrecognized net loss                                    7,071      4,694
______________________________________________________________________________
Prepaid pension cost included in other non-current
  assets                                               $ 5,674    $ 4,517
==============================================================================

                                                        (Amounts in thousands)
______________________________________________________________________________
Year Ended June 30                                  1994      1993      1992
______________________________________________________________________________
Net pension expense:
Service cost                                       $ 1,673   $ 1,653  $ 1,833
Interest cost on projected benefit obligation        2,912     2,680    2,674
Actual return on plan assets                        (1,401)   (2,541)  (3,081)
Net amortization and deferral                       (2,749)   (1,346)    (395)
______________________________________________________________________________
                                                   $   435   $   446  $ 1,031
==============================================================================
______________________________________________________________________________
June 30                                              1994     1993      1992
______________________________________________________________________________
Actuarial assumptions:
 Discount rate                                         8.0%    8.25%    8.25%
 Compensation increases                                4.0%     4.0%     4.0%
 Long-term rate of return                              9.0%     9.0%     9.0%

The Company also provides bonus compensation to cafeteria and restaurant managers based on unit profitability. Charges to expense for such compensation amounted to $9,982,000, $9,305,000, and $10,951,000 during 1994, 1993 and
1992, respectively.

Note G - Common Stock

On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. The Company has reserved 500,000 shares for issuance under the plan. Common Shares issued under the plan were 26,366 and 19,962 for the years ended June 30, 1994 and 1993, respectively. At June 30, 1994, there were 407,669 unissued Common Shares reserved under the plan.

On November  2,  1987,  the  Company's  stockholders  adopted the Piccadilly
Cafeterias, Inc. Employee Stock Purchase Plan. Under the plan, eligible employees may be granted options to purchase up to 1,500 shares of Common Stock annually. Options are exercisable at 85% of the applicable market value provided that this value is greater than book value per share. If 85% of the applicable market value is less than book value per share, options are exercisable at book value per share. Options are exercisable at the applicable market value if the applicable market value is less than book value per share. The applicable market value is the lower of the beginning of the plan year and the end of the plan year market price. Book value per share is determined as of the most recent audited balance sheet date. The Company has reserved 1,000,000 shares of stock for issuance under the plan. Common Shares issued under the plan were 103,230 and 124,083 for the years ended June 30, 1994 and 1993, respectively. At June 30, 1994, there were 426,465 unissued shares reserved under the plan.

On August 8, 1988, the Board of Directors adopted a stockholder rights plan and declared a dividend distribution of one right on each Common Share outstanding. Upon the occurrence of certain events, the holders of rights are entitled to purchase additional shares of the Company's Common Stock from the Company at an exercise price of $60 per share. Additionally, the holders of rights may be entitled to purchase either the Company's Common Stock or securities of an acquiring entity at half of market value.

On November 1, 1993, the Company's stockholders approved the Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993 Plan). Under the terms of the plan, which amends and restates the Piccadilly Cafeterias, Inc. 1988 Stock Option Plan (the 1988 Plan), incentive stock options and non-qualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares and cash awards may be granted to officers or key employees. Options to purchase shares of the Company's Common Stock may be issued at no less than 100% of the fair market value on the date of grant. 1,000,000 shares, in total, have been reserved for issuance under the 1988 and 1993 Plans. Transactions under the restated Plan for the last three fiscal years are summarized as follows:

                             (Dollars in thousands -- except per share data)
______________________________________________________________________________
                                            Common           Option Price
                                                          ___________________
                                             Stock        Per Share
                                             Shares        Average    Total
______________________________________________________________________________
   OUTSTANDING AT JUNE 30, 1991             298,000                  $ 4,184
Cancelled                                   (77,000)        $14.08    (1,084)
Granted                                     779,000          10.24     7,979
_____________________________________________________                _________
   OUTSTANDING AT JUNE 30, 1992           1,000,000                   11,079
Cancelled                                   (34,000)         14.09      (480)
Granted                                      14,000          12.75       179
_____________________________________________________                _________
   OUTSTANDING AT JUNE 30, 1993             980,000                   10,778
Cancelled                                   (60,500)         14.00      (847)
Exercised                                   (14,000)         10.38      (145)
Granted                                      67,500          10.61       716
_____________________________________________________                _________
   OUTSTANDING AT JUNE 30, 1994             973,000                  $10,502
=====================================================                =========

Note H - Quarterly Results of Operations (Unaudited)

The following is a tabulation of the unaudited quarterly results of operations for the two years ended June 30, 1994.


                                                           (Amounts in thousands -- except per share data)
______________________________________________________________________________________________________________
                                       Year Ended June 30, 1994             Year Ended June 30, 1993
______________________________________________________________________________________________________________
                                   9/30     12/31      3/31     6/30      9/30      12/31     3/31     6/30
Net sales                        $69,064   $71,175   $66,733   $69,251   $67,540   $69,340   $65,014  $69,566
Cost of sales and other
  operating expense               61,922    63,109    59,730    62,900    61,674    63,612    58,998   63,169
Net income                         1,950     2,333     1,687     1,077     1,331       970     1,158    1,366
Net income per share             $   .20   $   .23   $   .17   $   .11   $   .14   $   .10   $   .12  $   .14


EXHIBIT 13(e)

Auditors' Report
Piccadilly Cafeterias, Inc.

Report of Ernst & Young LLP, Independent Auditors
Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP


New Orleans, Louisiana
August 1, 1994