Form 10-K, Exhibit 13
period 1995-06-30
PICCADILLY CAFETERIAS INC
filed 1995-09-28
CIK 277923

EXHIBIT 13(a)

Selected Financial Data
Piccadilly Cafeterias, Inc.

                                             (Amounts in thousands--except per share data)

Year Ended June 30            1995       1994       1993        1992        1991
Net sales                     $287,848   $276,223   $271,460    $295,114    $302,742

Cost of sales                  163,830    155,411    158,777     166,900     173,579

Other operating expense         97,213     92,250     88,676      99,892      96,921

Net income (loss)                4,051      7,047      4,825     (24,586)(A)   8,694

Per share data:
  Net income (loss)                .40        .70        .49       (2.51)(A)     .90

  Cash dividends                   .48        .48        .48         .48         .48

Total assets                   165,121    154,773    152,618     152,906     184,534

Cash and cash equivalents          ---        ---     14,094       9,438       4,936

Long-term debt                  18,000     24,000     36,000      39,000      45,430

Shareholders' equity            76,445     75,874     72,192      71,018      99,385


(A) Includes $30,904,000 ($3.14 per share) for the after-tax effect of the write-off of intangible assets related to the Ralph & Kacoo's acquisition on December 2, 1988 and estimated disposition costs of 15 cafeteria and restaurant operating units.
                          ______________________________