Form 10-K, Exhibit 13
period 1995-06-30
PICCADILLY CAFETERIAS INC
filed 1995-09-28
CIK 277923

EXHIBIT 13(b)

Stock Information
Piccadilly Cafeterias, Inc.


The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two fiscal years. As of August 7, 1995 there were approximately 2,923 record holders of the Company's Common Stock.

__________________________________________________________________________________________________________________
                                                 Per                                                       Per
                                                Share                                                     Share
                     Quarter   High     Low      Cash                          Quarter   High      Low     Cash
                                               Dividends                                                 Dividends
__________________________________________________________________________________________________________________

Fiscal year ended      1st    $10.25   $ 7.75      $ .12     Fiscal year ended   1st    $10.88   $ 8.38      $ .12
  June 30, 1995        2nd      8.50     7.50        .12       June 30, 1994     2nd     12.63    10.50        .12
                       3rd      9.38     7.63        .12                         3rd     15.50    11.63        .12
                       4th      9.63     8.50        .12                         4th     13.63     9.63        .12

                                       _______________________________________