Form 10-K, Exhibit 13
period 1995-06-30
PICCADILLY CAFETERIAS INC
filed 1995-09-28
CIK 277923

EXHIBIT 13(c)

Management's Discussion and Analysis of Financial Condition and Results of Operations

Piccadilly Cafeterias, Inc.

Liquidity and Capital Resources

The following table presents comparable balances of cash equivalents and working capital:

                                                         (Amounts in thousands)
_______________________________________________________________________________
Balances at June 30                             1995       1994       1993
_______________________________________________________________________________
Cash and cash equivalents                          --         --       $14,094

Working capital surplus (deficit)               $(45,771)  $(26,063)   $ 2,043
                        ______________________________


        Cash generated from operations of $20,823,000 combined with cash from available lines of credit were primarily used to fund $43,080,000 of fiscal
year  1995  capital  expenditures,  debt  maturities and  dividends.   Working
capital  decreased  $19,708,000  during  fiscal   year  1995  as  expenditures
exceeding cash generated from operations were financed with short-term borrowings from banks. The Company maintains two unsecured, short-term lines of credit totaling $30,000,000. As of August 1, 1995, $9,283,000 of these
facilities was  available.   Management anticipates that these facilities will
be renewed or restructured during fiscal year 1996.
        For fiscal year 1996, total capital expenditures are expected to approximate $9,000,000 and will include purchase of one site of land, construction of one new cafeteria unit, and minor remodels to over 50 existing
cafeterias and  restaurants.   Also during fiscal year 1996, $6,000,000 of the
10.15%  senior  notes  will become  due.   Management  anticipates  that  cash
generated from operations will be sufficient to fund both capital expenditures and maturing debt for fiscal 1996.
        The following table presents a summary of capital expenditures for the years ended June 30, 1995, 1994 and 1993:

                                 (Amounts in thousands--except number of units)
_______________________________________________________________________________
Year Ended June 30                 1995              1994            1993
_______________________________________________________________________________

                              Amounts  Units    Amounts  Units   Amounts  Units
_______________________________________________________________________________
New units opened              $14,680     6     $ 5,612     3     $1,536    1

Remodels completed--major      10,983    12      10,368    17        373    1

Remodels completed--minor       1,630             1,074              821

Net increase (decrease) in
 construction-in-progress      (5,819)            7,228            1,207

Land purchases                  2,459             4,455            2,070

Other                           3,009             3,158            3,910
______________________________________         _________         ________
Total capital expenditures    $26,942           $31,895           $9,917
======================================         =========         ========
                        ______________________________

        Historically, the Company has leased land for the majority of its freestanding cafeteria units. Beginning in fiscal year 1993, the Company began to purchase land for the majority of its new units. The total investment required for a freestanding unit is higher than for strip-center or shopping mall locations. All of the units opened in fiscal years 1995, 1994 and 1993 are freestanding units. The one new unit to be opened during 1996 is freestanding. The Company is currently reviewing its future expansion strategies.
        During fiscal year 1995, the Company canceled its five-year major remodel plans. Major unit remodels generally include a substantial redesign of the unit. Capital expenditures for these units include replacement of decor, carpet, furniture and fixtures, and exterior signage. Minor unit remodels are generally limited to replacement of carpeting, minor decor upgrades, additions of take-out stands, and/or in some cases, replacement of exterior signage. All 1996 remodels will be minor.



Results of Operations

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994. The following table summarizes comparable cafeteria customer traffic for the fiscal years ended June 30, 1995 and 1994:

                                                       (Customers in thousands)
_______________________________________________________________________________
Year Ended June 30                1995                  1994         Customer
____________________________________________________________________

                           Customers     Units    Customers    Units   Change
_______________________________________________________________________________
Units open 12 months in       45,624       124       46,107      124     -1.0%
 both periods

Units opened                   2,389         8(A)       702        3

Units closed                     261         3        1,289        6(B)
_____________________________________              _________
Total                         48,274                 48,098                .4%
=====================================              =========

(A)  Includes cafeterias opened after June 30, 1993.
(B)  Includes cafeterias closed after June 30, 1993.

                        ________________________________

        Cafeteria sales for fiscal year 1995 increased $9,807,000, or 3.9%, from
fiscal  year  1994.   The customer check average increased 3.3% from $5.22 for
fiscal  year 1994 to $5.39  for  fiscal  year  1995  primarily  due  to  price increases.
        Ralph   &  Kacoo's  restaurant  sales  increased  $1,818,000, or  7.8%, resulting primarily from the opening of one restaurant during the fourth quarter of fiscal year 1995. Same store sales increased 1.5%.
        During fiscal year 1995, operating profits (net sales less cost of sales and other operating expenses) deteriorated from 10.3% of net sales to 9.3% of net sales. Food costs and labor costs as a percentage of sales increased 0.2% and 0.4%, respectively. Other operating expenses increased from 33.4% of net sales for fiscal year 1994 to 33.8% of net sales for fiscal year 1995.
        Three cafeteria units closed in fiscal year 1995. All of these units had substantially reached the end of their respective lease terms.
        Other expense for 1995 increased $916,000 compared to fiscal year 1994. During fiscal year 1995, non-cash write-offs related to the Company's deluxe remodeling program totaled $1,393,000. These write-offs include $733,000 for 12 major remodels completed in fiscal year 1995. The remaining $660,000 relates primarily to engineering and design fees on numerous projects that were ultimately canceled and yield no further utility toward future projects or plans.
        Interest expense  increased  $1,935,000 from  $3,089,000 in fiscal year
1994  to  $5,024,000  in  fiscal  year  1995.   The  increase   is   partially
attributable  to  increased  short-term  borrowings arising from the Company's
level  of  capital  expenditures.   Additionally,   the   Company  recorded  a
$1,200,000 charge to establish a reserve for interest associated with the anticipated outcomes of open examinations of the Company's tax returns for 1987 through 1992 by the Internal Revenue Service. This reserve relates primarily to deferrals in the timing of certain deductions taken by the Company including amortization of the intangible assets acquired in the purchase of Ralph & Kacoo's in fiscal year 1989. During fiscal year 1995 the Internal Revenue Service extended an offer to the Company to settle the
intangible  asset  issue  using  the  guidelines  of  the   Global  Settlement
Initiative  program  of  the  Service.   The  Company  has  not  accepted  the
settlement offer and is continuing to contest the proposed adjustments; however, the Company has determined that some adjustment to the timing of deductions will be required.
        During fiscal year 1992 the Company closed 15 units that had not performed well and appeared to have limited potential for improvement in the
future.   As  of  June 30, 1995, the Company had eight properties for which it has continuing rent obligations not offset by sublease arrangements. Several of these properties are under varying stages of sublease negotiation. Management will continue to pursue disposition of those properties at terms favorable to the Company.




FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993. The following table summarizes comparable cafeteria customer traffic for the fiscal years ended June 30,
1994 and 1993:
                                                       (Customers in thousands)
_______________________________________________________________________________
Year Ended June 30                  1994                 1993        Customer
_________________________________________________________________

                           Customers    Units   Customers    Units    Change
_______________________________________________________________________________

Units open 12 months in       46,412      126      47,993      126       -3.3%
 both periods

Units opened                   1,183        3(A)      427         1

Units closed                     503        4       2,144        11(B)
_____________________________________            _________
Total                         48,098               50,564                -4.9%
=====================================            =========


(A)  Includes cafeterias opened after June 30, 1992.
(B)  Includes cafeterias closed after June 30, 1992.
                        _________________________________________

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

KNOWN TRENDS OR UNCERTAINTIES. Generally, the Company has experienced sales growth primarily from selling price increases and net increases in the number of operating units. The Company believes that same-store declines in customer traffic result primarily from the increased number of eating establishments in
the  markets  where  the  Company  operates.   The  Company  believes that its
programs to enhance product quality and service are essential to increase customer traffic and ensure long-term profitability.
        Most of the Company's operating costs are subject to inflationary pressures. Historically, the Company has generally been able to maintain its operating margins through increases in selling prices.
        In the first quarter of fiscal year 1996 the Company announced the elimination of approximately 100 jobs. Related severance costs of $1,300,000 will be recorded in that quarter.
        The Company is not aware of other material trends that may be expected to cause reported financial information not to be indicative of future operating results or of future financial condition.