Form 10-K, Exhibit 13
period 1995-06-30
PICCADILLY CAFETERIAS INC
filed 1995-09-28
CIK 277923

EXHIBIT 13(d)

Consolidated Balance Sheets
Piccadilly Cafeterias, Inc.

                                                         (Amounts in thousands)
_______________________________________________________________________________
Balances at June 30                                          1995      1994
_______________________________________________________________________________
Assets
CURRENT ASSETS
        Accounts and notes receivable                         $   482   $   579
        Inventories                                            10,584    10,108
        Income taxes recoverable                                 ---      1,320
        Deferred income taxes                                   1,416     1,494
        Other current assets                                      627     1,400
_______________________________________________________________________________
                TOTAL CURRENT ASSETS                           13,109    14,901

PROPERTY, PLANT & EQUIPMENT
        Land                                                  20 ,429    17,970
        Buildings and leasehold improvements                  114,832    99,829
        Furniture and fixtures                                 95,538    87,444
        Machinery and equipment                                14,607    15,031
        Construction in progress                                3,098     8,917
_______________________________________________________________________________
                                                              248,504   229,191
        Less allowances for depreciation                      102,444    94,461
        Less allowances for unit closings                         801     1,357
_______________________________________________________________________________
                NET PROPERTY, PLANT AND EQUIPMENT             145,259   133,373

OTHER ASSETS                                                    6,753     6,499
_______________________________________________________________________________
TOTAL ASSETS                                                 $165,121  $154,773
===============================================================================


Liabilities and Shareholders' Equity
CURRENT LIABILITIES
        Short-term debt due to banks                         $ 20,577  $   ---
        Current portion of long-term debt                       6,000    11,250
        Accounts payable                                       17,998    18,004
        Income taxes payable                                    1,038      ---
        Accrued salaries                                        5,158     4,252
        Accrued taxes, other than income                        3,398     2,929
        Accrued rent                                            4,457     4,179
        Reserve for unit closings                                 254       350
_______________________________________________________________________________
                TOTAL CURRENT LIABILITIES                      58,880    40,964
Long-term Debt, less current portion                           18,000    24,000
Deferred Income Taxes                                           6,787     7,433
Reserve for Unit Closings, less current portion                 5,009     6,502
Shareholders' Equity
Preferred Stock, no par value; authorized 50,000,000 shares;
  issued and outstanding: none                                   ---       ---
Common Stock, no par value, stated value $1.82 per share;
  authorized  100,000,000 shares; issued and outstanding:
  10,316,946 shares at June 30, 1995, and 10,131,784
  shares at June 30, 1994                                      18,758    18,421
Additional paid-in capital                                     17,416    16,324
Retained earnings                                              40,271    41,129
_______________________________________________________________________________
                TOTAL SHAREHOLDERS' EQUITY                     76,445    75,874
_______________________________________________________________________________
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $165,121  $154,773
===============================================================================
See Notes to Consolidated Financial Statements


Consolidated Statements of Income
Piccadilly Cafeterias, Inc.

_______________________________________________________________________________
                                (Amounts in thousands -- except per share data)
_______________________________________________________________________________
Year Ended June 30                               1995       1994       1993
_______________________________________________________________________________
Net sales                                       $287,848   $276,223   $271,460
Costs and expenses:
        Cost of sales                            163,830    155,411    158,777
        Other operating expense                   97,213     92,250     88,676
        General and administrative expense        13,845     13,541     13,324
        Interest expense                           5,024      3,089      3,521
        Other expense (income)                     1,295        379       (497)
_______________________________________________________________________________
                                                 281,207    264,670    263,801
_______________________________________________________________________________
INCOME BEFORE INCOME TAXES                         6,641     11,553      7,659
Provision for income taxes                         2,590      4,506      2,834
_______________________________________________________________________________
NET INCOME                                      $  4,051   $  7,047   $  4,825
===============================================================================
Weighted average number of shares outstanding     10,228     10,061      9,918
===============================================================================
Net income per share                            $   0.40   $   0.70    $  0.49
===============================================================================
See Notes to Consolidated Financial Statements



Consolidated Statements of Changes in Shareholders' Equity
Piccadilly Cafeterias, Inc.

_________________________________________________________________________________________
                                                                  (Amounts in thousands)
___________________________________________________________________________________________
                                                                  Additional
                                                  Common Stock      Paid-In     Retained
                                                Shares   Amount     Capital     Earnings
_________________________________________________________________________________________
BALANCES AT JUNE 30, 1992                        9,844   $ 17,898   $ 14,271    $ 38,849
Net income                                                                         4,825
Cash dividends declared                                                           (4,761)
Sales under employee stock purchase plan           124        226        669
Sales under dividend reinvestment plan              20         36        179
___________________________________________________________________________________________
BALANCES AT JUNE 30, 1993                        9,988     18,160     15,119       38,913
Net income                                                                          7,047
Cash dividends declared                                                            (4,831)
Sales under employee stock purchase plan           103        188        843
Sales under dividend reinvestment plan              27         48        242
Sales under employee stock option plan              14         25        120
___________________________________________________________________________________________
BALANCES AT JUNE 30, 1994                       10,132     18,421     16,324       41,129
Net income                                                                          4,051
Cash dividends declared                                                            (4,909)
Sales under employee stock purchase plan           133        242        755
Sales under dividend reinvestment plan              52         95        337
___________________________________________________________________________________________
BALANCES AT JUNE 30, 1995                       10,317   $ 18,758   $ 17,416     $ 40,271
==========================================================================================
See Notes to Consolidated Financial Statements


Consolidated Statements of Cash Flows
Piccadilly Cafeterias, Inc.

___________________________________________________________________________________________
                                                                   (Amounts in thousands)
___________________________________________________________________________________________

Year Ended June 30                                        1995        1994        1993
___________________________________________________________________________________________
OPERATING ACTIVITIES
Net income                                               $  4,051    $  7,047    $  4,825
Adjustments to reconcile net income to net cash
   provided by operating activities:
Depreciation                                               12,880      11,720      11,841
Costs associated with reserved units                       (1,165)     (1,587)     (2,309)
Provision for deferred income taxes (benefit)                (568)        878       4,183
Loss on disposition of assets                               1,880       1,336         126
Pension contributions in excess of pension expense           (313)     (1,157)     (1,289)
Changes in operating assets and liabilities:
   Accounts and notes receivable                               97         258         228
   Inventories                                               (476)      1,904         229
   Income taxes recoverable                                 1,320         610      (1,662)
   Other current assets                                       773        (483)         99
   Other assets                                                59         (56)        832
   Accounts payable                                            (6)      2,632         339
   Income taxes payable                                     1,038          --          --
   Accrued expenses and unit closing reserve                1,253         324        (660)
___________________________________________________________________________________________
        NET CASH PROVIDED BY OPERATING ACTIVITIES          20,823      23,426      16,782

INVESTING ACTIVITIES
   Purchases of property, plant and equipment             (26,942)    (31,895)     (9,917)
   Proceeds from sale of property, plant and equipment        251       1,472       1,370
   Proceeds from sales of marketable securities                --          --       1,671
___________________________________________________________________________________________
        NET CASH USED BY INVESTING ACTIVITIES             (26,691)    (30,423)     (6,876)


FINANCING ACTIVITIES
   Proceeds from short-term debt due to banks - net        20,577          --          --
   Payments on long-term debt                             (11,250)     (3,750)         --
   Proceeds from sales of Common Stock                      1,429       1,466       1,110
   Dividends paid                                          (4,888)     (4,813)     (4,761)
___________________________________________________________________________________________
   NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES         5,868      (7,097)     (3,651)
___________________________________________________________________________________________


Increase (decrease) in cash and cash equivalents               --     (14,094)      6,255
Cash and cash equivalents at beginning of year                 --      14,094       7,839
___________________________________________________________________________________________
Cash and cash equivalents at end of year                  $    --     $    --    $ 14,094
===========================================================================================

SUPPLEMENTARY CASH FLOW DISCLOSURES
   Income taxes paid (net of refunds received)            $   641     $ 2,708    $    414
===========================================================================================
   Interest paid                                          $ 4,288     $ 3,433    $  3,313
===========================================================================================
See Notes to Consolidated Financial Statements

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

INCOME TAXES. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax.

UNIT OPENING EXPENSES. Salaries and wages, training costs and other expenses of opening new units are charged to expense during the first month of the new unit's operation.

EARNINGS PER SHARE. Earnings per share of Common Stock are based on the weighted average number of shares outstanding.


Note B - Income Taxes

Significant components of the Company's deferred tax liabilities and assets are as follows:
                                                         (Amounts in thousands)
_______________________________________________________________________________
June 30                                                  1995          1994
_______________________________________________________________________________
Deferred tax liabilities:
  Property, plant and equipment                          $ 9,760       $11,932
  Inventories                                                839           840
_______________________________________________________________________________
                                                          10,599        12,772
_______________________________________________________________________________
Deferred tax assets:
  Unit closing reserves                                    2,232         2,704
  Intangible assets                                        2,517         2,524
  Accrued expenses--net                                       92           450
  Jobs tax credit carryforward                                --           452
  Minimum tax credit carryforward                            154           378
  NOL carryforward                                           233           325
_______________________________________________________________________________
                                                           5,228         6,833
_______________________________________________________________________________
Net deferred tax liabilities                             $ 5,371       $ 5,939
===============================================================================


The  components of the provision for income taxes are summarized as follows:

                                                         (Amounts in thousands)
_______________________________________________________________________________

Year Ended June 30                                1995      1994      1993
_______________________________________________________________________________
Current:
  Federal                                         $ 2,896   $ 3,079   $(1,034)
  State                                               262       549      (315)
_______________________________________________________________________________
                                                    3,158     3,628    (1,349)
_______________________________________________________________________________

Deferred:
  Federal                                            (703)    1,168     3,298
  State                                               135      (290)      885
_______________________________________________________________________________
                                                     (568)      878     4,183
_______________________________________________________________________________
Total provision for income taxes                  $ 2,590   $ 4,506   $ 2,834
===============================================================================

Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:
                                                         (Amounts in thousands)
_______________________________________________________________________________
Year Ended June 30                                1995      1994      1993
_______________________________________________________________________________
Income tax at statutory rate                      $ 2,258   $ 3,944   $ 2,604
  Add state income taxes, net of federal taxes        398       259       570
_______________________________________________________________________________
                                                    2,656     4,203     3,174
Tax credits                                          (125)     (244)       --
Other items                                            59       547      (340)
_______________________________________________________________________________
Total provision for income taxes                  $ 2,590   $ 4,506   $ 2,834
===============================================================================

The Company's tax returns are currently under examination by the Internal Revenue Service (IRS) for the fiscal years ended June 30, 1987 through 1992. The IRS has proposed adjustments to the Company's tax returns primarily related to the amortization of intangible assets and the timing of certain other deductions. At June 30, 1995 the Company had recorded reserves of $1,467,000, primarily for the estimated interest expense exposure related to the proposed adjustments.

Note C - Commitments
The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally being 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments, including $17,623,000 for units closed, as if June 30, 1995, are as follows:
                                                        (Amounts in thousands)
_______________________________________________________________________________
Year Ending June 30
_______________________________________________________________________________
1996                                                                 $  9,042
1997                                                                    8,914
1998                                                                    8,627
1999                                                                    8,475
2000                                                                    8,174
Subsequent                                                             53,607
_______________________________________________________________________________
                                                                       96,839
Less sublease income                                                    9,669
_______________________________________________________________________________
Net minimum lease commitments                                         $87,170
===============================================================================

The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rent expense for the periods shown below does not include these executory costs.

                                                        (Amounts in thousands)
_______________________________________________________________________________
Year Ended June 30                                 1995       1994       1993
_______________________________________________________________________________
Minimum rentals                                $  8,209   $  7,894   $  7,627
Contingent rentals                                2,576      2,813      3,032
_______________________________________________________________________________
Total                                          $ 10,785   $ 10,707   $ 10,659
===============================================================================

Note D - Long-Term Debt and Lines of Credit

                                                        (Amounts in thousands)
_______________________________________________________________________________
June 30                                                       1995        1994
_______________________________________________________________________________
10.15%  senior  notes, due in equal, annual installments
  of $6,000,000 beginning January 31, 1995, and ending
  January 31, 1999 (Fair value at June 30, 1995 --
  $26,171,000;  June 30, 1994 - $33,336,000)               $24,000     $30,000
Note payable to bank, due in equal, quarterly instalments
  of $750,000 beginning July 1, 1993, and a balloon
  payment of $4,500,000 due January 1, 1995 (Fair value
  at June 30, 1994 - $5,250,000)                               ---       5,250
_______________________________________________________________________________
Total                                                      $24,000     $35,250
===============================================================================

The fair value of the Company's long-term borrowing is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

In January 1989, the Company issued unsecured senior notes in the principal amount of $30,000,000 at an interest rate of 10.15%. The maturities for the remaining years following June 30, 1995, are as follows: 1996-$6,000,000,
1997-$6,000,000,  1998-$6,000,000,  1999-$6,000,000.    The   Company   has  a
prepayment option, subject to a premium, which can be exercised at any time during the term of the senior notes. This facility contains covenants which include provisions for the maintenance of net worth and limitations on the level of liabilities. At June 30, 1995, the Company was in compliance with all such covenants.

The Company has two line-of-credit arrangements with two banks under which up to $30,000,000 can be borrowed. At June 30, 1995, $9,460,000 was available under these agreements. The weighted average interest rate on short-term borrowings at June 30, 1995 is 8.30%

The Company capitalized  interest  costs  of  $339,000 in 1995 and $300,000 in
1994 with respect to qualifying construction.   Total  interest  cost incurred
was $5,363,000 in 1995 (see Note B), $3,389,000 in 1994 and $3,521,000 in 1993.

Note E - Pension and Bonus Plan
The Company has a pension plan covering substantially all employees who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 1995 and June 30, 1994.

The following tables set forth the plan's funded status and amounts recognized in the Company's financial statements.

                                                        (Amounts in thousands)
_______________________________________________________________________________
June 30                                                     1995       1994
_______________________________________________________________________________
Accumulated  benefit obligations, including vested
  benefits of $37,167,000 in 1995 and $30,456,000 in
  1994.                                                    $39,027    $33,885
===============================================================================
Fair value of plan assets                                  $42,502    $39,655
Projected benefit obligation                                45,664     39,477
_______________________________________________________________________________
Plan assets over(under) projected benefit obligation        (3,162)       178
Unrecognized transition amount                                (698)    (1,525)
Unrecognized prior service cost                                (45)       (50)
Unrecognized net loss                                        9,893      7,071
_______________________________________________________________________________
Prepaid pension cost included in other non-current assets  $ 5,988    $ 5,674
===============================================================================

                                                        (Amounts in thousands)
_______________________________________________________________________________
Year Ended June 30                                1995      1994      1993
_______________________________________________________________________________
Net pension expense:
Service cost                                      $ 1,733   $ 1,673   $ 1,653
Interest cost on projected benefit obligation       3,093     2,912     2,680
Actual return on plan assets                       (3,305)   (1,401)   (2,541)
Net amortization and deferral                        (788)   (2,749)   (1,346)
_______________________________________________________________________________
                                                  $   733   $   435   $   446
===============================================================================

_______________________________________________________________________________
June 30                                           1995      1994      1993
_______________________________________________________________________________
Actuarial assumptions:
  Discount rate                                   8.0%      8.25%     8.25%
  Compensation increases                          4.0%      4.0%      4.0%
  Long-term rate of return                        9.0%      9.0%      9.0%


The Company also provides bonus compensation to cafeteria and restaurant managers based on unit profitability. Charges to expense for such compensation amounted to $10,088,000, $9,982,000, and $9,305,000 during 1995, 1994 and
1993, respectively.

Note F - Common Stock
On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. The Company has reserved 500,000 shares for issuance under the plan. Common Shares issued under the plan were 52,212 and 26,366 for the years ended June 30, 1995 and 1994, respectively. At June 30, 1995, there were 355,457 unissued Common Shares reserved under the plan.

On November  2,  1987,  the  Company's  stockholders  adopted  the  Piccadilly
Cafeterias, Inc. Employee Stock Purchase Plan. Under the plan, eligible employees may be granted options to purchase up to 1,500 shares of Common Stock annually. Options are exercisable at 85% of the applicable market value provided that this value is greater than book value per share. If 85% of the applicable market value is less than book value per share, options are exercisable at book value per share. Options are exercisable at the applicable market value if the applicable market value is less than book value per share. The applicable market value is the lower of the beginning of the plan year and the end of the plan year market price. Book value per share is determined as of the most recent audited balance sheet date. The Company has reserved 1,000,000 shares of stock for issuance under the plan. Common Shares issued under the plan were 132,950 and 103,230 for the years ended June 30, 1995 and 1994, respectively. At June 30, 1995, there were 293,515 unissued shares reserved under the plan.

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

On November 1, 1993, the Company's stockholders approved the Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993 Plan). Under the terms of the plan, which amends and restates the Piccadilly Cafeterias, Inc. 1988 Stock Option Plan (the 1988 Plan), incentive stock options and non-qualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares and cash awards may be granted to officers or key employees. Options to purchase shares of the Company's Common Stock may be issued at no less than 100% of the fair market value on the date of grant. The Company has reserved 1,000,000 shares, in total, for issuance under the 1988 and 1993 Plans. Transactions under the restated Plan for the last three fiscal years are summarized as follows:

                                (Dollars in thousands -- except per share data)
_______________________________________________________________________________
                                                Common        Option Price
                                                 Stock     Per Share
                                                 Shares    Average      Total
_______________________________________________________________________________
 OUTSTANDING AT JUNE 30, 1992                  1,000,000               $11,079
Canceled                                         (34,000)  $ 14.09        (480)
Granted                                           14,000     12.75         179
_________________________________________________________              ________
 OUTSTANDING AT JUNE 30, 1993                    980,000                10,778
Canceled                                         (60,500)    14.00        (847)
Exercised                                        (14,000)    10.38        (145)
Granted                                           67,500     10.61         716
_________________________________________________________              ________
 OUTSTANDING AT JUNE 30, 1994                    973,000                10,502
Canceled                                             ---      ---          ---
Granted                                              ---      ---          ---
_________________________________________________________              ________
OUTSTANDING AT JUNE 30, 1995                     973,000               $10,502
=========================================================              ========

Note G - Quarterly Results of Operations (Unaudited)
The following is a tabulation of the unaudited quarterly results of operations for the two years ended June 30, 1995.

                                                (Amounts in thousands -- except per share data)
_____________________________________________________________________________________________________________
                                   Year Ended June 30, 1995                   Year Ended June 30, 1994
_____________________________________________________________________________________________________________
                               9/30     12/31     3/31     6/30        9/30     12/31     3/31      6/30
Net sales                     $70,779  $73,411   $69,066  $74,592     $69,064  $71,175   $66,733   $69,251
Cost of sales and other
  operating expense            64,564   65,925    62,419   68,135      61,922   63,109    59,730    62,900
Net income                        877    1,834     1,203      137       1,950    2,333     1,687     1,077
Net income per share          $   .09      .18       .12      .01         .20      .23       .17       .11


During the quarter ended June 30, 1995, the Company recorded reserves of $1,467,000 ($895,000 after-tax or $0.09 per share) to establish a reserve for interest and taxes associated with examinations of the Company's tax returns for 1987 through 1992. See Note B for further discussion. Also included in the quarter ended June 30, 1995 is a $660,000 ($403,000 after-tax or $0.04 per share) charge for the write-off of costs related to the Company's deluxe remodeling program which was canceled during the year ended June 30, 1995.