Form 10-K, Exhibit 13
period 1995-06-30
PICCADILLY CAFETERIAS INC
filed 1995-09-28
CIK 277923

EXHIBIT 13(e)

Auditors' Report
Piccadilly Cafeterias, Inc.

Report of Ernst & Young LLP, Independent Auditors

Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

\s\ Ernst & Young LLP
New Orleans, Louisiana
July 31, 1995