Form 10-K, Exhibit 13
period 1996-06-30
PICCADILLY CAFETERIAS INC
filed 1996-09-27
CIK 277923

EXHIBIT 13(a)


Selected Financial Data
Piccadilly Cafeterias, Inc.

                   (Amounts in thousands--except per share data and number of employees)
- ----------------------------------------------------------------------------------------
Year Ended June 30             1996       1995        1994        1993        1992
- ----------------------------------------------------------------------------------------
Net sales                   $300,550    $287,848    $276,223    $271,460    $295,114
Cost of sales                171,224     163,830     155,411     158,777     166,900
Other operating expense      101,459      97,213      92,250      88,676      99,892
Net income (loss)                385 (A)   4,051       7,047       4,825     (24,586)(B)
Per share data:
  Net income (loss)              .04 (A)     .40         .70         .49       (2.51)(B)
  Cash dividends                 .48         .48         .48         .48         .48
Total assets                 148,280      65,121     154,773     152,618     152,906
Cash and cash equivalents        ---         ---         ---      14,094       9,438
Long-term debt                25,700      18,000      24,000      36,000      39,000
Shareholders' equity          73,293      76,445      75,874      72,192      71,018
Operating cash flow           21,404      20,823      23,426      16,782      23,675
Number of employees            8,500       7,600       7,300       7,600       8,700


(A) Includes $5,830,000 ($.56 per share) for the after-tax effect of the write-down of long-lived assets in accordance with SFAS 121 (See Note 2 for further discussion).

(B) Includes $30,904,000 ($3.14 per share) for the after-tax effect of the write-off of intangible assets related to the Ralph & Kacoo's acquisition on December 2, 1988 and estimated disposition costs of 15 cafeteria and restaurant operating units.

                   ___________________________________