Form 10-K, Exhibit 13
period 1996-06-30
PICCADILLY CAFETERIAS INC
filed 1996-09-27
CIK 277923

EXHIBIT 13(b)

Stock Information
Piccadilly Cafeterias, Inc.

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two fiscal years. As of July 29, 1996 there were approximately 2,716 record holders of the Company's Common Stock.

- -------------------------------------------------------------------------------------------------------------
                                            Per Share                                               Per Share
                  Quarter    High     Low     Cash                         Quarter   High     Low     Cash
                                            Dividends                                               Dividends
- ------------------------------------------------------------------------------------------------------------
Fiscal year ended   1st    $ 8.88   $ 7.75    $.12    Fiscal year ended     1st    $10.25   $ 7.75    $.12
June 30, 1996       2nd     10.88     7.88     .12    June 30, 1995         2nd      8.50     7.50     .12
                    3rd      9.88     8.75     .12                          3rd      9.38     7.63     .12
                    4th     10.63     9.38     .12                          4th      9.63     8.50     .12
                   ___________________________________