Form 10-K, Exhibit 13
period 1996-06-30
PICCADILLY CAFETERIAS INC
filed 1996-09-27
CIK 277923

EXHIBIT 13(c)

Management's Discussion and Analysis of Financial Condition and Results of Operations

Piccadilly Cafeterias, Inc.
Liquidity and Capital Resources


During 1996, cash generated from operations of $21,348,000 combined with cash from available lines of credit were used primarily to fund $5,006,000 of net capital expenditures, $13,320,000 of debt reductions, and $4,979,000 of dividends. Working capital increased $19,021,000 as the Company restructured its $21,020,000 short-term obligations at March 31, 1996 into long-term facilities. These facilities include line-of-credit arrangements with two banks for which up to $38,500,000 can be borrowed.

For 1997, total capital expenditures are expected to approximate $8,100,000 and will include construction of two new cafeteria units and minor remodels to 18 existing cafeterias and restaurants. Also during 1997, $6,000,000 of the 10.15% senior notes will become due. Management anticipates that cash generated from operations will be sufficient to fund capital expenditures, dividends, and maturing debt for 1997.

Results of Operations

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995. Same-store customer counts increased in eleven of the twelve months of 1996. These increases reverse trends of same-store customer count decreases in 1995. Management believes that these customer count gains were accomplished with enhanced customer service and expanded menu selections.

Cafeteria sales for 1996 increased $9,685,000, or 3.7%, from 1995. Same-store sales increased 3.4% as same-store customer counts increased 2.3%. The customer check average increased 1.0% from $5.38 for 1995 to $5.43 for 1996.

Ralph & Kacoo's restaurant sales increased $2,924,000, or 11.6%, resulting primarily from the opening of one restaurant during the fourth quarter of 1995. Same-store sales decreased 3.4%.

General and administrative expense for the first quarter of fiscal 1996 includes a $1,300,000 severance charge resulting from the elimination of approximately 100 jobs.

During 1996 and 1995, operating profits (net sales less cost of sales and other operating expenses) were 9.3% of net sales. Food costs as a percentage of sales increased 0.1% and labor costs as a percentage of sales were unchanged compared to the prior year.

Three cafeteria units were closed in 1996 while one unit was opened.

Other expense (income) for 1996 improved $1,474,000 compared to 1995, primarily as a result of the 1995 non-cash write-offs related to the Company's "deluxe" remodeling program.

General and administrative expense (net of severance costs included in both periods) as a percentage of sales improved from 4.7% in 1995 to 3.8% in
 1996.  This  decrease is attributable to reduced corporate expenses.

Interest expense increased $229,000 in 1996. The Company recorded an additional $1,528,000 charge for interest associated with the anticipated outcome of open examinations of the Company's tax returns for 1987 through 1992 by the Internal Revenue Service. This reserve relates primarily to deferrals in the timing of certain deductions taken by the Company including amortization of the intangible assets acquired in the purchase of Ralph & Kacoo's in 1989. The Company continues to contest certain of these adjustments. However, based on the results of recent negotiations with the Internal Revenue Service, the Company has determined that some adjustment to the timing of deductions will be required in addition to that provided for in 1995.

During the fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The initial, non-cash charge in connection with the adoption of SFAS 121 was $9,404,000 ($5,830,000 after-tax or $.56 per share). Twelve of the Company's operating units were impacted by SFAS 121. As the initial charge was based upon estimated cash flow forecasts requiring considerable management judgment, future charges, though not of the magnitude of the initial charge, are reasonably possible. These charges will generally arise as estimates used in the evaluation and measurement of impairment upon adoption of SFAS 121 are refined based upon new information or as a result of future events or changes in circumstances that cause operating units to be impaired.

As of June 30, 1996, the Company had eight properties related to closed units for which it has continuing rent obligations not offset by sublease arrangements. Several of these properties are under varying stages of sublease negotiation. Management will continue to pursue disposition of those properties at terms favorable to the Company.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994. Cafeteria sales for 1995 increased $9,807,000, or 3.9%, from 1994. The customer check average increased 3.3% from $5.22 for 1994 to $5.38 for 1995, primarily due to price increases. Same-store customer counts decreased 1.0%.

Ralph & Kacoo's restaurant sales increased $1,818,000, or 7.8%, resulting primarily from the opening of one restaurant during the fourth quarter of 1995. Same-store sales increased 1.5%.

During 1995, operating profits (net sales less cost of sales and other operating expenses) deteriorated from 10.3% of net sales to 9.3% of net sales. Food costs and labor costs as a percentage of sales increased 0.2% and 0.4%, respectively. Other operating expenses increased from 33.4% of net sales for 1994 to 33.8% of net sales for 1995.

Five cafeteria units were opened in 1995 while three cafeteria units were closed. All of these closed units had substantially reached the end of their respective lease terms.

Other expense for 1995 increased $916,000 compared to 1994. During 1995, non-cash write-offs related to the Company's "deluxe" remodeling program totaled $1,393,000.

General and administrative expense included a charge for severance benefits totaling $361,000 ($220,000 after-tax or $.02 per share).

Interest expense increased $1,935,000  from  $3,089,000 in 1994 to $5,024,000 in 1995. The increase was partially attributable to increased short-term borrowings arising from the Company's level of capital expenditures. Additionally, the Company recorded a $1,200,000 charge to establish a reserve for interest associated with the anticipated outcomes of open examinations of the Company's tax returns for 1987 through 1992 by the Internal Revenue Service.

KNOWN TRENDS OR UNCERTAINTIES. The Company believes that the minimum wage legislation recently adopted will not have a material impact on the Company's earnings and the resulting increase in costs will be offset through selling price increases.

Most of the Company's operating costs are subject to inflationary pressures. Historically, the Company has generally been able to maintain its operating margins through increases in selling prices.

The Company is not aware of other material trends that may be expected to cause reported financial information not to be indicative of future operating results or of future financial condition.