Form 10-K, Exhibit 13
period 1996-06-30
PICCADILLY CAFETERIAS INC
filed 1996-09-27
CIK 277923

EXHIBIT 13(d)

                    Consolidated Balance Sheets
                    Piccadilly Cafeterias, Inc.
                    -------------------------------------------------------------------------------
                                                                             (Amounts in thousands)
                    -------------------------------------------------------------------------------
                    Balances at June 30                                            1996      1995
                    -------------------------------------------------------------------------------
                    Assets
                    CURRENT ASSETS
                          Accounts and notes receivable                              619        482
                          Inventories                                             10,087     10,584
                          Deferred income taxes                                    2,434      1,416
                          Other current assets                                       579        627
                     -------------------------------------------------------------------------------
                                TOTAL CURRENT ASSETS                              13,719     13,109

                     PROPERTY, PLANT & EQUIPMENT

                          Land                                                    20,437     20,429
                          Buildings and leasehold improvements                   112,550    114,832
                          Furniture and fixtures                                  96,526     95,538
                          Machinery and equipment                                 14,267     14,607
                          Construction in progress                                 1,644      3,098
                     -------------------------------------------------------------------------------
                                                                                 245,424    248,504
                          Less allowances for depreciation and unit closings     116,412    103,245
                     -------------------------------------------------------------------------------
                                NET PROPERTY, PLANT AND EQUIPMENT                129,012    145,259

                     OTHER ASSETS                                                  5,549      6,753
                     -------------------------------------------------------------------------------
                     TOTAL ASSETS                                               $148,280   $165,121
                     -------------------------------------------------------------------------------

                     Liabilities and Shareholders' Equity
                     CURRENT LIABILITIES
                          Short-term debt due to banks                               ---     20,577
                          Accounts payable                                         8,387      8,964
                          Accrued interest                                         3,588      2,248
                          Accrued salaries, benefits and related taxes            14,191     12,491
                          Accrued rent                                             4,671      4,457
                          Other accrued expenses                                   3,632      4,143
                          Current portion of long-term debt                        6,000      6,000
                      -------------------------------------------------------------------------------
                                TOTAL CURRENT LIABILITIES                         40,469     58,880

                     Long-term Debt, less current portion                         25,700     18,000
                     Deferred Income Taxes                                         3,768      6,787
                     Reserve for Unit Closings                                     5,050      5,009

                     SHAREHOLDERS' EQUITY

                     Preferred Stock, no par value; authorized 50,000,000 shares;
                       issued and outstanding: none                                  ---        ---
                     Common Stock, no par value, stated value $1.82 per share;
                       authorized  100,000,000 shares; issued and outstanding:
                       10,503,368 shares at June 30, 1996, and 10,316,946 shares
                       at June 30, 1995                                           19,096     18,758
                     Additional paid-in capital                                   18,555     17,416
                     Retained earnings                                            35,642     40,271
                     --------------------------------------------------------------------------------
                                 TOTAL SHAREHOLDERS' EQUITY                       73,293     76,445
                     -------------------------------------------------------------------------------
                     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $148,280   $165,121
                     -------------------------------------------------------------------------------
                     See Notes to Consolidated Financial Statements

                    Consolidated Statements of Income
                    Piccadilly Cafeterias, Inc.

                     -------------------------------------------------------------------------------
                                                   (Amounts in thousands -- except per share data)|
                     --------------------------------------------------------------------------------
                     Year Ended June 30                                    1996      1995      1994
                     --------------------------------------------------------------------------------
                     Net sales                                           $300,550  $287,848  $276,223
                     Costs and expenses:
                          Cost of sales                                   171,224   163,830   155,411
                          Other operating expense                         101,459    97,213    92,250
                          Provision for unit impairments and closings       9,404       ---       ---
                          General and administrative expense               12,761    13,845    13,541
                          Interest expense                                  5,253     5,024     3,089
                          Other expense (income)                             (179)    1,295       379
                     --------------------------------------------------------------------------------
                                                                          299,922   281,207   264,670
                     --------------------------------------------------------------------------------
                     INCOME BEFORE INCOME TAXES                               628     6,641    11,553
                     Provision for income taxes                               243     2,590     4,506
                     --------------------------------------------------------------------------------
                     NET INCOME                                          $    385  $  4,051  $  7,047
                     --------------------------------------------------------------------------------
                     Weighted average number of shares outstanding         10,401    10,228    10,061
                     --------------------------------------------------------------------------------
                     Net income per share                                $   0.04   $  0.40  $   0.70
                     --------------------------------------------------------------------------------
                    See Notes to Consolidated Financial Statements

                    Consolidated Statements of Changes in Shareholders' Equity
                    Piccadilly Cafeterias, Inc.

                     -------------------------------------------------------------------------------
                                                                            (Amounts in thousands)
                     -------------------------------------------------------------------------------
                                                                                 Additional
                                                                  Common Stock     Paid-In   Retained
                                                                Shares    Amount   Capital   Earnings
                     --------------------------------------------------------------------------------
                     BALANCES AT JUNE 30, 1993                   9,888   $18,160  $15,119    $38,913
                     Net income                                                                7,047
                     Cash dividends declared                                                  (4,831)
                     Sales under employee stock purchase plan      103       188      843
                     Sales under dividend reinvestment plan         27        48      242
                     Sales under employee stock option plan         14        25      120
                     -------------------------------------------------------------------------------
                     BALANCES AT JUNE 30, 1994                  10,132    18,421   16,324     41,129
                     Net income                                                                4,051
                     Cash dividends declared                                                  (4,909)
                     Sales under employee stock purchase plan      133       242      755
                     Sales under dividend reinvestment plan         52        95      337
                     -------------------------------------------------------------------------------
                     BALANCES AT JUNE 30, 1995                  10,317    18,758   17,416     40,271
                     Net income                                                                  385
                     Cash dividends declared                                                  (4,995)
                     Sales under employee stock purchase plan      120       218      671
                     Sales under dividend reinvestment plan         16        30      108        (19)
                     Sales under employee stock option plan         50        90      360
                     -------------------------------------------------------------------------------
                     BALANCES AT JUNE 30, 1996                  10,503   $19,096  $18,555    $35,642
                     -------------------------------------------------------------------------------
                     See Notes to Consolidated Financial Statements

                    Consolidated Statements of Cash Flows
                    Piccadilly Cafeterias, Inc.

                     -------------------------------------------------------------------------------
                                                                            (Amounts in thousands)
                     -------------------------------------------------------------------------------
                     Year Ended June 30                                   1996       1995   1994
                     -------------------------------------------------------------------------------
                     OPERATING ACTIVITIES
                      Net income                                        $    385   $  4,051  $  7,047
                      Adjustments to reconcile net income to net cash
                          provided by operating activities:
                          Depreciation                                    12,916     12,880    11,720
                          Costs associated with reserved units            (1,092)    (1,165)   (1,587)
                          Provision for unit impairments and closings      9,404        ---       ---
                          Provision for deferred income taxes (benefit)   (4,037)      (568)      878
                          Loss on disposition of assets                       50      1,880     1,336
                          Pension expense - net of contributions           1,036       (313)   (1,157)
                          Changes in operating assets and liabilities:
                              Accounts and notes receivable                 (137)        97       258
                              Inventories                                    497       (476)    1,904
                              Other current assets                            48      2,093       127
                              Other assets                                   168         59       (56)
                              Accounts payable                             (577)     (2,634)    2,682
                              Accrued interest                             1,340        980       (97)
                              Accrued expenses                             1,403      3,939       371
                     ---------------------------------------------------------------------------------
                              NET CASH PROVIDED BY OPERATING ACTIVITIES   21,404     20,823    23,426

                     INVESTING ACTIVITIES
                          Purchases of property, plant and equipment      (6,887)   (26,942)  (31,895)
                          Proceeds from sale of property, plant and
                              equipment                                    1,881        251     1,472
                     ---------------------------------------------------------------------------------
                              NET CASH USED BY INVESTING ACTIVITIES       (5,006)   (26,691)  (30,423)

                     FINANCING ACTIVITIES
                          Proceeds from short-term debt due to banks -
                              net                                        (20,577)    20,577       ---
                          Proceeds from long-term debt                    21,020        ---       ---
                          Payments on long-term debt                     (13,320)   (11,250)   (3,750)
                          Proceeds from sales of Common Stock              1,458      1,429     1,466
                          Dividends paid                                  (4,979)    (4,888)   (4,813)
                     ---------------------------------------------------------------------------------
                               NET CASH PROVIDED (USED) BY FINANCING     (16,398)     5,868    (7,097)
                                   ACTIVITIES
                     ---------------------------------------------------------------------------------

                     Decrease in cash and cash equivalents                   ---        ---   (14,094)
                     Cash and cash equivalents at beginning of year          ---        ---    14,094
                     ---------------------------------------------------------------------------------
                     Cash and cash equivalents at end of year           $    ---   $    ---  $    ---
                     ---------------------------------------------------------------------------------

                     SUPPLEMENTARY CASH FLOW DISCLOSURES
                          Income taxes paid (net of refunds received)   $  4,389   $    641  $  2,708
                     ---------------------------------------------------------------------------------
                          Interest paid                                 $  3,913   $  4,288  $  3,433
                     ---------------------------------------------------------------------------------
                     See Notes to Consolidated Financial Statements

Notes To Consolidated Financial Statements
Piccadilly Cafeterias, Inc.

Note 1- Significant Accounting Policies

USE OF ESTIMATES. The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment (PP&E) is stated at cost, except for PP&E that have been impaired, for which the carrying amount is reduced to estimated fair value. Depreciation is provided using the straight-line method for financial reporting purposes on the following estimated useful lives:

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

LONG-LIVED ASSETS. The Company reviews long-lived assets to be held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment. Assets are evaluated for impairment at the operating unit level. An asset is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company generally estimates fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate cash flows. Accordingly, it is reasonably possible that actual results could vary significantly from such estimates.

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

STOCK-BASED COMPENSATION. The Company accounts for its stock compensation arrangements under the provision of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," but is reviewing the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company has not yet finalized its review of the provisions of this statement, and accordingly, has not yet determined whether it will adopt SFAS No. 123 for expense recognition purposes, or continue to follow APB Opinion No. 25, and make the proforma information disclosures required under the new standard.

EARNINGS PER SHARE. Earnings per share of Common Stock are based on the weighted average number of shares outstanding.

RECLASSIFICATIONS. Certain balances in prior fiscal years have been reclassified to conform with the presentation adopted in the current fiscal year.


Note 2-Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during the fourth quarter of 1996. The initial, noncash charge in connection with the adoption of SFAS 121 was $9,404,000 ($5,830,000 after-tax or $.56 per share), which included $4,668,000 ($2,894,000 after-tax or $.28 per share) related to four operating units for which closure decisions were made during the fourth quarter. The initial charge represented a reduction of the carrying amounts of the impaired assets to their estimated fair value, as determined by using discounted estimated future cash flows, and a reserve for future rental commitments. Under the Company's previous accounting policy, long-lived assets to be held and used were evaluated as a group for impairment on a market by market basis. Because of the strong operating profit history and prospects for each market, no impairment evaluation had been required for fiscal 1995 or 1994 under the Company's previous accounting policy.


Note 3 - Income Taxes
Significant components of the Company's deferred tax liabilities  and assets are as follows:
                                                  (Amounts in thousands)
- ------------------------------------------------------------------------
June 30                                                1996     1995
- ------------------------------------------------------------------------
Deferred tax liabilities:
  Property, plant and equipment                      $ 7,507  $ 9,760
  Inventories                                            871      839
- ------------------------------------------------------------------------
                                                       8,378   10,599
- ------------------------------------------------------------------------
Deferred tax assets:
  Unit closing reserves                                3,594    2,232
  Intangible assets                                    2,304    2,517
  Accrued expenses--net                                  988       92
  Minimum tax credit carryforward                        ---      154
  NOL carryforward                                       158      233
- ------------------------------------------------------------------------
                                                       7,044    5,228
- ------------------------------------------------------------------------
Net deferred tax liabilities                         $ 1,334    5,371
- ------------------------------------------------------------------------

The components of the provision for income taxes are summarized as follows:

                                                (Amounts in thousands)
- -------------------------------------------------------------------------
Year Ended June 30                              1996     1995     1994
- -------------------------------------------------------------------------
Current:
  Federal                                     $ 3,752  $ 2,896  $ 3,079
  State                                           528      262      549
- -------------------------------------------------------------------------
                                                4,280    3,158    3,628
- -------------------------------------------------------------------------

Deferred:
  Federal                                      (3,588)    (703)   1,168
  State                                          (449)     135     (290)
- -------------------------------------------------------------------------
                                               (4,037)    (568)     878
- -------------------------------------------------------------------------
Total provision for income taxes              $   243  $ 2,590  $ 4,506
- -------------------------------------------------------------------------

Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:

                                                (Amounts in thousands)
- -------------------------------------------------------------------------
Year Ended June 30                              1996     1995     1994
- -------------------------------------------------------------------------
Income tax at statutory rate                  $   217  $ 2,258  $ 3,944
  Add state income taxes, net of federal taxes     79      398      259
- -------------------------------------------------------------------------
                                                  296    2,656    4,203

Tax credits                                       (78)    (125)    (244)
Other items                                        25       59      547
- -------------------------------------------------------------------------
Total provision for income taxes              $   243  $ 2,590   $4,506
- -------------------------------------------------------------------------

The Company's tax returns are currently under examination by the Internal Revenue Service (IRS) for the fiscal years ended June 30, 1987 through 1992. The IRS has proposed adjustments to the Company's tax returns primarily related to the amortization of intangible assets and the timing of certain
other  deductions.   At  June  30,  1996  the Company  had recorded reserves
of $2,728,000, primarily for the estimated interest expense exposure related to the proposed adjustments.

Note 4 - Commitments
The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally being 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments as of June 30, 1996, including $16,162,000 for closed units are as follows:

                                                       (Amounts in thousands)
- -----------------------------------------------------------------------------
Year Ending June 30
- -----------------------------------------------------------------------------
1997                                                              $  9,014
1998                                                                 8,611
1999                                                                 8,462
2000                                                                 8,179
2001                                                                 7,682
Subsequent                                                          46,022
- -----------------------------------------------------------------------------
                                                                    87,970
Less sublease income                                                 9,113
- -----------------------------------------------------------------------------
Net minimum lease commitments                                      $78,857
- -----------------------------------------------------------------------------

The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rent expense for the periods shown below does not include these executory costs.

                                                  (Amounts in thousands)
- ----------------------------------------------------------------------------
Year Ended June 30                               1996      1995      1994
- ----------------------------------------------------------------------------
Minimum rentals                               $  7,966  $  8,209  $  7,894
Contingent rentals                               2,728     2,576     2,813
- ----------------------------------------------------------------------------
Total                                          $10,694   $10,785   $10,707
- ----------------------------------------------------------------------------

Note 5 - Long-Term Debt and Lines of Credit

                                                       (Amounts in thousands)
- -----------------------------------------------------------------------------
June 30                                                     1996      1995
- -----------------------------------------------------------------------------
  10.15% senior notes, due in equal, annual
installments of $6,000,000 on January  31, 1997,
and January 31, 1998 (Fair value at June 30, 1996
- - $12,112,000;  June 30, 1995 - $26,171,000)              $12,000    $24,000

  Note payable to bank, due at maturity on September 30,
1999 (Amount available at June 30, 1996 - $18,800,000;
fair value at June 30, 1996 -  $11,200,000)                11,200        ---

  Note payable to bank, due in installments of $1,500,000
on September 30, 1997 and $7,000,000  on September 30,
1998  (Fair value at June 30, 1996 - $8,500,000)            8,500        ---
- -----------------------------------------------------------------------------
                                                           31,700     30,000

Less current portion                                       (6,000)    (6,000)
- -----------------------------------------------------------------------------
Total long-term debt, net of current portion              $25,700    $18,000
- -----------------------------------------------------------------------------

The aggregate maturities of long-term debt for the remaining years following June 30, 1996, are as follows: 1997 - $6,000,000, 1998 - $7,500,000, 1999 -
$7,000,000, 2000 - $11,200,000. The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

In January 1989, the Company issued unsecured senior notes in the principal amount of $30,000,000 at an interest rate of 10.15%. The Company has a prepayment option, subject to a premium, which can be exercised at any time during the term of the senior notes. This facility contains covenants which include provisions for the maintenance of net worth and limitations on the level of liabilities. At June 30, 1996, the Company was in compliance with all such covenants.

In April 1996, the Company entered into line-of-credit agreements with two banks. Both facilities are unsecured and bear interest based on applicable rates and margins. The interest rate in effect at June 30, 1996 (6.875%) on the $11,200,000 note payable was based upon London InterBank Offered Rate (LIBOR) plus 1.25%. The interest rate in effect at June 30, 1996 (7.375%) on the $8,500,000 note payable was based upon LIBOR plus 1.75%. These facilities contain covenants which include provisions for the maintenance of net worth, limitations on the level of liabilities, and requirements for minimum coverage of fixed charges. At June 30, 1996, the Company was in compliance with all such covenants. Both facilities contain prepayment options, without penalty, which can be exercised at any time during the term of the agreement.

The Company capitalized interest costs of $85,000 in 1996, and $339,000 in 1995, and $300,000 in 1994 with respect to qualifying construction. Total interest cost incurred was $5,338,000 in 1996, $5,363,000 in 1995, and $3,389,000 in 1994 including interest reserves relating to IRS examinations (See Note 3) of $1,528,000 in 1996 and $1,200,000 in 1995.

Note 6 - Pension and Bonus Plan
The Company has a pension plan covering substantially all employees who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 1996 and June 30, 1995.

The following tables set forth the plan's funded status and amounts recognized in the Company's financial statements.

                                              (Amounts in thousands)
- ------------------------------------------------------------------------------
June 30                                                        1996    1995
- ------------------------------------------------------------------------------
Accumulated benefit obligations, including vested
benefits of $40,770,000 in 1996 and $37,167,000 in 1995      $39,027  $43,410
- ------------------------------------------------------------------------------
Fair value of plan assets                                    $42,502  $46,257
Projected benefit obligation                                  51,144   45,664
- ------------------------------------------------------------------------------
Plan assets over (under) projected benefit obligation         (4,887)  (3,162)
Unrecognized transition amount                                   ---     (698)
Unrecognized prior service cost                                  (40)     (45)
Unrecognized net loss                                          9,878    9,893
- ------------------------------------------------------------------------------
Prepaid pension cost Included in other non-current assets      4,951    5,988
- ------------------------------------------------------------------------------

                                                       (Amounts in thousands)
- ------------------------------------------------------------------------------
Year Ended June 30                                    1996     1995     1994
- ------------------------------------------------------------------------------
Net pension expense:
Service cost                                        $ 1,854  $ 1,733  $ 1,673
Interest cost on projected benefit obligation         3,569    3,093    2,912
Actual return on plan assets                         (5,187)  (3,305)  (1,401)
Net Amortization and deferral                         1,084     (788)  (2,749)
- ------------------------------------------------------------------------------
                                                    $ 1,320      733      435
- ------------------------------------------------------------------------------
June 30                                               1996      1995     1994
- ------------------------------------------------------------------------------
Actuarial assumptions:
Discount rate                                         8.0%      8.0%     8.25%
Compensation increases                                4.0%      4.0%     4.0%
Long-term rate of return                              9.0%      9.0%     9.0%

The Company also provides bonus compensation to cafeteria and restaurant managers based on unit profitability. Charges to expense for such compensation amounted to $10,197,000, $10,088,000, and $9,982,000 during 1996, 1995 and
1994, respectively.

Note 7 - Common Stock
On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. The Company has reserved 500,000 shares for issuance under the plan. Common Shares issued under the plan were 16,502 and 52,212 for the years ended June 30, 1996 and 1995, respectively. At June 30, 1996, there were 338,955 unissued Common Shares reserved under the plan.

On November 2, 1987, the Company's stockholders adopted the Piccadilly Cafeterias, Inc. Employee Stock Purchase Plan. Under the plan, eligible employees may be granted options to purchase up to 1,500 shares of Common Stock annually. Options are exercisable at 85% of the applicable market value provided that this value is greater than book value per share. If 85% of the applicable market value is less than book value per share, options are exercisable at book value per share. Options are exercisable at the applicable market value if the applicable market value is less than book value per share. The applicable market value is the lower of the beginning of the plan year and the end of the plan year market price. Book value per share is determined as of the most recent audited balance sheet date. The Company has reserved 1,000,000 shares of stock for issuance under the plan. Common Shares issued under the plan were 119,918 and 132,950 for the years ended June 30, 1996 and 1995, respectively. During the year ended June 30, 1996, the Company terminated the plan.

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


                              (Dollars in thousands -- except per share data)
- --------------------------------------------------------------------------------
                                                             Option Price
                                                  Common  -------------------
                                                  Stock    Per Share
                                                  Shares   Average     Total
- -----------------------------------------------------------------------------
  OUTSTANDING AT JUNE 30, 1993                    980,000            $10,778
Canceled                                          (60,500) $ 14.00      (847)
Exercised                                         (14,000)   10.38      (145)
Granted                                            67,500    10.61       716
- ----------------------------------------------------------           --------
  OUTSTANDING AT JUNE 30, 1994                    973,000             10,502
Canceled                                              ---      ---       ---
Granted                                               ---      ---       ---
- ----------------------------------------------------------           --------
  OUTSTANDING AT JUNE 30, 1995                    973,000             10,502
Canceled                                         (110,500)   15.04    (1,662)
Exercised                                         (50,000)    9.00      (450)
Granted                                            82,500     9.63       794
- ----------------------------------------------------------           --------
  OUTSTANDING AT JUNE 30, 1996                    895,000            $ 9,184
- ----------------------------------------------------------           --------

Note 8 - Quarterly Results of Operations (Unaudited)
The following is a tabulation of the unaudited quarterly results of operations for the two years ended June 30, 1996:

                                              (Amounts in thousands -- except per share data)
- ----------------------------------------------------------------------------------------------
                              Year Ended June 30, 1996          Year Ended June 30, 1995
- ----------------------------------------------------------------------------------------------
                          9/30    12/31     3/31     6/30     9/30    12/31    3/31     6/30
- ----------------------------------------------------------------------------------------------
Net sales               $75,140  $75,807  $73,100  $76,503  $70,779  $73,411  $69,066  $74,592
Cost of sales and
 other operating
 expenses                67,767   68,355   66,442   70,119   64,564   65,925   62,419   68,135
Net income (loss)         1,198    2,270    1,801   (4,883)     877    1,834    1,203      137
Net Income (loss)
  per share             $   .12  $   .22  $   .17  $  (.47) $   .09  $   .18  $   .12  $   .01


During the quarter ended September 30, 1995, the Company recorded a $1,300,000 ($806,000 after-tax or $0.08 per share) severance charge. The Company recorded an asset impairment of $9,404,000 ($5,830,000 after-tax or $.56 per share) in connection with the adoption of SFAS 121 (see Note 2 for further discussion) during the quarter ended June 30, 1996. Also during the quarter ended June 30, 1996, the Company recorded additional interest reserves of $1,528,000 ($947,000 after-tax or $.09 per share). See Note 3 for further discussion.

During the quarter ended September 30, 1994, the Company recorded a $361,000 ($220,000 after-tax or $.02 per share) charge for severance costs. The Company incurred write-offs related to its deluxe remodeling program of $329,000 ($201,000 after-tax or $.02 per share), $404,000 ($246,000 after-tax or $.02 per share) and $660,000 ($403,000 after-tax or $.04 per share) in the first, second and fourth quarters of 1995, respectively. During the quarter ended June 30, 1995, the Company recorded its initial reserves of $1,467,000 ($895,000 after-tax or $.09 per share) for interest and taxes.