Form 10-K, Exhibit 13
period 1996-06-30
PICCADILLY CAFETERIAS INC
filed 1996-09-27
CIK 277923

EXHIBIT 13(e)

Report of Ernst & Young LLP, Independent Auditors

Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30,1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 1996 the Company changed its method of accounting for the impairment of long-lived assets.

                              Ernst & Young LLP
                              New Orleans, Louisiana
                              July 29, 1996