Form 10-K, Exhibit 13
period 1997-06-30
PICCADILLY CAFETERIAS INC
filed 1997-09-03
CIK 277923

EXHIBIT 13(a)


Selected and Other Financial Data

                        Selected Financial Data
Piccadilly Cafeterias, Inc.
             (Amounts in thousands--except per share data)
--------------------------------------------------------------------------------
Year Ended June 30             1997       1996       1995       1994       1993
--------------------------------------------------------------------------------
Net sales                  $304,838   $300,550   $287,848   $276,223   $271,460
Cost of sales               175,685    171,224    163,830    155,411    158,777
Other operating expense     100,334    101,459     97,213     92,250     88,676
Net income                    9,390        385(A)   4,051      7,047      4,825
Per share data:
        Net income              .89        .04(A)     .40        .70        .49
        Cash dividends          .48        .48        .48        .48        .48
Long-term debt               27,240     25,700     18,000     24,000     36,000
Shareholders' equity         77,604     73,293     76,445     75,874     72,192
Total assets                147,332    148,280    165,121    154,773    152,618


                                Other Data
Piccadilly Cafeterias, Inc
             (Amounts in thousands-except number of employees)
-----------------------------------------------------------------------------
Year Ended June 30                1997     1996        1995     1994    1993
-----------------------------------------------------------------------------
Operating income (B)           $28,819  $27,867     $26,805  $28,562  $24,007
Depreciation and amortization   12,116   12,916      12,880   11,720   11,841
Capital expenditures for new     5,616    1,247      22,303   27,663    5,240
    projects
Other capital expenditures       5,254    5,440       4,639    4,232    4,731
Total capital expenditures      10,870    6,687      26,942   31,895    9,971
Cash flow provided by           14,857   21,404      20,823   23,426   16,782
    operating activities
Free cash flow (C)              16,252   13,426      12,292   14,535   11,935
Net income as a percent of
    beginning shareholders'
    equity                       12.8%     0.5%(A)     5.3%     9.8%     6.8%
Number of employees              8,200    8,500       7,600    7,300    7,600


(A) Includes $9,404,000 ($5,830,000 after-tax effect or $.56 per share) for the write-down of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 (see Note 2 for further discussion).

(B) Defined as net sales less cost of sales and other operating expense.

(C) Defined as net income adjusted for depreciation and amortization and reduced by other capital expenditures. The 1996 amount excludes the non-cash effect of the charges discussed in (A). Management believes that free cash flow is a relevant indicator of liquidity. The amounts presented may not be comparable to similarly titled measures reported by other companies.