Form 10-K, Exhibit 13
period 1997-06-30
PICCADILLY CAFETERIAS INC
filed 1997-09-03
CIK 277923

EXHIBIT 13(b)

Stock Information
Piccadilly Cafeterias, Inc.

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two fiscal years. As of July 24, 1997 there were approximately 2,823 record holders of the Company's Common Stock.


------------------------------------------------------------------------------------------
                                     Per Share                                   Per Share
                                       Cash                                        Cash
            Quarter    High    Low   Dividends            Quarter   High   Low   Dividends
------------------------------------------------------------------------------------------
Fiscal year     1st  $10.75  $9.00    $.12     Fiscal year    1st  $ 8.88  $7.75  $.12
ended           2nd    9.50   8.13     .12     ended          2nd   10.88   7.88   .12
June 30,        3rd   10.00   8.75     .12     June 30,       3rd    9.88   8.75   .12
1997            4th   10.88   8.63     .12     1996           4th   10.63   9.38   .12
