Form 10-K, Exhibit 13
period 1997-06-30
PICCADILLY CAFETERIAS INC
filed 1997-09-03
CIK 277923

EXHIBIT 13(c)

Management's Discussion and Analysis of Financial Condition and Results of Operations
Piccadilly Cafeterias, Inc.
Liquidity and Capital Resources

During 1997, cash generated from operations of $14,857,000 combined with cash from available lines of credit were used primarily to fund $10,870,000 of capital expenditures and $5,047,000 of dividends. Working capital increased $7,583,000. The Company's long-term debt facilities include line-of-credit arrangements with two banks for which up to $45,0000,000 can be borrowed. At June 30, 1997, approximately $17,760,000 was available under these line-of-credit arrangements.

For 1998, total capital expenditures are expected to approximate $20,000,000. These expenditures include $16,000,000 for new investments including purchasing land, constructing up to seven new cafeteria units, constructing up to 18 Piccadilly Express units, and converting up to 50 existing cafeteria drink stations to self-service stations. Also during 1998, the remaining $4,500,000 of the 10.15% senior notes will become due. Management anticipates that cash generated from operations, together with funds available from existing lines of credit, will be sufficient to fund capital expenditures, dividends, and maturing debt for 1998.

Results of Operations

1997 COMPARED TO 1996. Cafeteria sales for 1997 increased $7,247,000, or 2.7%, from 1996. Same-stores sales increased 3.5% as same-store customer counts increased 0.7%. The customer check average increased 3.0% from $5.43 for 1996 to $5.59 for 1997. Cafeteria prices were increased an average of 4.0% in October 1996.

Ralph & Kacoo's restaurant sales decreased $2,959,000, or 10.5%, resulting primarily from the closing of one restaurant during the first quarter of 1997. Same-store sales decreased 6.3% as sales were impacted by normal leveling of new-unit volume at the Birmingham, Alabama restaurant, which opened in April 1995.

During 1997 and 1996, operating income (net sales less cost of sales and other operating expenses) as a percentage of net sales was 9.5% and 9.3%, respectively. Food costs as a percentage of sales increased 0.4%. Labor costs as a percentage of sales increased 0.3%.

Four cafeteria units and one restaurant were closed in 1997 while three new cafeteria units and one Piccadilly Express location were opened.
Other operating expenses as a percentage of sales improved from 33.8% in 1996 to 32.9% in 1997, reflecting decreases in depreciation and workers compensation costs.

Interest expense decreased $2,539,000 in 1997, of which $1,011,000 resulted because $7,500,000 and $12,000,000 of the 10.2% senior notes were paid in 1997 and 1996, respectively, using funds available under one of the Company's line-of-credit arrangements, which had an average interest rate of 6.8% during 1997. Interest expense for 1996 included a charge of $1,528,000 for interest related to examinations of the Company's tax returns by the Internal Revenue Service. The Company settled these examinations during 1997 and no further charges were required.

As of June 30, 1997, the Company had continuing rent obligations not offset by sublease arrangements at three properties related to closed units. Several of these properties are under varying stages of sublease negotiation. Management will continue to pursue disposition of these properties at terms favorable to the Company. During 1997, the Company reduced its accrued liability for rental and other occupancy costs associated with these properties by $600,000 as a result of a favorable change in management's estimate of future sublease income.

1996 COMPARED TO 1995. Same-store customer counts increased in eleven of the twelve months of 1996. These increases reverse trends of same-store customer count decreases in 1995. Management believes that these customer count gains were accomplished with enhanced customer service and expanded menu selections. Cafeteria sales for 1996 increased $9,685,000, or 3.7%, from 1995. Same-store sales increased 3.4% as same-store customer counts increased 2.3%. The customer check average increased 1.0% from $5.38 for 1995 to $5.43 for 1996.

Ralph & Kacoo's restaurant sales increased $2,924,000, or 11.6%, resulting primarily from the opening of one restaurant during the fourth quarter of 1995. Same-store sales decreased 3.4%.

General and administrative expense for the first quarter of 1996 includes a $1,300,000 severance charge resulting from the elimination of approximately 100 jobs.

During 1996 and 1995, operating profits (net sales less cost of sales and other operating expenses) were 9.3% of net sales. Food costs as a percentage of sales increased 0.1% and labor costs as a percentage of sales were unchanged compared to the prior year.

Three cafeteria units were closed in 1996 while one unit was opened.

Other expense (income) for 1996 improved $1,474,000 compared to 1995, primarily as a result of the 1995 non-cash write-offs related to cancellation of the Company's "deluxe" remodeling program.

General and administrative expense (net of severance costs included in both periods) as a percentage of sales improved from 4.7% in 1995 to 3.8% in 1996. This decrease is attributable to reduced corporate expenses.

Interest expense increased $229,000 in 1996. The Company recorded an additional $1,528,000 and $1,200,000 in 1996 and 1995, respectively, for interest associated with the anticipated outcome of open examinations of the Company's tax returns for 1987 through 1992 by the Internal Revenue Service. These charges relate primarily to deferrals in the timing of certain deductions taken by the Company including amortization of the intangible assets acquired in the purchase of Ralph & Kacoo's in 1989.

During the fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The initial, non-cash charge in connection with the adoption of SFAS No. 121 was $9,404,000
($5,830,000 after-tax or $.56 per share). Twelve of the Company's operating units were impacted by SFAS No. 121. As the initial charge was based upon estimated cash flow forecasts requiring considerable management judgment, future charges, though not of the magnitude of the initial charge, are reasonably possible. These charges will generally arise as estimates used in the evaluation and measurement of impairment upon adoption of SFAS No. 121 are refined based upon new information or as a result of future events or changes in circumstances that cause operating units to be impaired.

KNOWN TRENDS OR UNCERTAINTIES. The Company believes that increases in minimum wage will not have a material impact on the Company's earnings and the resulting increase in costs will be offset through selling price increases.

Most of the Company's operating costs are subject to inflationary pressures Historically, the Company has generally been able to maintain its operating margins through increases in selling prices.

The Company is not aware of other material trends that may be expected to cause reported financial information not to be indicative of future operating results or of future financial condition.


FORWARD-LOOKING STATEMENTS. Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, the financing thereof, and disposition of impaired units involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risk and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material. Management does not expect to update such forward-looking statements continually as conditions change, and readers should consider that such statements speak only as to the date hereof.