Form 10-K, Exhibit 13
period 1997-06-30
PICCADILLY CAFETERIAS INC
filed 1997-09-03
CIK 277923

EXHIBIT 13(d)

          Consolidated Balance Sheets
          Piccadilly Cafeterias, Inc.
            -------------------------------------------------------------------------------
                                                                    (Amounts in thousands)
            -------------------------------------------------------------------------------
            Balances at June 30                                            1997     1996
            -------------------------------------------------------------------------------
            Assets
            CURRENT ASSETS
                 Accounts and notes receivable                           $    611 $    619
                 Inventories                                               10,400   10,087
                 Deferred income taxes                                      3,546    2,434
                 Other current assets                                         766      579
            -------------------------------------------------------------------------------
                       TOTAL CURRENT ASSETS                                15,323   13,719

            PROPERTY, PLANT & EQUIPMENT
                 Land                                                      19,390   20,437
                 Buildings and leasehold improvements                     112,872  112,550
                 Furniture and fixtures                                    98,868   96,526
                 Machinery and equipment                                   13,522   14,267
                 Construction in progress                                   1,998    1,644
            -------------------------------------------------------------------------------
                                                                          246,650  245,424
                 Less allowances for depreciation and unit closings       120,630  116,412
            -------------------------------------------------------------------------------
                       NET PROPERTY, PLANT AND EQUIPMENT                  126,020  129,012

            OTHER ASSETS                                                    5,989    5,549
            -------------------------------------------------------------------------------
            TOTAL ASSETS                                                 $147,332 $148,280


            Liabilities and Shareholders' Equity
            CURRENT LIABILITIES
                 Accounts payable                                        $  9,579 $  9,871
                 Accrued interest                                             941    3,588
                 Accrued salaries, benefits and related taxes              13,224   12,985
                 Accrued rent                                               4,969    4,671
                 Other accrued expenses                                     1,277    3,354
                 Current portion of long-term debt                          4,500    6,000
            ------------------------------------------------------------------------------
                       TOTAL CURRENT LIABILITIES                           34,490   40,469

            Long-term Debt, less current portion                           27,240   25,700
            Deferred Income Taxes                                           5,223    3,768
            Reserve for Unit Closings                                       2,775    5,050

            SHAREHOLDERS' EQUITY
            Preferred Stock, no par value; authorized 50,000,000 shares;
              issued and outstanding:                                         ---      ---
              None
            Common Stock, no par value, stated value $1.82 per share;
              authorized  100,000,000
              shares; issued and outstanding:  10,528,368 shares at June
              30, 1997, and 10,503,368
              shares at June 30, 1996                                      19,141   19,096
            Additional paid-in capital                                     18,735   18,555
            Retained earnings                                              39,965   35,642
            -------------------------------------------------------------------------------
                                                                           77,841   72,293
            Less treasury stock, at cost:  25,000 common shares at June
              30, 1997 and none at June 30, 1996                              237      ---
            -------------------------------------------------------------------------------
                        TOTAL SHAREHOLDERS' EQUITY                         77,604   73,293
            -------------------------------------------------------------------------------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $147,332 $148,280
            -------------------------------------------------------------------------------

            See Notes to Consolidated Financial Statements




          Consolidated Statements of Income
          Piccadilly Cafeterias, Inc.

            -------------------------------------------------------------------------------
                                           (Amounts in thousands -- except per share data)
            -------------------------------------------------------------------------------
            --------------------------------------------------------------------------------
            Year Ended June 30                                     1997     1996     1995
            --------------------------------------------------------------------------------
            Net sales                                            $304,838 $300,550 $287,848
            Costs and expenses:
                Cost of sales                                     175,685  171,224  163,830
                Other operating expense                           100,334  101,459   97,213
                Provision for unit impairments and closings           ---    9,404      ---
                General and administrative expense                 11,465   12,761   13,845
                Interest expense                                    2,714    5,253    5,024
                Other expense (income)                               (505)    (179)   1,295
            --------------------------------------------------------------------------------
                                                                  289,693  299,922  281,207
            --------------------------------------------------------------------------------
            INCOME BEFORE INCOME TAXES                             15,145      628    6,641
            Provision for income taxes                              5,755      243    2,590
            --------------------------------------------------------------------------------
            NET INCOME                                           $  9,390 $    385 $  4,051
            --------------------------------------------------------------------------------
            Weighted average number of shares outstanding          10,506   10,401   10,228
            --------------------------------------------------------------------------------
            Net income per share                                 $   0.89 $   0.04 $   0.40
            --------------------------------------------------------------------------------
          See Notes to Consolidated Financial Statements



          Consolidated Statements of Changes in Shareholders' Equity
          Piccadilly Cafeterias, Inc.

            ------------------------------------------------------------------------------------
                                                                         (Amounts in Thousands)
            ------------------------------------------------------------------------------------



                                                                Additional
                                               Common Stock      Paid-In   Retained  Treasury Stock
                                              Shares   Amount    Capital   Earnings  Shares  Amount
            ---------------------------------------------------------------------------------------
            BALANCES AT JUNE 30, 1994        10,132    $ 18,421  $ 16,324  $ 41,129  ---     $ ---
            Net income                                                        4,051
            Cash dividends declared                                          (4,909)
            Sales under employee stock
              purchase plan                     133         242       755
            Sales under dividend reinvestment
              plan                               52          95       337
            ---------------------------------------------------------------------------------------
            BALANCES AT JUNE 30, 1995        10,317      18,758    17,416    40,271  ---       ---
            Net income                                                          385
            Cash dividends declared                                          (4,995)
            Sales under employee stock
              purchase plan                     120         218       671       (19)
            Sales under dividend reinvestment
              plan                               16          30       108
            Sales under employee stock option
              plan                               50          90       360
            ---------------------------------------------------------------------------------------
            BALANCES AT JUNE 30, 1996        10,503      19,096    18,555    35,642  ---       ---
            Net income                                                        9,390
            Cash dividends declared                                          (5,047)
            Purchase of treasury stock                                          (20)
            Sales under dividend reinvestment
              plan                               25          45       180
            Sales under employee stock option
              plan                                                                    25       237
            ---------------------------------------------------------------------------------------
            BALANCES AT JUNE 30, 1997        10,528    $ 19,141  $ 18,735  $ 39,965   25     $ 237
            ---------------------------------------------------------------------------------------

          See Notes to Consolidated Financial Statements




          Consolidated Statements of Cash Flows
          Piccadilly Cafeterias, Inc.

            -------------------------------------------------------------------------------
                                                                    (Amounts in thousands)
            -------------------------------------------------------------------------------
            Year Ended June 30                                     1997     1996    1995
            -------------------------------------------------------------------------------
            OPERATING ACTIVITIES
              Net income                                          $ 9,390 $   385  $ 4,051
              Adjustments to reconcile net income to net cash
                 provided by
                 operating activities:
                 Depreciation                                      12,116  12,916   12,880
                 Costs associated with closed units                (1,522) (1,092)  (1,165)
                 Provision for unit impairments and closings          ---   9,404      ---
                 Provision for deferred income taxes (benefit)        343  (4,037)    (568)
                 Loss on disposition of assets                        194      50    1,880
                 Pension expense - net of contributions              (339)  1,036     (313)
                 Changes in operating assets and liabilities:
                     Accounts and notes receivable                      8    (137)      97
                     Inventories                                     (313)    497     (476)
                     Other current assets                            (187)     48    2,093
                     Other assets                                    (101)    168       59
                     Accounts payable                                (292)  1,097   (2,634)
                     Accrued interest                              (2,647)  1,340      980
                     Accrued expenses                              (1,793)    271    3,939
            -------------------------------------------------------------------------------
                     NET CASH PROVIDED BY OPERATING ACTIVITIES     14,857  21,404   20,823


            INVESTING ACTIVITIES
                 Purchases of property, plant and equipment       (10,870) (6,887) (26,942)
                 Proceeds from sale of property, plant and
                   equipment                                        1,052   1,881      251
            -------------------------------------------------------------------------------
                     NET CASH USED BY INVESTING ACTIVITIES         (9,818) (5,006) (26,691)


            FINANCING ACTIVITIES
                 Proceeds from short-term debt due to banks -
                   net                                                --- (20,577)  20,577
                 Proceeds from long-term debt                       7,540  21,020      ---
                 Payments on long-term debt                        (7,500)(13,320) (11,250)
                 Net proceeds from sales of Common Stock              205   1,458    1,429
                 Purchase of treasury stock                          (237)
                 Dividends paid                                    (5,047) (4,979)  (4,888)
            -------------------------------------------------------------------------------
                      NET CASH PROVIDED (USED) BY FINANCING
                        ACTIVITIES                                 (5,039)(16,398)   5,868


            Change in cash and cash equivalents                       ---     ---      ---
            Cash and cash equivalents at beginning of year            ---     ---      ---
            -------------------------------------------------------------------------------
            Cash and cash equivalents at end of year              $   --- $   ---  $   ---


            SUPPLEMENTARY CASH FLOW DISCLOSURES
                 Income taxes paid (net of refunds received)      $ 6,071 $ 4,389 $    641
            -------------------------------------------------------------------------------
                 Interest paid                                    $ 5,461 $ 3,913 $  4,288
            -------------------------------------------------------------------------------

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

Leasehold improvements are amortized over the original lease term, including renewal periods if applicable. The cost of leasehold improvements has been reduced by the amount of construction allowances received from developers and landlords. Repairs and maintenance are charged to operations as incurred. Renewals and betterment's which increase the value or extend the lives of assets are capitalized and depreciated over their estimated useful lives. When assets are retired, or are otherwise disposed of, cost and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of income.

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

INCOME TAXES. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income taxes.

UNIT OPENING EXPENSES. Salaries and wages, training costs and other expenses of opening new units are charged to expense during the first month of the new unit's operation.

STOCK-BASED COMPENSATION. The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and makes the pro forma information disclosures required under the provisions of (SFAS) No. 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE. Earnings per share of Common Stock are based on the weighted-average number of shares outstanding. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which the Company will be required to adopt during the three-month period ending December 31, 1997. The adoption of this statement is not expected to have a material effect on the calculation of earnings per share.

RECLASSIFICATIONS. Certain balances in prior years have been reclassified to conform with the presentation adopted in the current year.


Note 2-Impairment of Long-Lived Assets

The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during the fourth quarter of 1996. The initial, noncash charge in connection with the adoption of SFAS No. 121 was $9,404,000 ($5,830,000 after-tax or $.56 per share), which included $4,668,000 ($2,894,000 after-tax or $.28 per share) related to four operating units for which closure decisions were made during the fourth quarter. The initial charge represented a reduction of the carrying amounts of the impaired assets to their estimated fair value, as determined by using discounted estimated future cash flows, and a reserve for future rental commitments. Under the Company's previous accounting policy, long-lived assets to be held and used were evaluated as a group for impairment on a market by market basis. Because of the strong operating profit history and prospects for each market, no impairment evaluation had been required under the Company's previous accounting policy.


Note 3 - Income Taxes
Significant components of the Company's deferred tax liabilities and assets are as follows:

-------------------------------------------------------------------------------
                                                        (Amounts in thousands)
-------------------------------------------------------------------------------
June 30                                                          1997    1996
-------------------------------------------------------------------------------
Deferred tax liabilities:
  Property, plant and equipment                              $ 6,191 $ 7,507
  Prepaid pension costs                                        2,902   2,708
  Inventories                                                    882     871
-------------------------------------------------------------------------------
                                                               9,975  11,086
-------------------------------------------------------------------------------
Deferred tax assets:
  Accrued expenses                                             4,280   3,696
  Unit closing reserves                                        2,057   3,594
  Intangible assets                                            1,854   2,304
  NOL carryforward                                               107     158
-------------------------------------------------------------------------------
                                                               8,298   9,752
-------------------------------------------------------------------------------
Net deferred tax liabilities                                 $ 1,677 $ 1,334
-------------------------------------------------------------------------------


The components of the provision for income taxes are as follows:

-------------------------------------------------------------------------------
                                                       (Amounts in thousands)
-------------------------------------------------------------------------------
Year Ended June 30                                    1997     1996     1995
-------------------------------------------------------------------------------
Current:
  Federal                                            $ 4,719 $ 3,752 $ 2,896
  State                                                  693     528     262
-------------------------------------------------------------------------------
                                                       5,412   4,280   3,158
-------------------------------------------------------------------------------

Deferred:
-------------------------------------------------------------------------------
  Federal                                                254  (3,588)    (703)
  State                                                   89    (449)     135
-------------------------------------------------------------------------------
                                                         343  (4,037)    (568)
-------------------------------------------------------------------------------
Total provision for income taxes                     $ 5,755 $   243  $ 2,590
-------------------------------------------------------------------------------

Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:

                                                        (Amounts in thousands)
------------------------------------------------------------------------------
Year Ended June 30                                     1997    1996    1995
------------------------------------------------------------------------------
Income taxes at statutory rate                       $ 5,201 $   217  $ 2,258
  State income taxes, net of federal taxes               464      79      398
------------------------------------------------------------------------------
                                                       5,665     296    2,656
Tax credits                                             (163)    (78)    (125)
Other items                                              253      25       59
------------------------------------------------------------------------------
Total provision for income taxes                     $ 5,755 $   243  $ 2,590
------------------------------------------------------------------------------

Note 4 - Leased Property
The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally being 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments as of June 30, 1997, including $12,805,000 for closed units are as follows:

                                                        (Amounts in thousands)
-------------------------------------------------------------------------------
Year Ending June 30
-------------------------------------------------------------------------------
1998                                                                 $   8,889
1999                                                                     8,638
2000                                                                     8,198
2001                                                                     7,651
2002                                                                     6,867
Subsequent                                                              37,010
-------------------------------------------------------------------------------
                                                                        77,253
Less sublease income                                                    10,711
-------------------------------------------------------------------------------
Net minimum lease commitments                                         $ 66,542
-------------------------------------------------------------------------------


The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rent expense for the periods shown below does not include these executory costs.


                                                        (Amounts in thousands)
-------------------------------------------------------------------------------
Year Ended June 30                                  1997       1996       1995
-------------------------------------------------------------------------------
Minimum rentals                                  $ 7,999    $ 7,966    $ 8,209
Contingent rentals                                 2,482      2,728      2,576
-------------------------------------------------------------------------------
Total                                            $10,481    $10,694    $10,785
-------------------------------------------------------------------------------

Note 5 - Long-Term Debt and Lines of Credit

                                                        (Amounts in thousands)
------------------------------------------------------------------------------
June 30                                                       1997       1996
------------------------------------------------------------------------------
10.15%  senior  notes,  due  on  January 31, 1998 (Fair
 value at June 30, 1997 -
 $4,525,000; June 30, 1996 - $12,112,000)                  $ 4,500     $12,000
Note  payable to bank, due at maturity on September 30,
 1999 (Amount available at June  30,  1997  -
 $11,260,000; fair value at June 30,
 1997 -$18,740,000; June 30, 1996 -  $11,200,000)           18,740      11,200
Note payable to bank,  due at maturity on September 30,
 1999 (Amount available at
 June  30,  1997  -  $6,500,000; fair values at June 30,
 1997 and June 30, 1996 - $8,500,000)                      $ 8,500       8,500
------------------------------------------------------------------------------
                                                            31,740      31,700
Less current portion                                        (4,500)     (6,000)
------------------------------------------------------------------------------
Total long-term debt, net of current portion               $27,240     $25,700
------------------------------------------------------------------------------





The  aggregate  maturities of long-term debt for the remaining years following
June 30, 1997, are as  follows:   1998  -  $4,500,000, 1999 -  none, 2000 -
$27,240,000. The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

The Company has line-of-credit agreements totaling $45,000,000 with two banks. These facilities are unsecured and bear interest based on applicable rates and margins. The interest rate in effect at June 30, 1997 (7.75%) on the $18,740,000 note payable was based upon London InterBank Offered Rate (LIBOR) plus 1.25%. The interest rate in effect at June 30, 1997 (7.59%) on
the $8,500,000 note payable was based  upon LIBOR plus 1.75%.   The facilities
contain covenants which include provisions for the maintenance of net worth, limitations on the level of liabilities, and requirements for
minimum  coverage  of  fixed  charges.   Both facilities contain prepayment
options, without penalty, which can be exercised at any time during the term of the agreements.

The Company capitalized interest costs of $100,000 in 1997, and $85,000 in 1996, and $339,000 in 1995 with respect to qualifying construction. Total interest cost incurred was $2,814,000 in 1997, $5,338,000 in 1996, and $5,363,000 in 1995 including interest reserves relating to IRS examinations of $1,528,000 in 1996 and $1,200,000 in 1995.

Note 6 - Pension Plan
The Company has a pension plan covering substantially all employees who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 1997 and June 30, 1996.

The following tables set forth the plan's funded status and amounts recognized in the Company's financial statements.

                                                        (Amounts in thousands)
-------------------------------------------------------------------------------
June 30                                                 1997     1996
-------------------------------------------------------------------------------
Accumulated  benefit  obligations,  including  vested
benefits  of  $45,085,000 in 1997 and $40,770,000
in 1996                                              $ 47,641   $ 43,410
-------------------------------------------------------------------------------
Fair value of plan assets                            $ 53,072   $ 46,257
Projected benefit obligation                           55,775     51,144
-------------------------------------------------------------------------------
Plan assets under projected benefit obligation         (2,703)    (4,887)
Unrecognized prior service cost                           (36)       (40)
Unrecognized net loss                                   8,029      9,878
-------------------------------------------------------------------------------
Prepaid  pension  cost  included in other non-current
assets                                               $  5,290   $  4,951
-------------------------------------------------------------------------------


                                                        (Amounts in thousands)
-------------------------------------------------------------------------------
Year Ended June 30                                      1997     1996    1995
-------------------------------------------------------------------------------
Net pension expense:
Service cost                                        $  1,942  $  1,854 $  1,733
Interest cost on projected benefit obligation          4,001     3,569    3,093
Actual return on plan assets                          (6,547)   (5,187)  (3,305)
Net amortization and deferral                          2,765     1,084     (788)
-------------------------------------------------------------------------------
                                                    $  2,161  $  1,320 $    733


-------------------------------------------------------------------------------
June 30                                                 1997    1996    1995
-------------------------------------------------------------------------------
Actuarial assumptions:
Discount rate                                           8.0%    8.0%    8.0%
Compensation increases                                  4.0%    4.0%    4.0%
Long-term rate of return                                9.0%    9.0%    9.0%


Note 7 - Common Stock
On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. At June 30, 1997, there were 338,955 unissued Common Shares reserved under the plan.

On November 2, 1987, the Company's stockholders adopted the Piccadilly Cafeterias, Inc. Employee Stock Purchase Plan. The Company terminated this plan in 1996.

On November 1, 1993, the Company's stockholders approved the Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993 Plan). Under the terms of the plan, which amends and restates the Piccadilly Cafeterias, Inc. 1988 Stock Option Plan (the 1988 Plan), incentive stock options and non-qualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares, and cash awards may be granted to officers or key employees. Options to purchase shares of the Company's Common Stock may be issued at no less than 100% of the fair market value on the date of grant. The Company has reserved 1,000,000 shares, in total, for issuance under the
1988 and 1993 Plans.  At June 30, 1997, 717,000  shares were available   for
future   option  grants  and  options  for  189,000  shares  were excercisable.
Options outstanding at June 30, 1997, have exercise prices which range from $9.63 to $12.75 and a weighted average remaining contractural life of 6.0 years. Transactions under the restated Plan for the last three fiscal years are summarized as follows:



                                (Dollars in thousands -- except per share data)
-------------------------------------------------------------------------------
                                                Common    Weighted
                                                Stock     Average
                                                Shares    Exercise    Total
                                                Price
------------------------------------------------------------------------------
OUTSTANDING AT JUNE 30, 1994                   973,000    $10.79     10,502
Canceled/expired                                   ---       ---        ---
Granted                                            ---       ---        ---
------------------------------------------------------------------------------
OUTSTANDING AT JUNE 30, 1995                   973,000     10.79     10,502
Canceled/expired                              (110,500)    15.04     (1,662)
Exercised                                      (50,000)     9.00       (450)
Granted                                         82,500      9.63        794
------------------------------------------------------------------------------
OUTSTANDING AT JUNE 30, 1996                   895,000     10.26    $ 9,184
Canceled/expired                              (676,000)    10.37     (7,013)
Exercised                                      (25,000)     9.00       (225)
Granted                                            ---       ---        ---
------------------------------------------------------------------------------
OUTSTANDING AT JUNE 30, 1997                   194,000     10.03    $ 1,946
------------------------------------------------------------------------------


PRO FORMA SFAS NO. 123 RESULTS. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for June 30, 1996 (no options were granted in 1997): risk-free interest rate of 5.0%; dividend yield o 5.0%; volatility factors of the expected market price of the Company's common stock of 23%; and a weighted average expected life of the option of 5.0 years. The weighted average fair value of the stock options granted in 1996 was $1.20. Pro forma net income and earnings per share, assuming that the Company had accounted for its employee stock options using the fair value method, would not be different from those reported.






Note 8 - Quarterly Results of Operations (Unaudited)


                                        (Amounts in thousands -- except per share data)
--------------------------------------------------------------------------------------
                   Year Ended June 30, 1997            Year Ended June 30, 1996
--------------------------------------------------------------------------------------
                 9/30    12/31   3/31    6/30        9/30    12/31   3/31    6/30
--------------------------------------------------------------------------------------
Net sales       $75,500 $77,469 $74,160 $77,709     $75,140 $75,807 $73,100 $76,503
Cost of sales
 and other
 operating
 expense         69,802  69,496  66,585  70,136      67,767  68,355  66,442  70,119
Net income
(loss)            1,387   2,843   2,589   2,571       1,198   2,270   1,801  (4,883)
Net Income
(loss)
per share       $   .13 $   .27 $   .25 $   .24     $   .12 $   .22 $   .17 $  (.47)


During the quarter ended September 30, 1995, the Company recorded a $1,300,000 ($806,000 after-tax or $0.08 per share) severance charge.
During the quarter ended June 30, 1996, the Company recorded an asset impairment of $9,404,000 ($5,830,000 after-tax or $.56 per share) in connection with the adoption of SFAS No. 121 (see Note 2 for further discussion) during the quarter ended June 30, 1996. Also during the quarter ended June 30, 1996, the Company recorded interest reserves of $1,528,000 ($947,000 after-tax or $.09 per share) for the anticipated outcomes of open examinations of the Company's tax returns for 1987 through 1992 by the Internal Revenue Service. See Management's Discussion and Analysis of Financial Condition and Results of Operations for further discussion.