Form 10-K, Exhibit 13
period 1998-06-30
PICCADILLY CAFETERIAS INC
filed 1998-09-28
CIK 277923

                                                                   EXHIBIT 13(a)

PICCADILLY CAFETERIAS, INC.

SELECTED AND OTHER FINANCIAL DATA

                             SELECTED FINANCIAL DATA

                                                (Amounts in thousands - except per share data)
June 30                         1998            1997         1996            1995         1994
Net sales                   $335,388        $304,838     $300,550        $287,848     $276,223

Cost of  Sales               194,898         175,685      171,224         163,830      155,411

Other operating expense      109,725         100,334      101,459          97,213       92,250

Net income                     7,903(A)        9,390          385(A)        4,051        7,407

Per share data:
  Net income                     .75(A)          .89          .04(A)          .40          .70
  Cash dividends                 .48             .48          .48             .48          .48

Long-term debt                78,979          27,240       25,700          18,000       24,000

Shareholders' equity          80,436          77,604       73,293          76,445       75,874

Total assets                 253,860         147,332      148,280         165,121      154,773

                                   OTHER DATA

                                                        (Amounts in thousands - except number of employees)
June 30                                      1998            1997         1996            1995         1994
Operating income(B)                       $30,765         $28,819      $27,867         $26,805      $28,562

Depreciation and amortization              12,677          12,116       12,916          12,880       11,720

Capital expenditures for new projects      10,287           5,616        1,247          22,303       27,663

Other capital expenditures                  4,641           5,254        5,440           4,639        4,232

Total capital expenditures                 14,928          10,870        6,687          26,942       31,895

Cash flow provided by operating
  activities                               23,268          14,857       21,404          20,823       23,426

Free cash flow(C)                          18,272          16,252       13,426          12,292       14,535

Net income as a percent of beginning
  shareholders' equity                       10.2%(A)        12.8%         0.5%(A)         5.3%         9.8%

Number of employees                        15,800           8,200        8,500           7,600        7,300

(A) Includes $3,453,000 ($2,175,000 after-tax effect or $.21 per share) and $9,404,000 ($5,830,000 after-tax effect or $.56 per share) in 1998 and 1996, respectively, for the write-down of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 (see Note 3 for further discussion).

(B) Defined as net sales less cost of sales and other operating expense.

(C) Defined as net income adjusted for depreciation and amortization and reduced by other capital expenditures. The 1998 and 1996 amounts exclude the non-cash effect of the charges discussed in (A). Management believes that free cash flow is a relevant indicator of liquidity. The amounts presented may not be comparable to similarly titled measures reported by other companies.

                                                                   EXHIBIT 13(b)

PICCADILLY CAFETERIAS, INC.

STOCK INFORMATION

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two fiscal years. As of August 27, 1998, there were approximately 2,654 record holders of the Company's Common Stock.


                                                     Per
                                                    Share
                                                     Cash
                    Quarter    High       Low      Dividends
FISCAL YEAR ENDED     1ST     $14.50    $10.50       $.12
JUNE 30, 1998         2ND      15.38     12.38        .12
                      3RD      13.13     10.00        .12
                      4TH      14.00     12.19        .12


                                                     Per
                                                    Share
                                                     Cash
                    Quarter    High       Low      Dividends
Fiscal year ended     1st     $10.75    $ 9.00       $.12
June 30, 1997         2nd       9.50      8.13        .12
                      3rd      10.00      8.75        .12
                      4th      10.88      8.63        .12

                                                                   EXHIBIT 13(c)

PICCADILLY CAFETERIAS, INC.

LIQUIDITY AND CAPITAL RESOURCES

In May 1998, the Company acquired 89% of the common stock of Morrison Restaurants, Inc. (Morrison) for $5.00 per share. The merger was completed on July 31, 1998 when the Company purchased the remaining outstanding Morrison shares for $5.00 per share (the Morrison Acquisition). The aggregate purchase price for the Morrison shares, including debt assumed, was approximately $57,270,000. The Morrison Acquisition was financed through borrowings under senior credit arrangements described below.

During 1998, cash generated from operations of $23,268,000 combined with cash from available lines of credit were used primarily to fund $14,928,000 of capital expenditures, $4,500,000 principal payments for the 10.2% senior notes and $5,044,000 of dividends. Working capital decreased $14,686,000. The Company's long-term debt facilities include senior credit arrangements with a syndication of banks for which up to $125,000,000 can be borrowed. At June 30, 1998, approximately $46,021,000 was available under these senior credit arrangements.

For 1999, total capital expenditures are expected to approximate $20,000,000. These expenditures include $10,000,000 for new investments including purchasing land, constructing up to three new cafeteria units, constructing up to 19 Piccadilly Express units, and integrating up to 56 existing Morrison cafeterias to Piccadilly Cafeterias. Management anticipates that cash generated from operations, together with funds available from existing lines of credit, will be sufficient to fund capital expenditures and dividends.

YEAR 2000 IMPACT

Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive code which treat a date ending in "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions, including, among other things, a temporary inability to process transactions, process reports, or engage in similar normal business activities (Year 2000 Issues).

During fiscal 1996, the Company began migrating its information technology (IT) from internally developed systems to commercially available products. The decision to invest in updated technology was made for a number of reasons including Year 2000 Issues. The Company has completed an assessment of its Year 2000 Issues and believes that previously scheduled replacements of its IT, will function properly with respect to dates in the Year 2000 and thereafter. The related projects of migrating the Company's IT and addressing Year 2000 Issues are hereinafter collectively referred to as the Year 2000 Project.

The total cost of the Year 2000 Project is estimated to be approximately $700,000, primarily for the purchases of new software, which will be capitalized. To date, the Company has incurred and capitalized approximately $650,000 of such costs. The Company believes these costs would have been incurred notwithstanding the Year 2000 Issues. The funds necessary to complete the Year 2000 Project are considered in total capital expenditures discussed above.

With respect to the acquisition of Morrison, it is the Company's intent to absorb the IT requirements of Morrison into the Company's systems during fiscal 1999. Accordingly, no additional Year 2000 Issues are anticipated as a result of the acquisition of Morrison. The acquisition of Morrison has the effect of delaying completion of the Year 2000 Project to not later than June 30, 1999, which is prior to any anticipated impact on its operating systems.

The Company believes that with conversions to new IT, Year 2000 Issues will not pose significant operational problems for its computer systems. As of June 30, 1998, the Company has completed the conversion for all systems for which Year 2000 Issues could have a material impact on the operations of the Company, except that Morrison systems are not scheduled for conversion to the Company's systems until the first and second quarters of fiscal 1999. The Company has no contingency plan, nor does it intend to create one, in the event that Year 2000 Issues are not fully addressed in time. The Company believes that the likelihood of such an occurrence having a material impact on the Company's operations is remote.

RESULTS OF OPERATIONS

1998 COMPARED TO 1997. Total sales increased $30,550,000, or 10.0%, from 1997. Increases in cafeteria sales account for $30,108,000 of the total increase. Ralph & Kacoo's restaurant sales increased $442,000. Cafeteria sales for 1998 include approximately one month of sales of Morrison Restaurants, Inc. amounting to $21,285,000. The remaining increase in cafeteria sales is the net result of price changes, customer traffic changes, new-unit openings, and unit closings.

The following table reconciles total cafeteria sales to same-store cafeteria sales (units that were open for 12 full months in both periods) for the fiscal years ended June 30, 1998 and 1997:

                                                                          (Sales in thousands)
                                            1998                     1997
                                                                                       Sales
                                      SALES       UNITS        Sales       Units       Change
Total cafeteria sales                $307,149                 $277,041                  10.9%
Less units opened in fiscal 1998        2,923        7(A)           --        --
Less units opened in fiscal 1997        7,286        4(A)        2,557         4(A)
Less units closed in fiscal 1998        4,096        3           3,231         3
Less units closed in fiscal 1997           --       --           3,626         4
Less Morrison acquisition              21,285       --
                                     --------                 --------
Net same-store cafeteria sales       $271,559      122        $267,627       122         1.5%
                                     ========                 ========

(A) Includes three and one Piccadilly Express (Associated Grocers supermarkets) units opened in fiscal 1998 and 1997, respectively.


The increase in same-store sales of 1.5% is the net result of a 2.9% decline in customer traffic and a 4.5% increase in check average. Cafeteria prices were increased an average of 4.0% in September 1997.

During 1998 and 1997, operating income (net sales less cost of sales and other operating expenses) as a percentage of net sales was 9.2% and 9.5%, respectively. Food costs as a percentage of sales decreased 0.1%. Labor costs as a percentage of sales increased 0.5%.

Other operating expenses as a percentage of sales improved from 32.9% in 1997 to 32.7% in 1998. Initiatives to increase take-out sales increased advertising and supplies expenses by 0.5% of sales. These increases were offset by decreases in repairs and utilities expenses as a percent of sales.

Interest expense decreased $200,000 in 1998. Payments of $4,500,000 and $7,500,000 of the 10.2% senior notes were made in 1998 and 1997, respectively, using funds available under one of the Company's line-of-credit arrangements, which had an average interest rate of 7.1% during 1998. Interest expense of $357,000 was recorded relating to the acquisition of Morrison Restaurants, Inc.

As of June 30, 1998, the Company had continuing rent obligations not offset by sublease arrangements for 17 properties related to closed units including 12 properties relating to the Morrison acquisition. Several of these properties are under varying stages of sublease negotiation. Management will continue to pursue disposition of these properties at terms favorable to the Company. See further discussion in Note 3 to the Consolidated Financial Statements.

1997 COMPARED TO 1996. Total sales increased $4,288,000 net, or 1.4%, from 1996. Cafeteria sales increased $7,247,000 while Ralph & Kacoo's restaurant sales decreased $2,959,000.

The increase in cafeteria sales is the net result of price changes, customer traffic changes, new-unit openings, and unit closings. The following table reconciles total cafeteria sales to same-store cafeteria sales (units that were open for 12 full months in both periods) for the fiscal years ended June 30, 1997 and 1996:

                                                                              (Sales in thousands)
                                               1997                        1996
                                                                                            Sales
                                         Sales       Units            Sales      Units      Change
Total cafeteria sales                   $277,041                    $269,794                  2.7%
Less units opened in fiscal 1997           2,557        4(A)              --       --
Less units closed in fiscal 1997           3,626        4              6,618        4
Less units closed in fiscal 1996              --       --              1,446        2
                                        --------                    --------
Net same-store cafeteria sales          $270,858      125           $261,730      125         3.5%
                                        ========                    ========

(A) Includes one Piccadilly Express (Associated Grocers supermarkets) unit.


The increase in same-store sales of 3.5% is the combined result of a 0.7% increase in customer traffic and a 2.9% increase in check average. Cafeteria prices were increased approximately 4.0% in October 1996. Ralph & Kacoo's restaurant sales decreased $2,959,000, or 9.0%, resulting primarily from the closing of one restaurant during the first quarter of 1997. Same-store sales decreased 6.3% as sales were impacted by normal leveling of new-unit volume at the Birmingham, Alabama restaurant, which opened in April 1995.

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

KNOWN TRENDS OR UNCERTAINTIES

Most of the Company's operating costs are subject to inflationary pressures. Historically, the Company has generally been able to maintain its operating margins through increases in selling prices.

The Company has provided no valuation allowance for deferred tax assets. Management believes the deferred tax assets at June 30, 1998 are realizable through carrybacks and future reversals of existing taxable temporary differences, if necessary, the implementation of tax planning strategies. Uncertainties that affect the ultimate realization of deferred tax assets include the risk of not being able to complete certain tax planning strategies, such as sales-leaseback transactions. This factor has been considered in determining the valuation allowance. Management will continue to assess the adequacy of the valuation allowance on a quarterly basis.

The Company is not aware of other material trends that may be expected to cause reported financial information not to be indicative of future operating results or of future financial condition.
Forward-looking Statements

FORWARD-LOOKING STATEMENTS

The costs of the Year 2000 Project and the date on which the Company believes it will complete the Year 2000 Project are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to the availability and cost of personnel trained in this area, the ability to identify and replace all non-compliant software applications and similar uncertainties.

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, the financing thereof, and disposition of impaired units involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risks and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material. Management does not expect to update such forward-looking statements continually as conditions change, and readers should consider that such statements speak only as to the date hereof.

                                                                   EXHIBIT 13(d)


                           CONSOLIDATED BALANCE SHEETS

PICCADILLY CAFETERIAS, INC.

                                                              (Amounts in thousands)
                                                               Balances at June 30
                                                                  1998         1997
ASSETS
CURRENT ASSETS
   Accounts and notes receivable                              $  1,602     $    611
   Inventories                                                  12,489       10,400
   Deferred income taxes                                        10,559        3,546
   Other current assets                                          1,634          766
                                                              --------     --------
         TOTAL CURRENT ASSETS                                   26,284       15,323
PROPERTY, PLANT AND EQUIPMENT
  Land                                                          26,323       19,390
  Buildings and leasehold improvements                         165,481      112,872
  Furniture and fixtures                                       117,269       98,868
  Machinery and equipment                                       17,088       13,522
  Construction in progress                                       6,757        1,998
                                                              --------     --------
                                                               332,918      246,650
Less allowances for depreciation and unit closings             129,053      120,630
                                                              --------     --------
         NET PROPERTY, PLANT AND EQUIPMENT                     203,865      126,020
GOODWILL, net of $20 accumulated amortization                   12,447           --

OTHER ASSETS                                                    11,264        5,989
                                                              --------     --------
TOTAL ASSETS                                                  $253,860     $147,332
                                                              ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                            $ 18,359     $  9,579
  Accrued interest                                                 418          941
  Accrued salaries, benefits and related taxes                  24,869       13,224
  Accrued rent                                                   5,036        4,969
  Other accrued expenses                                        11,455        1,277
  Current portion of long-term debt                                 --        4,500
                                                              --------     --------
         TOTAL CURRENT LIABILITIES                              60,137       34,490

LONG-TERM DEBT, less current portion                            78,979       27,240
DEFERRED INCOME TAXES                                            1,417        5,223
RESERVE FOR UNIT CLOSINGS                                       20,104        2,775
ACCRUED EMPLOYEE BENEFITS, less current portion                 12,787           --

SHAREHOLDERS' EQUITY
Preferred Stock, no par value; authorized 50,000,000
  shares; issued and outstanding:  none                             --           --
Common Stock, no par value, stated value $1.82 per share,
  authorized 100,000,000 shares; issued and outstanding:
  10,528,368 shares at June 30, 1998 and at June 30, 1997       19,141       19,141
Additional paid-in capital                                      18,735       18,735
Retained earnings                                               42,810       39,965
                                                              --------     --------
                                                                80,686       77,841
Less treasury stock, at cost:  25,000 common shares at
  June 30, 1998 and at June 30, 1997                               250          237
                                                              --------     --------
         TOTAL SHAREHOLDERS' EQUITY                             80,436       77,604
                                                              --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $253,860     $147,332
                                                              ========     ========

See Notes to Consolidated Financial Statements

                        CONSOLIDATED STATEMENTS OF INCOME

PICCADILLY CAFETERIAS, INC.

                                               (Amounts in thousands - except per share data)
Year Ending June 30                                    1998           1997           1996
Net sales                                         $ 335,388      $ 304,838      $ 300,550
Costs and expenses:
  Cost of sales                                     194,898        175,685        171,224
  Other operating expenses                          109,725        100,334        101,459
  Provision for unit impairments and closings         3,453             --          9,404
  General and administrative expenses                12,832         11,465         12,761
  Interest expense                                    2,514          2,714          5,253
  Other expenses (income)                              (590)          (505)          (179)
                                                  ---------      ---------      ---------
                                                    322,832        289,693        299,922
                                                  ---------      ---------      ---------
INCOME BEFORE INCOME TAXES                           12,556         15,145            628
Provision for income taxes                            4,653          5,755            243
                                                  ---------      ---------      ---------
NET INCOME                                        $   7,903      $   9,390      $     385
                                                  =========      =========      =========
Weighted average number of shares outstanding        10,503         10,506         10,401
                                                  =========      =========      =========
Net income per share - basic and diluted          $     .75      $     .89      $     .04
                                                  =========      =========      =========

See Notes to Consolidated Financial Statements


                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN SHAREHOLDERS' EQUITY

PICCADILLY CAFETERIAS, INC.

                                                                                    (Amounts in thousands - except per share data)
                                                                             Additional
                                                    Common Stock              Paid-In        Retained          Treasury Stock
                                               Shares          Amount         Capital        Earnings       Shares       Amount
                                             ----------      ----------      ----------      ----------    ----------   ----------
BALANCES AT JUNE 30, 1995                        10,317      $   18,758      $   17,416      $   40,271            --   $       --
Net income                                                                                          385
Cash dividends declared ($.48 per share)                                                         (4,995)
Sales under employee stock purchase plan            120             218             671
Sales under dividend reinvestment plan               16              30             108             (19)
Sales under employee stock option plan               50              90             360
                                             ----------      ----------      ----------      ----------    ----------   ----------
BALANCES AT JUNE 30, 1996                        10,503          19,096          18,555          35,642            --           --
Net income                                                                                        9,390
Cash dividends declared ($.48 per share)                                                         (5,047)
Sales under dividend reinvestment plan                                                              (20)
Sales under employee stock purchase plan             25              45             180
Purchases of treasury stock                                                                                        25          237
                                             ----------      ----------      ----------      ----------    ----------   ----------
BALANCES AT JUNE 30, 1997                        10,528          19,141          18,735          39,965            25          237
Net income                                                                                        7,903
Cash dividends declared ($.48 per share)                                                         (5,044)
Sales under dividend reinvestment plan                                                              (23)
Stock issuances from treasury                                                                         9            (5)         (50)
Purchases of treasury stock                                                                                         5           63
                                             ----------      ----------      ----------      ----------    ----------   ----------
BALANCES AT JUNE 30, 1998                        10,528      $   19,141          18,735      $   42,810            25   $      250
                                             ==========      ==========      ==========      ==========    ==========   ==========

See Notes to Consolidated Financial Statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

PICCADILLY CAFETERIAS, INC.

                                                          (Amounts in thousands - except per share data)
Year Ending June 30                                                     1998          1997          1996
OPERATING ACTIVITIES
  Net Income                                                        $  7,903      $  9,390      $    385
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                     12,677        12,116        12,916
    Costs associated with closed units                                (1,132)       (1,522)       (1,092)
    Provision for unit impairments and closings                        3,453            --         9,404
    Provision for deferred income taxes (benefit)                        100           343        (4,037)
    Loss on disposition of assets                                        148           194            50
    Pension expense - net of contributions                              (467)         (339)        1,036
    Changes in operating assets and liabilities, net of effects from acquisition:
      Accounts and notes receivable                                       32             8          (137)
      Inventories                                                        110          (313)          497
      Other current assets                                              (292)         (187)           48
      Other assets                                                       (63)         (101)          168
      Accounts payable                                                 1,708          (292)        1,097
      Accrued interest                                                  (756)       (2,647)        1,340
      Accrued expenses                                                  (153)        1,793)         (271)
                                                                    --------      --------      --------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                       23,268        14,857        21,404

INVESTING ACTIVITIES
  Acquisition of business                                            (41,974)           --            --
  Purchases of property, plant and equipment                         (14,928)      (10,870)       (6,887)
  Proceeds from sale of property, plant and equipment                  2,288         1,052         1,881
                                                                    --------      --------      --------
      NET CASH USED BY INVESTING ACTIVITIES                          (54,614)       (9,818)       (5,006)

FINANCING ACTIVITIES
  Payments on short-term debt due to banks - net                          --            --       (20,577)
  Proceeds from long-term debt                                        81,515         7,540        21,020
  Payments on long-term debt                                         (44,636)       (7,500)      (13,320)
  Financing costs                                                       (467)           --            --
  Net proceeds from sales of Common Stock                                 --           205         1,458
  Purchase of treasury stock                                             (22)         (237)           --
  Dividends paid                                                      (5,044)       (5,047)       (4,979)
                                                                    --------      --------      --------
      NET CASH PROVIDED (USED) BY FINANCING
        ACTIVITIES                                                    31,346        (5,039)      (16,398)
                                                                    --------      --------      --------

Changes in cash and cash equivalents                                      --            --            --
Cash and cash equivalents at beginning of year                            --            --            --
                                                                    --------      --------      --------
Cash and cash equivalents at end of year                            $     --      $     --      $     --
                                                                    ========      ========      ========

SUPPLEMENTARY CASH FLOW DISCLOSURES
  Income taxes paid (net of refunds received)                       $  3,805      $  6,071      $  4,389
                                                                    ========      ========      ========
  Interest paid                                                     $  3,145      $  5,461      $  3,913
                                                                    ========      ========      ========

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PICCADILLY CAFETERIAS, INC.

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

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

INDUSTRY. The Company's principal industry is the operation of Company-owned cafeterias and seafood restaurants primarily in the Southeast and Mid-Atlantic regions of the United States.

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

         Buildings and component equipment                 10-30 years
         Furniture and fixtures                               10 years
         Machinery and equipment                               4 years

Leasehold improvements are amortized over the original lease term, including expected renewal periods if applicable. The cost of leasehold improvements has been reduced by the amount of construction allowances received from developers and landlords. Repairs and maintenance are charged to operations as incurred. Renewals and betterments which increase the value or extend the lives of assets are capitalized and depreciated over their estimated useful lives. When assets are retired, or are otherwise disposed of, cost and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of income.

LONG-LIVED ASSETS. The Company reviews long-lived assets to be held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment. Assets are evaluated for impairment at the operating unit level. An asset is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value, if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company generally estimates fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate cash flows. Accordingly, it is reasonably possible that actual results could vary significantly from such estimates.

INCOME TAXES. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income taxes.

STOCK-BASED COMPENSATION. The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and makes the pro forma information disclosures required under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE. Earnings per share of Common Stock are calculated under the provisions of SFAS No. 128, "Earnings Per Share", which the Company adopted during the three-month period ended December 31, 1997.

NOTE 2 -- MORRISON ACQUISITION

On May 28, 1998, the Company completed a $5.00 per share cash tender offer for all outstanding shares of Morrison Restaurant, Inc. (Morrison), acquiring approximately 89% of the outstanding Morrison shares. The merger was completed on July 31, 1998 when the Company purchased the remaining outstanding Morrison shares for $5.00 per share (the Morrison Acquisition). The total acquisition cost, including $10,360,000 of debt assumed, was approximately $57,270,000. On May 28, 1998, Morrison operated 142 restaurants in 13 southeastern and mid-Atlantic states.

This acquisition has been accounted for using the purchase method of accounting and the results of operations have been included in the accompanying Consolidated Financial Statements since May 28, 1998. The purchase price for Morrison was allocated to the assets and liabilities based on fair value (assets of $98,464,000 and liabilities of $64,021,000), resulting in approximately $12,467,000 of goodwill, which is being amortized using the straight-line method over 30 years. However, the purchase price allocation is tentative and may be adjusted as additional information is obtained.

Unaudited pro forma results of operations of the Company for the years ended June 30, 1998 and 1997, giving effect to the Morrison Acquisition as if it had occurred as of July 1, 1996, are as follows (in thousands, except per share data):

                                                           1998           1997
          Net sales                                    $532,586       $533,399
          Operating income                               40,712         54,850
          Net income                                      5,386         14,484
          Net income per share - basic and diluted          .51           1.38

The unaudited pro forma results of operations for the years ended June 30, 1998 and 1997 include pro forma adjustments for unfavorable leases; the incremental increase in amortization of goodwill; incremental depreciation of property, plant and equipment; interest expense; and income taxes associated with the acquisition. It does not reflect all anticipated cost savings and other operating synergies which management expects to achieve at Morrison during the periods presented. In connection with the Morrison Acquisition, the Company recorded liabilities at the date of acquisition for lease buyouts, occupancy costs and employee termination costs related to the planned closing of 18 Morrison cafeterias and for 23 Morrison properties that were closed prior to the acquisition date. As of June 30, 1998, the Company has completed the planned closing of five of the above-mentioned Morrison cafeterias and has a remaining accrual of approximately $13,460,000 to settle the remaining leases and pay remaining severance costs. While management believes this amount is adequate to finalize the closure of these Morrison cafeterias, the actual settlements may result in additional adjustments to this accrual.

NOTE 3 -- IMPAIRMENTS OF LONG-LIVED ASSETS

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

During the fourth quarter of 1998, the Company recorded a non-cash charge of $3,453,000 ($2,175,000 after tax or $.21 per share) related to asset write-downs under SFAS No. 121 and related future rent commitments for operating units for which closure decisions were made during the fourth quarter. The closure decisions primarily related to certain Piccadilly units expected to close in connection with the Morrison Acquisition.

NOTE 4 -- INCOME TAXES

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                         (Amounts in thousands)
June 30                                                   1998             1997
Deferred tax assets:
  Accrued expenses                                      $13,203         $ 4,280
  Unit closing reserves                                   8,185           2,057
  Intangible assets                                       1,339           1,854
  NOL and tax credit carryforwards                        7,094             107
                                                        -------         -------
                                                         29,821           8,298
Deferred tax liabilities:
  Property, plant and equipment                          16,751           6,191
  Prepaid pension costs                                   3,048           2,902
  Inventories                                               880             882
                                                        -------         -------
                                                         20,679           9,975
                                                        -------         -------
Net deferred tax assets (liabilities)                   $ 9,142         $(1,677)
                                                        =======         =======

At June 30, 1998 the Company has net operating loss carryforwards of $18,288,000 and general business tax credit carryforwards of $264,000 resulting from the Morrison Acquisition. These carryforwards, which expire from 2010 through 2012, give rise to deferred tax assets. SFAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. Although provisions of the Internal Revenue Code limit the amount of the net operating loss carryforward that can be utilized each year to $2,332,000, management believes that carrybacks and future reversals of existing taxable differences and, if necessary, the implementation of tax planning strategies, should be sufficient to realize all of the Company's deferred tax; therefore, a valuation allowance has not been established.

         The components of the provision for income taxes are as follows:

                                                         (Amounts in thousands)
Year Ended June 30                              1998         1997          1996
Current:
  Federal                                    $ 4,371      $ 4,719       $ 3,752
  State                                          182          693           528
                                             -------      -------       -------
                                               4,553        5,412         4,280

Defferred:
  Federal                                    $    96      $   254       $(3,588)
  State                                            4           89          (449)
                                             -------      -------       -------
                                                 100          343        (4,037)
                                             -------      -------       -------
Total provision for income taxes             $ 4,653      $ 5,755       $   243
                                             =======      =======       =======

         Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:

                                                         (Amounts in thousands)
Year Ended June 30                               1998         1997         1996
Income taxes at statutory rate                $ 4,269      $ 5,201      $   217
State income taxes, net of federal taxes          502          464           79
                                              -------      -------      -------
                                                4,771        5,665          296
Tax credits                                   $  (161)     $  (163)     $   (78)
Other items                                        43          253           25
                                              -------      -------      -------
Total provision for income taxes              $ 4,653      $ 5,755      $   243
                                              =======      =======      =======


NOTE 5 -- LEASED PROPERTY

The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally of 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments, as of June 30, 1998, including $19,580,000 for closed units, are as follows:

                                       (Amounts in thousands)
Year Ending June 30
1999                                                 $ 20,757
2000                                                   17,869
2001                                                   16,327
2002                                                   15,109
2003                                                   13,021
Subsequent                                             40,693
                                                     --------
                                                      123,776
Less sublease income                                   11,437
                                                     --------
Net minimum lease commitments                        $112,339
                                                     ========

The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rent expense for the periods shown below does not include these executory costs.

                                                          (Amounts in thousands)
Year Ended June 30                          1998            1997            1996
Minimum rentals                          $10,581         $ 7,999         $ 7,966
Contingent rentals                         1,385           2,482           2,728
                                         -------         -------         -------
Total                                    $11,966         $10,481         $10,694
                                         =======         =======         =======

NOTE 6 -- LONG-TERM DEBT AND LINES OF CREDIT

                                                                              (Amounts in thousands)
June 30                                                                            1998         1997
Note payable to banks, due at maturity on June 22, 2001 (Amount available      $ 78,979     $     --
         at June 30, 1998-- $46,021,000; fair value at June 30, 1998--
         $78,979,0000)
10.15% senior notes, due on January 31, 1998 (Fair value at June 30, 1997            --        4,500
        -- $4,525,000)
Note payable to bank, due at maturity on September 30, 1999 (Amount                  --       18,740
         available at June 30, 1997-- $11,260,000; fair value at June 30,
         1997-- $18,740,000)
Note payable to bank, due at maturity on September 30, 1999 (Amount                  --        8,500
         available at June 30, 1997 -- $6,500,000; fair value at June 30,
         1997 -- $8,500,000)
                                                                               --------     --------
                                                                                 78,979       31,740
Less current portion                                                                 --       (4,500)
                                                                               --------     --------
Total long-term debt, net of current portion                                   $ 78,979     $ 27,240
                                                                               ========     ========


The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The Company has credit agreements totaling $125,000,000 with two banks. These credit agreements are unsecured and bear interest at varying rates (7.15% at June 30, 1998) based upon the Company's debt to EBITDA ratios, as defined in the credit agreements. The Company pays quarterly commitment fees which range from .25% to .375%, based upon the Company's debt to EBITDA ratios, per annum of the unused portion of the available credit under the notes. The facilities contain covenants that include provisions for the maintenance of net worth, limitations on the level of liabilities, and requirements for minimum coverage of fixed charges. At June 30, 1998, the Company was in compliance with all such covenants. Both facilities contain prepayment options, without penalty, which can be exercised at any time during the term of the agreements.

The Company capitalized interest costs of $120,000 in 1998, $ 100,000 in 1997 and $85,000 in 1996 with respect to qualifying construction. Total interest cost incurred was $ 2,634,000 in 1998, $2,814,000 in 1997 and $5,338,000 in 1996,
including interest reserves relating to IRS examinations of $1,528,000 in 1996.

NOTE 7 -- PENSION PLAN AND OTHER POSTRETIREMENT BENEFITS

The Company has a defined benefit pension plan covering substantially all employees, except for Morrison employees, who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 1998 and June 30, 1997 with a fair value of $4,734,000 and $3,906,000, respectively.

At the time of its acquisition by the Company on May 28, 1998, Morrison maintained two non-qualified employee defined benefit pension plans and one frozen qualified defined benefit pension plan.

The following tables set forth the pension plans' funded status and amounts recognized in the Company's financial statements.

                                                                   (Amounts in thousands)
                                                     Morrison            Piccadilly
June 30                                                  1998          1998          1997
Accumulated benefit obligations                      $ 12,613      $ 57,954      $ 47,641
                                                     ========      ========      ========
Vested benefit obligations                           $ 12,613      $ 55,085      $ 45,085
                                                     ========      ========      ========
Fair value of plan assets                            $  8,738      $ 65,438      $ 53,072
Projected benefit obligation                           14,482        67,853        55,775
                                                     --------      --------      --------
Plan assets under projected benefit obligation         (5,744)       (2,415)       (2,703)
Unrecognized prior service cost                            --           (32)          (36)
Unrecognized net loss                                      --         8,203         8,029
                                                     --------      --------      --------
Prepaid (accrued) pension cost included in other
non-current assets (liabilities)                     $ (5,744)     $  5,756      $  5,290
                                                     ========      ========      ========


                                                                (Amounts in thousands)
                                                               Piccadilly
Year Ended June 30                                    1998          1997          1996
Net pension expense:
Service cost                                      $  2,207      $  1,942      $  1,854
Interest cost on projected benefit obligation        4,364         4,001         3,569
Actual return on plan assets                       (12,540)       (6,547)       (5,187)
Net amortization and deferral                        7,902         2,765         1,084
                                                  --------      --------      --------
                                                  $  1,933      $  2,161      $  1,320
                                                  ========      ========      ========


                                                            (Amounts in thousands)
                                      Morrison                Piccadilly
June 30                                   1998        1998        1997        1996
Actuarial assumptions:
Discount rate                            7.25%        7.0%        8.0%        8.0%
Compensation increases                    4.0%        3.5%        4.0%        4.0%
Long-term rate of return                  9.0%        9.0%        9.0%        9.0%


Additionally, at the time of its acquisition by the Company, Morrison provided certain health care benefits and life insurance benefits to eligible retirees. At June 30, 1998, the Company's financial statements included a liability of $1,972,000 related to these accumulated postretirement benefit obligations. This liability was measured based on an assumed 8.25% discount rate for fiscal 1998. Retirees become eligible for retirement benefits if they have met certain service and minimum age requirements at date of retirement.

Management is in the process of evaluating the benefits it offers its employees. As a result of this process, which management expects to complete by December 31, 1998, the pension and other postretirement benefit plans discussed above may undergo changes, including the possible termination of certain plans.

NOTE 8 -- COMMON STOCK

On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. At June 30, 1998, there were 338,955 unissued Common Shares reserved under the plan. On November 2, 1987, the Company's stockholders adopted the Piccadilly Cafeterias, Inc. Employee Stock Purchase Plan. The Company terminated this plan in 1996.

On November 1, 1993, the Company's stockholders approved the Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993 Plan). Under the terms of the plan, which amends and restates the Piccadilly Cafeterias, Inc. 1988 Stock Option Plan (the 1988 Plan), incentive stock options and non-qualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares, and cash awards may be granted to officers or key employees. Options to purchase shares of the Company's Common Stock may be issued at no less than 100% of the fair market value on the date of grant. The Company has reserved 1,000,000 shares, in total, for issuance under the 1988 and 1993 Plans. At June 30, 1998 96,325 shares were available for future option grants and options to purchase 814,675 shares were exercisable. Options outstanding at June 30, 1998, have exercise prices which range from $9.63 to $12.00 and a weighted average remaining contractual life of 8.3 years. Transactions under the restated 1993 Plan for the last three fiscal years are summarized as follows:


                                   (Dollars in thousands - except per share data)

                                      Common         Weighted
                                      Stock          Average
                                      Shares      Exercise Price      Total
OUTSTANDING AT JUNE 30, 1995          973,000         $10.79        $ 10,502
Cancelled/expired                    (110,500)         15.04          (1,662)
Exercised                             (50,000)          9.00            (450)
Granted                                82,500           9.63             794
                                     --------                       --------
OUTSTANDING AT JUNE 30, 1996          895,000          10.26           9,184
Cancelled/expired                    (676,000)         10.37          (7,013)
Exercised                             (25,000)          9.00            (225)
Granted                                    --             --              --
                                     --------                       --------
OUTSTANDING AT JUNE 30, 1997          194,000          10.03           1,946
Cancelled/expired                     (14,000)         12.75            (179)
Exercised                                  --             --              --
Granted                               634,675          12.00           7,616
                                     --------                       --------
OUTSTANDING AT JUNE 30, 1998          814,675          11.52           9,383
                                     ========                       ========

PRO FORMA SFAS NO. 123 RESULTS. Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%; dividend yield of 5.0%; volatility factors of the expected market price of the Company's common stock of 23%; and a weighted average expected life of the options of 5.0 years. The weighted average fair value of the stock options granted in 1998 and 1996 were $1.84 and $1.20 per share, respectively. 1998 pro forma net income and net income per share, assuming that the Company had accounted for its employee stock options using the fair value method would have been reduced by $624,000 and $.06, respectively. 1997 and 1996 amounts would not be different from those reported.

EARNINGS PER SHARE. A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted net income per share for the years ended June 30, 1998, 1997 and 1996 are as follows (net income in thousands).

                                                                        Per Share
                                           Net Income       Shares        Amount
FOR THE YEAR ENDED JUNE 30, 1998
Basic net income                           $    7,903      10,503,368      $0.75
Effect of dilutive securities                      --          65,104         --
                                           ----------      ----------      -----
Diluted net income                         $    7,903      10,568,382      $0.75
                                           ==========      ==========      =====
FOR THE YEAR ENDED JUNE 30, 1997
Basic net income                           $    9,390      10,505,602      $0.89
Effect of dilutive securities                      --             236         --
                                           ----------      ----------      -----
Diluted net income                         $    9,390      10,505,838      $0.89
                                           ==========      ==========      =====
FOR THE YEAR ENDED JUNE 30, 1996
Basic net income                           $      385      10,401,381      $0.04
Effect of dilutive securities                      --           3,056         --
                                           ----------      ----------      -----
Diluted net income                         $      385      10,404,437      $0.04
                                           ==========      ==========      =====


NOTE 9 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                            (Amounts in thousands -- except per share data)
                                    YEAR ENDED JUNE 30, 1998                          Year Ended June 30, 1997
                              9/30       12/31      3/31         6/30         9/30        12/31         3/31         6/30
Net sales                   $ 78,952   $ 79,189   $ 76,641     $100,606     $ 75,500     $ 77,469     $ 74,160     $ 77,709
Cost of sales and other
  operating expense           72,105     71,679     69,124       91,715       69,802       69,496       66,585       70,136
Net income                     2,076      2,827      2,592          408        1,387        2,843        2,589        2,571
Net Income per share-
  diluted                   $    .20   $    .27   $    .25     $    .04     $    .13     $    .27     $    .25     $    .24


During the quarter ended June 30, 1998, the Company recorded a $3,453,000 ($2,175,000 after-tax or $.21 per share) charge for the write-down of long-lived assets in accordance with SFAS No. 121 (see Note 2 for further discussion) and related rental commitments for units to be closed. Also during the quarter ended June 30, 1998, the Company acquired 89% of the outstanding shares of Morrison Restaurants, Inc. (see Note 2 and Management's Discussion and Analysis of Financial Condition and Results of Operations for further discussion).

                                                                   EXHIBIT 13(e)

Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

New Orleans, Louisiana
July 27, 1998