Form 10-K, Exhibit 13
period 1999-06-30
PICCADILLY CAFETERIAS INC
filed 1999-09-28
CIK 277923

EXHIBIT 13


SELECTED AND OTHER FINANCIAL DATA

                          SELECTED FINANCIAL DATA

                                                                          (Amounts in thousands - except per share data)
June 30                              1999                 1998                 1997        1996                 1995
Net sales                        $495,597               $335,388             $304,838    $300,550             $287,848

Cost of  Sales                    298,565                194,898              175,685     171,224              163,830

Other operating expense           170,200                109,725              100,334     101,459               97,213

Net income                          4,000 (A)              7,903 (B)            9,390         385 (B)            4,051

Per share data:
  Net income                          .38 (A)                .75 (B)              .89         .04 (B)              .40
  Cash dividends                      .48                    .48                  .48         .48                  .48

Long-term debt                     74,226                 78,979               27,240      25,700               18,000

Shareholders' equity               79,402                 80,436               77,604      73,293               76,445

Total assets                      232,939                254,584              147,332     148,280              165,121

                                Other Data
                                                                    (Amounts in thousands - except number of employees)
June 30                              1999                   1998                 1997        1996                 1995
Operating income (C)              $26,932                $30,765              $28,819     $27,867              $26,805

Depreciation                       17,293                 12,657               12,116      12,916               12,880

Amortization of goodwill              512                     20                   --          --                   --

Capital expenditures for new
projects (D)                        7,000                 10,287                5,616       1,247               22,303

Other capital expenditures          8,460                  4,641                5,254       5,440                4,639

Total capital expenditures         15,460                 14,928               10,870       6,687               26,942

Cash flow provided by
operating activities               12,915                 23,268               14,857      21,404               20,823

Free cash flow (E)                 14,196                 18,114               16,252      13,426               12,292

Net income as a percent of
beginning shareholders' equity       5.07% (A)              10.2% (B)            12.8%        0.5% (B)             5.3%

Number of employees                13,200                 15,800                8,200       8,500                7,600

(A) Includes $1,350,000 ($851,000 after-tax effect or $.08 per share) for future rent commitments for operating units for which closure decisions were made during 1999 (see Note 4 for further discussion). Also includes a recorded gain of $1,556,000 and a net tax benefit of $826,000 from the sale of Ralph & Kacoo's (see Note 3 for further discussion).
(B) Includes $3,453,000 ($2,175,000 after-tax effect or $.21 per share) and $9,404,000 ($5,830,000 after-tax effect or $.56 per share) in 1998 and 1996, respectively, for the write-down of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 (see Note 4 for further discussion).
(C)  Defined as net sales less cost of sales and other operating expense.
(D) See Management's Discussion and Analysis of Financial Condition and Results of Operations.
(E) Defined as net income adjusted for depreciation and amortization and reduced by other capital expenditures. The 1998 and 1996 amounts exclude the non-cash effect of the charges discussed in (A) and (B). Free cash flow is not a measure defined by generally accepted accounting principals. Management believes that free cash flow is a relevant indicator of liquidity. The amounts presented may not be comparable to similarly titled measures reported by other companies.



STOCK INFORMATION

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two years. As of August 31, 1999, there were approximately 2,579 record holders of the Company's Common Stock.


                                                         Per Share
                                                           Cash
                      Quarter      High         Low      Dividends
Year ended              1ST          $13.50      $10.36        $.12
June 30, 1999           2ND           11.50        9.63         .12
                        3RD           11.13       10.00         .12
                        4TH           11.50        8.00         .12

                                                     Per Share
                                                       Cash
                     Quarter     High        Low     Dividends
Year ended           1st        $14.50     $10.50        $.12
June 30, 1998        2nd         15.38      12.38         .12
                     3rd         13.13      10.00         .12
                     4th         14.00      12.19         .12


LIQUIDITY AND CAPITAL RESOURCES

In May 1998, the Company acquired 89% of the common stock of Morrison Restaurants, Inc. (Morrison) for $5.00 per share. The acquisition was completed on July 31, 1998 when the Company purchased the remaining outstanding Morrison shares for $5.00 per share (the Morrison Acquisition). The aggregate purchase price for the Morrison shares, including debt assumed, was approximately $57,270,000. The Morrison Acquisition was financed through borrowings under a senior credit arrangement described below.

During 1999, cash generated from operations combined with cash available under a senior credit arrangement were used primarily to fund $15,460,000 of capital expenditures and $5,042,000 of dividends. Maintenance capital expenditures were $8,460,000. Capital expenditures for new projects amounted to $7,000,000. New projects include $2,441,000 for signage and renovations related to the conversion of Morrison units to Piccadilly units (the Morrison Conversions), costs for land and building under construction at year end amounting to $3,078,000, and twelve in-store express take-out counters were completed at a cost of $1,481,000.

Net cash provided by operating activities was $12,915,000, reflecting a decrease of $10,353,000 from the prior year. Net changes in operating assets and liabilities decreased cash flow by $9,683,000, reflecting an increase of $3,749,000 in recoverable income taxes, net reductions in accrued employee benefits of $2,280,000 and other reductions of operating liabilities from payments in the ordinary course of business. Net investing activities for 1999 include proceeds from the sale of Ralph & Kacoo's, sale of a Morrison property and payment of Morrison Acquisition related costs.

The Company's long-term debt facility includes a senior credit arrangement with a syndication of banks for which up to $100,000,000 can be borrowed. At June 30, 1999, $25,774,000 was available under this senior credit arrangement.

For 2000, capital expenditures are expected to approximate $13,000,000. These expenditures include $3,100,000 for new investments including purchasing land, completing four new units, constructing up to 10 Piccadilly Express units, and converting several Morrison units to Piccadilly units. Management anticipates that cash generated from operations, together with funds available from its senior credit arrangement, will be sufficient to fund capital expenditures and dividends.

YEAR 2000 IMPACT

Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive code which treat a date ending in "oo" as the year 1900 rather than the year 2000. This could cause a system failure of miscalculations causing disruptions, including, among other things, a temporary inability to process transactions, process reports, or engage in similar normal business activities (Year 2000 Issues).

During 1996, the Company began migrating its information technology (IT) from internally developed systems to commercially available products. The decision to invest in updated technology was made for a number of reasons including Year 2000 Issues. The Company has completed an assessment of its Year 2000 Issues and believes that previously scheduled replacements of its IT will function properly with respect to dates in the Year 2000 and thereafter. The related projects of migrating the Company's IT and addressing Year 2000 Issues are hereinafter collectively referred to as the Year 2000 Project.

The total cost of the Year 2000 Project was approximately $725,000, primarily for the purchases of new software, which was capitalized. The Company believes these costs would have been incurred notwithstanding the Year 2000 Issues.

The majority of the Company's purchases are for food and supplies. The Company is not dependent on any one vendor for these items, and therefore, does not believe that there exist any material third party risks with respect to Year 2000 Issues.
With respect to the Morrison Acquisition, the Company has absorbed the IT requirements of Morrison into the Company's systems during 1999. No additional Year 2000 Issues are anticipated as a result of the Morrison Acquisition.

The Company believes that with conversions to new IT, Year 2000 Issues will not pose significant operational problems for its computer systems. As of June 30, 1999, the Company has completed the conversion for all systems for which Year 2000 Issues could have a material impact on the operations of the Company.

The Company has no contingency plan, nor does it intend to create one, in the event Year 2000 Issues are not fully addressed in time. The Company believes that the likelihood of such an occurrence having a material impact on the Company's operations is remote.

RESULTS OF OPERATIONS

1999 COMPARED TO 1998. Total sales increased $160,309,000, or 47.8%, from 1998. Cafeteria sales increased $168,215,000. The increase in cafeteria sales is the net result of the Morrison Acquisition, customer traffic changes, new unit openings, and unit closings.

The following table reconciles total cafeteria sales to same-store cafeteria sales (units that were open for 12 full months in both periods) for the years ended June 30, 1999 and 1998:


                                                                                               (Sales in thousands)
                                          1999                                     1998                              Sale
                               Sales                Units               Sales                 Units                 Change
Total cafeteria sales          $478,013                 267             $309,798                  275 (B)            54.3%
Less units opened in 1999             -                                        -
Less units opened in 1998         6,916                   7 (A)            3,033                    7 (A)
Less units closed in 1999         4,014                   7 (A)            7,067                    7 (A)
Less units closed in 1998             -                                    2,438                    3 (C)
Less Morrison Acquisition       198,379                 131               21,285                  136
Net same-store cafeteria
 sales                         $268,704                 122             $275,975                  122                -2.6%

(A) Includes four cafeterias and three Piccadilly Express (Associated Grocers supermarkets) units opened and closed in 1999 and 1998.
(B) Includes approximately one month of sales for units acquired in the Morrison Acquisition.
(C) Includes three cafeterias closed in 1998.


The decrease in same-store sales of 2.6% is the net result of a 3.5% decline in customer traffic and a 1.2% increase in check average. The Company made no significant price changes during 1999.

Sales relating to the Morrison Acquisition accounted for $177,094,000 of the overall net sales increase. The 1998 results include only the sales from May 28, 1998 (the effective date of the Morrison Acquisition) to June 30, 1998. Same-store sales for units included in the Morrison Acquisition declined 4.5% reflecting a general decline in customer traffic in those units.

Ralph & Kacoo's restaurant  sales  decreased  $7,906,000.  The decrease results
from  the  sale  of  Ralph & Kacoo's on March 30, 1999.   See  Note  3  of  the
Financial Statements for further discussion.

Beginning in the third quarter, the Company accelerated the Morrison Conversions, which had a significant impact on the operating results for those units. 71 units were converted in the third and fourth quarters, compared to 28 conversions in the first two quarters. Expenses associated with each conversion averaged approximately $40,000 for training team labor, new uniforms and supplies. Additional costs amounting to approximately $25,000 per unit, primarily for signage, were capitalized.

The operating efficiency of a converted unit is impacted by the conversion process. Food and labor costs are higher in units for periods subsequent to the conversion to ensure that high quality food and excellent dining room service are provided to our customers. The Company expects the converted units to gradually reach performance levels consistent with Piccadilly units with comparable customer traffic.

During 1999 and 1998, operating income (net sales less cost of sales and other operating expenses) as a percentage of net sales was 5.4% and 9.2%, respectively. Food costs as a percentage of net sales increased 0.6% due to the Morrison Acquisition. Food costs as a percentage of sales for Morrison units were higher than Piccadilly units. Labor costs as a percentage of net sales increased 1.5% reflecting higher hourly wage rates, increasing the average number of managers at the Morrison units, and the Morrison Conversions. Other operating expenses as a percentage of net sales increased 1.6% due to the Morrison Conversions and a higher ratio of leased units to total units resulting from the Morrison Acquisition.

The Company expects to complete the remaining scheduled Morrison Conversions by the end of the first quarter of 2000. Thirteen conversions are scheduled for the first quarter of 2000. Eleven units will continue to operate as Morrison units for an indefinite period.

General and administrative expenses decreased from 3.8% of sales to 3.4% of sales reflecting the leveraging effect of the Morrison Acquisition on corporate overhead. Interest expense increased $3,741,000 in 1999 reflecting the increased debt levels associated with the Morrison Acquisition.

The Company's effective income tax rate is impacted by the non-deductibility of goodwill amortization, resulting in a higher rate than in the prior year. Excluding the tax benefit from the Ralph & Kacoo's sale, the Company's effective tax rate would have been 43.6% compared to 37.1% in the prior year.

During the fourth quarter, the Company recorded a $1,350,000 charge for the lease related costs of operating units for which closure decisions were made. As of June 30, 1999, the Company had continuing rent obligations not offset by sublease arrangements for four properties related to closed units including three properties relating to the Morrison Acquisition. Management will pursue disposition of these properties at terms favorable to the Company. See further discussion in Notes 2 and 4 to the Consolidated Financial Statements.

1998 COMPARED TO 1997. Total sales increased $30,550,000, or 10.0%, from 1997. Increases in cafeteria sales account for $30,145,000 of the total increase. Ralph & Kacoo's restaurant sales increased $405,000.

Cafeteria sales for 1998 include approximately one month of sales of Morrison Restaurants, Inc. amounting to $21,285,000. The remaining increase in cafeteria sales is the net result of price changes, customer traffic changes, new unit openings, and unit closings.

The following table reconciles total cafeteria sales to same-store cafeteria sales (units that were open for 12 full months in both periods) for the years ended June 30, 1998 and 1997:

                                                                                                      (Sales in thousands)
                                          1998                                     1997                             Sale
                               Sales                Units               Sales                 Units                 Change
Total cafeteria sales          $309,798                 274             $279,653                  133                10.8%
Less units opened in 1998         3,033                   7 (A)                -                    -
Less units opened in 1997         7,067                   4 (B)            2,644                    4 (B)
Less units closed in 1998         2,438                   3 (C)            3,273                    3 (C)
Less units closed in 1997             -                   -                1,889                    4
Less Morrison Acquisition        21,285                 138                    -                    -
                               --------                                 --------
Net same-store cafeteria
  sales                        $275,975                 122             $271,847                  122                 1.5%
                               ========                                 ========

(A) Includes four cafeterias and three Piccadilly Express (Associated Grocers supermarkets) units opened in 1998.
(B) Includes three cafeterias and one Piccadilly Express (Associated Grocers supermarkets) units opened in 1997.
(C) Includes three cafeterias closed in 1997.

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

Interest expense decreased $200,000 in 1998. Payments of $4,500,000 and $7,500,000 of the 10.2% senior notes were made in 1998 and 1997, respectively, using funds available under one of the Company's line-of-credit arrangements, which had an average interest rate of 7.1% during 1998. Interest expense of $357,000 was recorded relating to the Morrison Acquisition.

KNOWN TRENDS OR UNCERTAINTIES

Same-store cafeteria sales declined 2.6% in 1999. Same-store cafeteria sales for units acquired in the Morrison Acquisition declined 4.5% in 1999 (see discussion above for impact of these declines on results of operations). These declines reflect a general decline in customer traffic. Customer traffic began trending downward in 1997. The Company attributes its customer count decline to intense competition and market saturation within the restaurant industry. Continued deterioration in customer traffic could result in the closing of additional units and additional charges under SFAS 121, including impairment charges related to goodwill. The Company launched an extensive marketing campaign in the second half of 1999 to build brand awareness and encourage additional customer traffic. Advertising expenditures are expected to approximate 1.3% of sales in 2000.

Most of the Company's operating costs are subject to inflationary pressures. Historically, the Company has generally been able to maintain its operating margins through increases in selling prices.

The Company has provided no valuation allowance for deferred tax assets. Management believes the deferred tax assets at June 30, 1999 are realizable through carrybacks and future reversals of existing taxable temporary differences, and, if necessary, the implementation of tax planning strategies. Uncertainties that affect the ultimate realization of deferred tax assets include the risk of not being able to complete tax planning strategies, such as sale-leaseback transactions. This factor has been considered in determining the valuation allowance. Management will continue to assess the adequacy of the valuation allowance on a quarterly basis.

The Company is not aware of other material trends that may be expected to cause reported financial information not to be indicative of future operating results or of future financial condition.

FORWARD-LOOKING STATEMENTS

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, advertising expenditures, the financing thereof, and disposition of impaired units involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risks and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material. Management does not expect to update such forward-looking statements continually as conditions change, and readers should consider that such statements speak only as to the date hereof.

                          CONSOLIDATED BALANCE SHEETS

                                                                                   (Amounts in thousands)
                                                                                     Balances at June 30
                                                                               1999                            1998
ASSETS
Current Assets
   Accounts and notes receivable                                         $    1,970                      $    1,602
   Inventories                                                               12,595                          12,489
   Deferred income taxes                                                     11,216                          10,559
   Recoverable income taxes                                                   5,578                             724
   Other current assets                                                         888                           1,634
                                                                         ----------                      ----------
      Total Current Assets                                                   32,247                          27,008
Property, Plant and Equipment
  Land                                                                       22,511                          26,323
  Buildings and leasehold improvements                                      150,138                         165,481
  Furniture and fixtures                                                    120,469                         117,269
  Machinery and equipment                                                    13,796                          17,088
  Construction in progress                                                    3,371                           6,757
                                                                         ----------                      ----------
                                                                            310,285                         332,918
Less allowances for depreciation and unit closings                          134,035                         129,053
                                                                         ----------                      ----------
      Net Property, Plant and Equipment                                     176,250                         203,865
Goodwill, net of $532,000 accumulated at June 30, 1999
  and $20,000 at June 30, 1999                                               12,982                          12,447

Other Assets                                                                 11,460                          11,264
                                                                         ----------                      ----------
Total Assets                                                             $  232,939                      $  254,584
                                                                         ==========                      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                       $   18,612                      $   18,359
  Accrued interest                                                              275                             418
  Accrued salaries, benefits and related taxes                               22,824                          24,869
  Accrued rent                                                                5,183                           5,036
  Other accrued expenses                                                      6,267                          12,179
                                                                         ----------                      ----------
      Total Current Liabilities                                              53,161                          60,861

Long-Term Debt, less current portion                                         74,226                          78,979
Deferred Income Taxes                                                         3,992                           1,417
Reserve For Unit Closings                                                    12,693                          20,104
Accrued Employee Benefits, less current portion                               9,465                          12,787

Shareholders' Equity
Preferred Stock, no par value; authorized 50,000,000
  shares; issued and outstanding:  none                                         ---                             ---
Common Stock, no par value, stated value $1.82 per share,
  authorized 100,000,000 shares; issued and outstanding:
  10,528,368 shares at June 30, 1999 and at June 30, 1998                    19,141                          19,141
Additional paid-in capital                                                   18,735                          18,735
Retained earnings                                                            41,804                          42,810
                                                                         ----------                      ----------
                                                                             79,680                          80,686
Less treasury stock, at cost:  25,000 common shares at
  June 30, 1999 and at June 30, 1998                                            278                             250
                                                                         ----------                      ----------
      Total Shareholders' Equity                                             79,402                          80,436
                                                                         ----------                      ----------
Total Liabilities and Shareholders' Equity                               $  232,939                      $  254,584
                                                                         ==========                      ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Consolidated Statements of Income

                                                              (Amounts in thousands - except per share data)
Year Ending June 30                                       1999                     1998                     1997
Net sales                                             $495,697                 $335,388                 $304,838
Costs and expenses:
  Cost of sales                                        298,565                  194,898                  175,685
  Other operating expenses                             170,200                  109,725                  100,334
  Provision for unit impairments and
   closings                                              1,350                    3,453                      ---
  General and administrative expenses                   17,458                   12,832                   11,465
  Interest expense                                       6,255                    2,514                    2,714
  Other expenses (income)                               (1,000)                    (590)                    (505)
                                                      --------                 --------                 --------
                                                       492,828                  322,832                  289,693
                                                      ========                 ========                 ========
  Gain from sale of Ralph & Kacoo's                      1,556                       --                       --
                                                      --------                 --------                 --------
Income Before Income Taxes                               4,425                   12,556                   15,145
Provision for income taxes                                 425                    4,653                    5,755
                                                      --------                 --------                 --------
Net Income                                            $  4,000                 $  7,903                 $  9,390
                                                      ========                 ========                 ========
Weighted average number of shares
 outstanding                                            10,503                   10,503                   10,506
                                                      ========                 ========                 ========
Net income per share - basic and diluted              $    .38                 $    .75                 $    .89
                                                      ========                 ========                 ========

See Notes to Consolidated Financial Statements

                      CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY

                                                                                 (Amounts in thousands - except per share data)
                                                                     Additional
                                          Common Stock                 Paid-In       Retained              Treasury Stock
                                        Shares    Amount               Capital        Earnings            Shares    Amount
Balances at June 30, 1996               10,503         $ 19,096        $ 18,555       $ 35,642           ---     $     ---
Net income                                                                               9,390
Cash dividends declared ($.48 per
 share)                                                                                 (5,047)
Sales under dividend reinvestment
 plan                                                                                      (20)
Sales under employee stock option
 plan                                       25               45             180
Purchases of treasury stock                                                                               25           237
                                     ---------         --------        --------       --------        ------     ---------
Balances at June 30, 1997               10,528           19,141          18,735         39,965            25           237
Net income                                                                               7,903
Cash dividends declared ($.48 per
 share)                                                                                 (5,044)
Sales under dividend reinvestment
 plan                                                                                      (23)
Stock issuances from treasury                                                                9            (5)          (50)
Purchases of treasury stock                                                                                5            63
                                     ---------         --------        --------       --------        ------     ---------
Balances at June 30, 1998               10,528           19,141          18,735         42,810            25           250
Net income                                                                               4,000
Cash dividends declared ($.48 per
 share)                                                                                 (5,042)
Sales under dividend reinvestment
 plan                                                                                      (26)
Stock issuances from treasury                                                               62           (23)         (238)
Purchases of treasury stock                                                                               23           266
                                     ---------         --------        --------       --------        ------     ---------
Balances at June 30, 1999               10,528         $ 19,141          18,735       $ 41,804            25     $     278
                                     =========         ========        ========       ========        ======     =========

See Notes to Consolidated Financial Statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   (Amounts in thousands - except per share data)
Year Ending June 30                                              1999                    1998                   1997
Operating activities
  Net Income                                              $     4,000             $     7,903             $    9,390
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization of goodwill                  17,805                  12,677                 12,116
    Amortization of financing costs                               145                      12                     --
    Costs associated with closed units                         (2,091)                 (1,132)                (1,522)
    Provision for unit impairments and closings                 1,350                   3,453                    ---
    Provision for deferred income taxes                         4,411                     100                    343
    Gain on sale of Ralph & Kacoo's, net of taxes              (2,691)                     --                     --
    Loss on disposition of assets                                 120                     148                    194
    Pension expense - net of contributions                       (451)                   (467)                  (339)
    Changes in operating assets and liabilities, net
      of effects from Morrison Acquisition:
      Accounts and notes receivable                              (418)                     32                      8
      Inventories                                                (365)                    110                   (313)
      Recoverable income taxes                                 (3,749)                    188                 (1,674)
      Other current assets                                        486                    (292)                  (187)
      Other assets                                                553                     (75)                  (101)
      Accounts payable                                         (1,426)                  1,708                   (292)
      Accrued interest                                            137                    (756)                (2,647)
      Accrued expenses                                         (2,621)                   (346)                  (119)
      Accrued employee benefits                                (2,280)                      5                     --
                                                          -----------             -----------             ----------
      Net Cash Provided by Operating Activities                12,915                  23,268                 14,857

Investing activities
  Net proceeds from sale of Ralph & Kacoo's,
   including net tax benefit                                   22,597                      --                     --
  Acquisition of business                                     (10,933)                (41,974)                   ---
  Purchases of property, plant and equipment                  (15,460)                (14,928)               (10,870)
  Proceeds from sale of property, plant and
   equipment                                                      757                   2,288                  1,052
                                                          -----------             -----------             ----------
      Net Cash Used by Investing Activities                    (3,039)                (54,614)                (9,818)

Financing activities
  Proceeds from long-term debt                                 17,392                  81,515                  7,540
  Payments on long-term debt                                  (22,145)                (44,636)                (7,500)
  Financing costs                                                  --                    (467)                   ---
  Proceeds from issuances of treasury stock                       185                     ---                    205
  Purchases of treasury stock                                    (266)                    (22)                  (237)
  Dividends paid                                               (5,042)                 (5,044)                (5,047)
                                                          -----------             -----------             ----------
      Net Cash Provided (Used) by Financing
        Activities                                             (9,876)                 31,346                 (5,039)
                                                          -----------             -----------             ----------
Changes in cash and cash equivalents                              ---                     ---                    ---
Cash and cash equivalents at beginning of year                    ---                     ---                    ---
                                                          -----------             -----------             ----------
Cash and cash equivalents at end of year                  $       ---             $       ---             $      ---
                                                          ===========             ===========             ==========
Supplementary Cash Flow Disclosures
  Income taxes paid (net of refunds received)             $     1,756             $     3,805             $    6,071
                                                          ===========             ===========             ==========
  Interest paid                                           $     6,177             $     3,145             $    5,461
                                                          ===========             ===========             ==========

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SIGNIFICANT ACCOUNTING POLICIES

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

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment (PP&E) is stated at cost, except for PP&E that has been impaired, for which the carrying amount is reduced to estimated fair value. Depreciation is provided using the straight-line method for financial reporting purposes on the following estimated useful lives:

      Buildings and component equipment       10-30 years
      Furniture and fixtures                     10 years
      Machinery and equipment                     4 years

Leasehold improvements are amortized over the original lease term, including expected renewal periods if applicable. The cost of leasehold improvements has been reduced by the amount of construction allowances received from developers and landlords. Repairs and maintenance are charged to operations as incurred. Expenditures for renewals and betterments which increase the value or extend the lives of assets are capitalized and depreciated over their estimated useful lives. When assets are retired, or are otherwise disposed of, cost and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of income.

LONG-LIVED ASSETS. The Company reviews long-lived assets, including goodwill, to be held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment, except for goodwill. Assets are evaluated for impairment at the operating unit level. Goodwill is evaluated in total for the Morrison units acquired. An asset is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value, if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company generally estimates fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate cash flows. Accordingly, it is reasonably possible that actual results could vary significantly from such estimates.

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

EARNINGS PER SHARE. Earnings per share of Common Stock are calculated under the provisions of SFAS No. 128, "Earnings Per Share".

ADVERTISING EXPENSE.  The cost of advertising  is  expense  as  incurred.   The
Company incurred $5,801,000, $3,203,000, and $2,607,000 in advertising costs during 1999, 1998 and 1997, respectively.

RECLASSIFICATIONS. Certain balances in prior years have been reclassified to conform with the presentation adopted in the current year.

NOTE 2:  MORRISON ACQUISITION

On May 28, 1998, the Company completed a $5.00 per share cash tender offer for all outstanding shares of Morrison Restaurant, Inc. (Morrison), acquiring approximately 89% of the outstanding Morrison shares. The merger was completed on July 31, 1998 when the Company purchased the remaining outstanding Morrison shares for $5.00 per share (the Morrison Acquisition). The total acquisition cost, including $9,588,000 of debt assumed, was approximately $57,270,000. On May 28, 1998, Morrison operated 142 restaurants in 13 southeastern and mid-Atlantic states.

This acquisition has been accounted for using the purchase method of accounting and the results of operations have been included in the accompanying Consolidated Financial Statements since May 28, 1998. At the acquisition date, a preliminary allocation of the purchase price of Morrison was made, resulting in goodwill of $12,467,000. During 1999, management revised certain estimates used in determining the allocation of purchase price to the assets and liabilities acquired, resulting in a $1,047,000 net increase in goodwill. The final allocation of purchase price based on the fair value of assets and liabilities acquired resulted in recording assets of $88,520,000 and liabilities of $54,352,000. Goodwill is being amortized using the straight-line method over 30 years.

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


In connection with the Morrison Acquisition, the Company recorded liabilities of $13,460,000 at the date of acquisition for lease buyouts, occupancy costs and employee termination costs (Morrison Closing Costs) related to the planned closing of 18 Morrison units and for 23 Morrison units that were closed prior to the acquisition date. As of June 30, 1999, the Company has closed 15 of the above-mentioned Morrison units and anticipates closing seven other units in the quarter ending September 30, 1999, making the total closed 22, compared to the original estimate of 18. During 1999, the Company revised its original estimate of Morrison Closing Costs and reduced the recorded liability and goodwill by $6,777,000. During 1999, the Company paid Morrison Closing Costs of $1,134,000. While management believes the remaining accrual of $6,045,000 is adequate to finalize the closure of these Morrison units, the actual settlements may result in additional adjustments to this accrual.

NOTE 3:  SALE OF RALPH & KACOO'S

On March 30, 1999, the Company completed the sale of the Ralph & Kacoo's seafood restaurants and related commissary business (Cajun Bayou Distributors & Management, Inc.) to Cobb Investment Company, Inc. for $21,314,000 in cash. The transaction resulted in a recorded gain of $1,556,000, and a net tax benefit of $826,000.

The tax benefit was the result of the sale of the stock of Cajun Bayou Distributors & Management, Inc. The tax basis in the stock was $6,057,000 higher than the book basis in the stock due to differences that were not classified as temporary differences under SFAS 109, and resulted in a loss on the stock sale for tax purposes when compared to the amount recorded for financial statement purposes. The tax loss on the stock sale generated a net overall tax loss on the sale of Ralph & Kacoo's.

The remaining portion of the Ralph & Kacoo's business, a catering facility sold on June 1, 1999, generated a gain of $491,000 and is included in Other income.

Operating results for Ralph & Kacoo's and Cajun Bayou Distributors & Management, Inc. for years 1997 and 1998 and the period ended March 30, 1999 are not material to the results as presented in the Company's Consolidated Statements of Income (see page 17).

NOTE 4:  IMPAIRMENTS OF LONG-LIVED ASSETS AND RESERVES FOR UNIT CLOSINGS

During 1999 and 1998, the Company recorded charges of $1,350,000 ($851,000 after tax or $.08 per share) and $3,453,000 ($2,175,000 after tax or $.21 per share), respectively, for asset write-downs and the lease related costs of operating units for which closure decisions were made. The closure decisions primarily related to certain Piccadilly units expected to close in connection with the Morrison Acquisition.

The Company is responsible for minimum rent obligations of $16,927,000 related to 23 closed units and 10 units scheduled to close, $5,076,000 of which relate to the Morrison Acquisition. Sublease arrangements exist relating to 16 of these units providing for future sublease rentals of $13,994,000. The Company has recorded liabilities of $12,693,000 to settle the minimum rent obligations, other lease-related charges, and lease settlements, $6,045,000 of which related to the Morrison Acquisition. During 1999, the Company charged $2,091,000 against these reserves for lease-related payments net of sublease rentals received, of which $1,134,000 relate to the Morrison Acquisition (see Note 2 for further discussion).

NOTE 5:  INCOME TAXES

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                       (Amounts in thousands)
      June 30                                                                   1999                            1998
Deferred tax assets:
  Accrued expenses                                                           $11,375                         $13,203
  Unit closing reserves                                                        5,787                           8,185
  Intangible assets                                                               --                           1,339
  NOL and tax credit carryforwards                                             7,824                           7,094
                                                                             -------                         -------
                                                                              24,986                          29,821
Deferred tax liabilities:
  Property, plant and equipment                                               12,964                          16,751
  Prepaid pension costs                                                        3,279                           3,048
  Inventories                                                                  1,519                             880
                                                                             -------                         -------
                                                                              17,762                          20,679
                                                                             -------                         -------
Net deferred tax assets                                                      $ 7,224                         $ 9,142
                                                                             =======                         =======

At June 30, 1999 the Company has net operating loss carryforwards of $18,288,000 and general business tax credit carryforwards of $264,000 resulting from the Morrison Acquisition. These carryforwards, which expire from 2010 through 2012, give rise to deferred tax assets. SFAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. Although provisions of the Internal Revenue Code limit the amount of the net operating loss carryforward that can be utilized each year to
$2,332,000, management believes that carrybacks and future reversals of existing taxable differences should be sufficient to realize all of the Company's deferred tax; therefore, a valuation allowance has not been established.

      The components of the provision for income taxes are as follows:

                                                                                           (Amounts in thousands)
Year Ended June 30                                           1999                      1998                     1997
Current:
  Federal                                                $(3,826)                   $ 4,371                  $ 4,719
  State                                                     (160)                       182                      693
                                                         -------                    -------                  -------
                                                          (3,986)                     4,553                    5,412

Deferred:
  Federal                                                $ 4,234                    $    96                  $   254
  State                                                      177                          4                       89
                                                         -------                    -------                  -------
                                                           4,411                        100                      343
                                                         -------                    -------                  -------
Total provision for income taxes                         $   425                    $ 4,653                  $ 5,755
                                                         =======                    =======                  =======


      Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:

                                                                                           (Amounts in thousands)
Year Ended June 30                                           1999                      1998                     1997
Income taxes at statutory rate                            $ 1,505                   $ 4,269                  $ 5,201
State income taxes, net of federal taxes                      177                       502                      464
                                                          -------                   -------                  -------
                                                            1,682                     4,771                    5,665
Sale of Ralph & Kacoo's                                    (1,158)                       --                       --
Goodwill amortization                                         178                        15                       --
Tax credits                                                  (158)                     (161)                    (163)
Other items                                                  (119)                       28                      253
                                                          -------                   -------                  -------
Total provision for income taxes                          $   425                   $ 4,653                  $ 5,755
                                                          =======                   =======                  =======

NOTE 6:  LEASED PROPERTY

The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally of 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments, as of June 30, 1999, including $12,757,000 for closed units, are as follows:

                                                      (Amounts in thousands)
Year Ending June 30
2000                                                $  18,477
2001                                                   16,459
2002                                                   14,693
2003                                                   12,171
2004                                                    9,890
Subsequent                                             31,891
                                                    ---------
                                                      103,581
Less sublease income                                   11,924
                                                    ---------
Net minimum lease commitments                       $  91,657
                                                    =========

The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rentals for the periods shown below does not include these executory costs.

                                                                                          (Amounts in thousands)
Year Ended June 30                                           1999                      1998                     1997
Minimum rentals                                           $15,950                   $10,581                  $ 7,999
Contingent rentals                                          4,998                     1,385                    2,482
                                                          -------                   -------                  -------
Total                                                     $20,948                   $11,966                  $10,481
                                                          =======                   =======                  =======


NOTE 7:  LONG-TERM DEBT

                                                                    (Amounts in thousands)
June 30                                                         1999                          1998
Note payable to banks, due at maturity on June 22, 2001
 (fair value at June 30, 1999 - $74,226,000; fair value
 at June 30, 1998 - $78,979,000)                              $74,226                       $78,979
                                                              =======                       =======


The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

The Company has a credit agreement totaling $100,000,000 with a syndicated group of banks. This credit agreement was amended during 1999 to reduce the amount available from $125,000,000 to $100,000,000. The related borrowings are unsecured and bear interest (6.97% and 7.15% at June 30, 1999 and June 30, 1998, respectively) based upon the London InterBank Offered Rate (LIBOR) plus a margin rate based upon the Company's debt to EBITDA ratios, as defined in the Credit Agreement. The Company pays quarterly commitment fees which range from .25% to .375%, based upon the Company's debt to EBITDA ratios, per annum of the unused portion of the available credit under the notes. The facilities contain covenants that include provisions for the maintenance of net worth, limitations on the level of liabilities, and requirements for minimum coverage of fixed charges. At June 30, 1999, the Company was in compliance with all such covenants. Both facilities contain prepayment options, without penalty, which can be exercised at any time during the term of the agreements.

The Company capitalized interest costs of $145,000 in 1999, $120,000 in 1998 and $100,000 in 1997 with respect to qualifying construction. Total interest cost incurred was $6,400,000 in 1999, $2,634,000 in 1998 and $2,814,000 in
1997.

NOTE 8:  PENSION PLANS

The Company has a defined benefit pension plan covering substantially all employees, except for Morrison employees, who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 1999 and June 30, 1998 with a fair value of $3,056,000 and $4,734,000, respectively.

At the time of its acquisition by the Company on May 28, 1998, Morrison maintained two non-qualified employee defined benefit pension plans and one frozen qualified defined benefit pension plan.

The two Morrison employee defined benefit pension plans continue to accrue benefits for covered employees. To provide a source for the payment of benefits under these plans, the Company owns whole-life insurance contracts on some participants.

Morrison is a co-sponsor of the Morrison Restaurants Inc. Retirement Plan along with Ruby Tuesday, Inc. and Morrison Health Care, Inc. The MRI Retirement Plan was frozen on December 31, 1987. The Plan's assets include common stock, fixed income securities, short-term investments and cash. The Company will continue to share in future expenses of the Plan, and will make contributions to the Plan as necessary.

The Company has adopted SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits", which revises the required disclosures about pension and other postretirement benefit plans. Changes in plan assets and obligations during the years ended June 30, 1999 and 1998 and the funded status of the defined pension plans described in the preceding paragraphs (referred to collectively as "Pension Benefits") at June 30, 1999 and 1998, were as follows:

                                                                                              (Amount in thousands)

                                                                                       Pension Benefits
                                                                              1999                           1998
June 30
Change in benefit obligation
Benefit obligation at beginning of year                                     $ 82,335                       $ 55,775
Morrison acquisition                                                          (2,669)                        14,482
Service cost                                                                   2,717                          2,207
Interest cost                                                                  5,475                          4,364
Benefits paid                                                                 (3,798)                        (2,573)
Actuarial (gain) loss                                                         (7,507)                         8,080
                                                                            --------                       --------

Benefit obligation at end of year                                           $ 76,553                       $ 82,335
                                                                            ========                       ========

Change in plan assets
Fair value of plan assets at beginning of year                              $ 74,176                       $ 53,072
Morrison acquisition                                                          (1,523)                         8,738
Actual return                                                                  6,136                         12,539
Employer contributions                                                         2,500                          2,400
Benefits paid                                                                 (3,640)                        (2,573)
                                                                            --------                       --------

Fair value of plan assets at end of year                                    $ 77,649                       $ 74,176
                                                                            ========                       ========

Funded (unfunded) status                                                    $  1,096                       $ (8,159)
Unrecognized actuarial (gain) loss                                             1,408                            (32)
Unrecognized prior service cost                                                  (27)                         8,203
                                                                            --------                       --------

Net prepaid pension cost                                                    $  2,477                       $     12
                                                                            ========                       ========

Net prepaid benefit cost consists of:
Prepaid benefit cost                                                        $  6,816                       $  5,756
Accrued benefit liability                                                     (4,339)                        (5,744)
                                                                            --------                       --------

Net prepaid pension cost                                                    $  2,477                       $     12
                                                                            ========                       ========

Net periodic pension cost for the Pension Benefits for 1999, 1998 and 1997 include the following components:

                                                                                             (Amounts in thousands)
                                                            1999                      1998                     1997
June 30
Net pension expense:
Service cost                                            $  2,717                  $  2,207                 $  1,942
Interest cost on projected benefit obligation              5,475                     4,364                    4,001
Actual return on plan assets                              (6,136)                  (12,540)                  (6,547)
Net amortization and deferral                                 (5)                    7,902                    2,765
                                                        --------                  --------                 --------

                                                        $  2,051                  $  1,933                 $  2,161
                                                        ========                  ========                 ========

Assumptions used in actuarial calculations were as follows:

                                                                                           (Amounts in thousands)
                                                            1999                      1998                     1997
June 30
Actuarial assumptions:
Discount rate                                              7.75%                7.0%-7.25%                     8.0%
Compensation increases                                      3.5%                 3.5%-4.0%                     4.0%
Long-term rate of return                                    9.0%                      9.0%                     9.0%


Management is in the process of evaluating the benefits it offers its employees, including various Morrison plans included in the Morrison Acquisition. As a result of this process, which management expects to complete by December 31, 1999, the benefit plans may undergo changes, including the possible termination of certain plans.

NOTE 9:  COMMON STOCK

On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. At June 30, 1999, there were 255,389 unissued Common Shares reserved under the plan.

On November 2, 1998, the Company's stockholders approved the Amended and Restated Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993
Plan). Under the terms of the Plan, which amends and restates the Piccadilly Cafeterias, Inc. 1993 Stock Option Plan (the 1988 Plan), incentive stock options and non-qualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares, and cash awards may be granted to officers, key employees, or the Chairman of the Board of Directors of the Company. Options to purchase shares of the Company's Common Stock may be issued at no less than 100% of the fair market value on the date of grant. The Company has reserved 1,450,000 shares, in total, for issuance under the 1993 and 1988 Plans. At June 30, 1999, 413,500 shares were available for future option grants and options to purchase 753,650 shares were exercisable. Options outstanding at June 30, 1999, have exercise prices which range from $8.50 to $12.00 and a weighted average remaining contractual life of 8.2 years. Transactions under the 1993 Plan for the last three years are summarized as follows:

                                                                (Dollars in thousands - except per share data)
                                              Common                   Weighted
                                              Stock                    Average
                                              Shares                Exercise Price                 Total
Outstanding at June 30, 1996                       895,000                    $10.26                   $ 9,184
Cancelled/expired                                 (676,000)                    10.37                    (7,013)
Exercised                                          (25,000)                     9.00                      (225)
Granted                                                ---                       ---                       ---
                                               -----------                                          ----------
Outstanding at June 30, 1997                       194,000                     10.03                     1,946
Cancelled/expired                                  (14,000)                    12.75                      (179)
Exercised                                              ---                       ---                       ---
Granted                                            634,675                     12.00                     7,616
                                               -----------                                          ----------
Outstanding at June 30, 1998                       814,675                     11.52                     9,383
Cancelled/expired                                  (29,900)                    10.50                      (314)
Exercised                                          (17,600)                    10.10                      (178)
Granted                                            162,725                      9.51                     1,548
                                               -----------                                          ----------
Outstanding at June 30, 1999                       929,900                     11.23                   $10,439
                                               ===========                                          ==========


PRO FORMA SFAS NO. 123 RESULTS. Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%; dividend yield of 5.0%; volatility factors of the expected market price of the Company's common stock of 23%; and a weighted average expected life of the options of 5.0 years. The weighted average fair value of the stock options granted in 1999 and 1998 were $1.32 and $1.84 per share, respectively. 1999 and 1998 pro forma net income and net income per share, assuming that the Company had accounted for its employee stock options using the fair value method would have been reduced by $111,000 and $.01 and $624,000 and $.06, respectively. 1997 amounts would not be different from those reported.

EARNINGS PER SHARE. A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted net income per share for the years ended June 30, 1999, 1998 and 1997 are as follows (net income in thousands).



                                            Net Income                  Shares               Per Share Amount
For the Year Ended June 30, 1999
Basic net income                                    $4,000                10,503,368                     $0.38
Effect of dilutive securities                          ---                    25,458                       ---
                                                  --------              ------------                   -------
Diluted net income                                  $4,000                10,528,826                     $0.38
                                                  ========              ============                   =======
For the Year Eneded June 30, 1998
Basic net income                                    $7,903                10,503,368                     $0.75
Effect of dilutive securities                          ---                    65,014                       ---
                                                  --------              ------------                   -------
Diluted net income                                  $7,903                10,568,382                     $0.75
                                                  ========              ============                   =======
For the Year Ended June 30, 1997
Basic net income                                    $9,390                10,505,602                     $0.89
Effect of dilutive securities                          ---                       236                       ---
                                                  --------              ------------                   -------
Diluted net income                                  $9,390                10,505,838                     $0.89
                                                  ========              ============                   =======

NOTE 10:  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                        (Amounts in thousands -- except per share data)
                                          Year Ended June 30, 1999                       Year Ended June 30, 1998
                          9/30         12/31        3/31         6/30        9/30        12/31       3/31        6/30
Net sales                 $128,935     $130,376     $122,498     $113,888     $78,952     $79,189     $76,641    $100,606
Cost of sales and
 other operating expense   119,602      121,376      116,134      111,653      72,105      71,679      69,124      91,715
Net income (loss)            1,888        1,976        2,798       (2,662)      2,076       2,827       2,592         408
Net income (loss) per
 share - basic and
 diluted                  $    .18     $    .19     $    .27     $   (.25)     $  .20     $   .27     $   .25    $    .04


During the quarters ended June 30, 1999 and 1998, the Company recorded a $1,350,000 ($851,000 after-tax or $.08 per share) and $3,453,000 ($2,175,000 after-tax or $.21 per share) charge, respectively, for the write-down of long-lived assets in accordance with SFAS No. 121 (see Note 4 for further discussion) and lease related costs for units to be closed.

During the quarter ended March 31, 1999, the Company sold its Ralph & Kacoo's seafood restaurants and related commissary business resulting in a recorded gain of $1,556,000, and a net tax benefit of $826,000 (see Note 3 for further discussion).


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1999. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                         /S/ ERNST & YOUNG LLP
                                                         New Orleans, Louisiana
                                                             September 24, 1999