Form 10-K, Exhibit 13
period 2000-06-30
PICCADILLY CAFETERIAS INC
filed 2000-09-15
CIK 277923

EXHIBIT 13

SELECTED AND OTHER FINANCIAL DATA



                                SELECTED FINANCIAL AND OPERATING DATA
                                       (dollars in thousands)


JUNE 30                                 2000            1999(5)         1998(7)          1997           1996
                                     ----------      ----------      ----------      ----------      ----------
INCOME STATEMENT DATA:

Net sales                            $  450,276      $  495,597      $  335,388      $  304,838      $  300,550
Cost of  Sales                          266,246         298,565         194,898         175,685         171,224
   Other operating expenses             160,358         170,200         109,725         100,334         101,459
   Provision for unit impairments
      and closings                          ---           1,350           3,453             ---           9,404
   General and administrative
      expenses                           15,230          17,458          12,832          11,465          12,761
   Interest expense                       7,177           6,255           2,514           2,714           5,253
   Other expenses (income)               (1,562)         (1,000)           (590)           (505)           (179)
                                     ----------      ----------      ----------      ----------      ----------
                                        447,449         492,828         322,832         289,693         299,922
   Gain from sale of Ralph &
      Kacoo's                               ---           1,556             ---             ---             ---
                                     ----------      ----------      ----------      ----------      ----------
Income before income taxes                2,827           4,425          12,556          15,145             628
Provision for income taxes                  416             425(6)        4,653           5,755             243
                                     ----------      ----------      ----------      ----------      ----------
   Net income                        $    2,411      $    4,000      $    7,903      $    9,390      $      385
                                     ==========      ==========      ==========      ==========      ==========
Per share data:
  Net income                                .23             .38             .75             .89             .04
  Cash dividends                            .24             .48             .48             .48             .48
BALANCE SHEET DATA:
Cash                                 $      ---      $      ---      $      ---      $      ---       $     ---
Net property, plant and
   equipment                            163,877         176,250         203,865         126,020         129,012
Total assets                            214,170         232,939         254,584         147,332         148,280
Long-term debt                           68,391          74,226          78,979          31,240          31,700
Total shareholders' equity               79,281          79,402          80,436          77,604          73,293

                                              OTHER DATA
                                         (dollars in thousands)
JUNE 30                                 2000            1999            1998             1997           1996
                                     ----------      ----------      ----------      ----------      ----------

OTHER FINANCIAL DATA:
EBITDA(1)                            $   26,702      $   28,279      $   31,200      $   29,975      $   28,201
Net cash provided by operating
   activities                            14,222          12,915          23,268          14,857          21,404
Depreciation and amortization(2)         16,698          17,805          12,677          12,116          12,916
Maintenance capital expenditures(3)       3,812           8,460           6,085           5,038           4,462
Total capital expenditures                6,832          15,460          14,928          10,870           6,887
RESTAURANT DATA:
Number of cafeterias and
   seafood restaurants (end of
   period)                                  242             254             277             137             138
Same-store cafeteria
   sales % increase/(decrease)(4)          (5.2)%          (2.6)%           1.6%            4.2%            3.1%

___________________
  (1) EBITDA is net income before provision for income taxes, gain from sale of Ralph & Kacoo's, interest expense, provision for cafeteria impairments and closings and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other traditional indicators of operating performance. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure that we believe provides relevant and useful information. Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner.

  (2) Exludes amortization of deferred financing costs.

  (3) Maintenance capital expenditures are those regularly scheduled expensitures required to maintain, remodel and otherwise improve existing facilities and equipment.

  (4) "Same-stores" are cafeterias that were open for twelve full months in both comparative periods. Since Morrison was acquired on May 28, 1998, the Morrison acquisition only affects the total same-store sales comparison for fiscal year 2000.

  (5) The sale of Ralph & Kacoo's was completed on March 30, 1999. Results for the fiscal year eneded 1999 include nine months of Ralph & Kacoo's operations.

  (6) The sale of Ralph & Kacoo's resulted in a reported gain of $1.6 million and a net tax benefit of 40.8 million.

  (7) Morrison was acquired on May 28, 1998. Results for the fiscal year ended 1998 include one month of Morrison's operations.

STOCK INFORMATION

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two years. As of September 8, 2000, there were approximately 2,561 record holders of the Company's Common Stock.


                                                         Per Share                                                  Per Share
                                                         Cash                                                       Cash
                                Quarter  High    Low     Dividends                      Quarter   High     Low      Dividends
YEAR ENDED                      1ST      $8.38   $6.50   $.12        Year ended         1st       $13.50   $10.36   $.12
  JUNE 30, 2000                 2ND       6.88    3.06    .12          June 30, 1999    2nd        11.50     9.63    .12
                                3RD       4.25    2.63    ---                           3rd        11.13    10.00    .12
                                4TH       3.25    2.63    ---                           4th        11.50     8.00    .12


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

The Company has a $90 million credit facility with a syndicated group of banks maturing on June 22, 2001. The credit facility is secured by substantially all the current and future assets of the Company. Under the credit facility, the Board may only declare a dividend to the extent of the Company's net income for the prior fiscal quarter. Accordingly, the Company's ability to declare dividends in compliance with the terms of the credit facility is determined by its operating performance.

On February 7, 2000, the Board elected to suspend the Company's regular quarterly dividend of $.12 per share. The suspension of the dividend saves approximately $1.3 million per quarter. The Board concluded that until the Company had demonstrated a sustained operating performance that would support a dividend that could be safely maintained, suspension of the dividend was the prudent course of action.

The balance outstanding under the credit facility is classified as current at June 30, 2000 because the facility matures on June 22, 2001. At June 30, 2000, approximately $5.0 million was available under the credit facility. The Company is evaluating various alternatives and expects to have a new credit arrangement in place prior to June 22, 2001.

In fiscal 2000, the Company made $3.8 million of maintenance capital expenditures. In fiscal 2000, the Company was restricted to total capital expenditures of $7.0 million under the terms of its credit facility. In fiscal 2001, the Company expects to make approximately $6 million of capital expenditures. No new cafeterias are scheduled to open in fiscal 2001.

Management believes that its cash from operations, together with remaining credit available under the credit facility will be sufficient to provide for the Company's operational needs for the foreseeable future.

RESULTS OF OPERATIONS

OVERVIEW

  Piccadilly is the largest cafeteria chain in the United States with 242 cafeterias, and is the dominant cafeteria chain in the Southeastern and Mid-Atlantic regions. We serve a diverse and extremely loyal customer base consisting of families, groups of friends and co-workers, senior citizens, couples and students. Our patrons enjoy a wide selection of convenient, healthy, freshly prepared "home cooked" meals at value-oriented prices for lunch and dinner.

  We categorize our operating expenses into three major categories: cost of sales, other operating expenses and general and administrative expenses. Cost of sales consists of labor and food costs. Other operating expenses consists primarily of advertising, building and security costs, meal discounts, insurance, payroll taxes, repairs, supplies, utilities, cafeteria-level performance incentives, depreciation, rent, and other cafeteria-level expenses. General and administrative expenses is comprised of executive and district manager salaries and related benefits, taxes and travel expenses, legal and professional fees, depreciation, amortization, and various other costs related to administrative functions.

RECENT ACQUISITIONS AND DISPOSITIONS

  THE MORRISON ACQUISITION. In May 1998, we acquired Morrison Restaurants, Inc. ("Morrison") for $57.3 million of total consideration (the "Morrison Acquisition"). The discussion that follows refers to the cafeterias acquired in the Morrison Acquisition as "Morrison cafeterias." All other cafeterias are referred to as "Piccadilly cafeterias." At the time of the Morrison Acquisition, Morrison was the largest cafeteria chain in the Southeastern and Mid-Atlantic regions with 142 cafeterias in operation. Morrison cafeterias were similar to our traditional Piccadilly cafeterias in terms of size and markets served. We believe the Morrison Acquisition allowed us to increase our penetration in our regional markets, enhance our purchasing power and eliminate redundant costs.

  We began converting Morrison cafeterias to Piccadilly-style cafeterias (the "Morrison Conversions") in fiscal 1999. As of September 30, 1999, we had completed 112 Morrison Conversions, and there have been no additional Morrison Conversions since September 30, 1999. Since the Morrison Acquisition, we closed 27 unprofitable cafeterias. Expenses associated with the Morrison Conversions averaged approximately $40,000 per cafeteria for training-team labor, new uniforms, repairs, and supplies. Additional costs of approximately $25,000 per cafeteria, primarily for signage, were capitalized. In aggregate, we spent approximately $7.3 million on the Morrison Conversions. Ten Morrison cafeterias had not been converted as of June 30, 2000, and will continue to operate as Morrison cafeterias. The table below shows the number of Morrison Conversions by quarter:

                    MORRISON CAFETERIAS CONVERTED

                            FOR THE QUARTER ENDED
                   -----------------------------------------
FISCAL YEAR        SEPTEMBER 30     DECEMBER 31     MARCH 31    JUNE 30    TOTAL
-----------        ------------     -----------     --------    -------    -----
1999                12                  16              32         39       99
2000                13                  --              --         --       13
                                                                           -----
Total conversions                                                          112
                                                                           =====

  RALPH AND KACOO'S SALE. In March 1999, we sold six Ralph & Kacoo's seafood restaurants for $21.3 million in cash. Ralph & Kacoo's generated approximately $24.3 million of sales and $3.9 million of EBITDA in the twelve-month period prior to the sale. Net proceeds from the sale were used to reduce bank debt. We sold Ralph & Kacoo's in order to focus on our traditional cafeteria operations.

RESULTS OF OPERATIONS

YEAR ENDED JUNE 30, 2000 COMPARED TO YEAR ENDED JUNE 30, 1999

  NET SALES. Total net sales for the year ended June 30, 2000 were $450.3 million, a 9.2% reduction from 1999 net sales of $495.7 million. Included in net sales for 1999 was $17.7 million realized from the Ralph & Kacoo's seafood restaurants, which were sold on March 30, 1999. The $27.7 million decline in cafeteria net sales was due to a $3.9 million decrease relating to fewer cafeterias in operation and a decline of $23.8 million in same-store sales. The following table reconciles total cafeteria sales to same-store cafeteria sales (cafeterias that were open for 12 full months in both periods) for the years ended June 30, 1999 and 2000:

                                                     YEAR ENDED JUNE 30,
                                        ------------------------------------------------
                                                 2000                      1999
                                        ---------------------      ---------------------      SALES
                                        SALES      CAFETERIAS      SALES      CAFETERIAS      CHANGE
                                        --------   ----------      --------   ----------      ------
                                                               (SALES IN THOUSANDS)
Total cafeteria sales                   $450,276          260      $478,013          270      (5.8)%
Less sales relating to:
  Cafeterias opened in 2000                9,709            6           ---          ---
  Cafeterias opened in 1999                  ---          ---           ---          ---
  Cafeterias closed in 2000                3,570           18         8,321           18
  Cafeterias closed in 1999                  ---          ---         8,868           16
                                        --------   ----------      --------   ----------
Net same-store cafeteria sales          $436,997          236      $460,824          236      (5.2)%
                                        ========   ==========      ========   ==========

                              _______________

  The net decrease in same-store sales of $23.8 million, or 5.2%, reflects a decline in same-store customer traffic of 6.6%, which was partially offset by a check average increase of 1.5%. The check average increase resulted from various price increases implemented at certain cafeterias since June 30, 1999.

  Approximately 73% of the declines in same-store sales was attributable to the Morrison cafeterias. During fiscal 1999 and 2000, the Company was focused on the integration of the Morrison cafeterias. The cafeteria closing and conversion phases of this integration process were completed by the end of the first quarter of fiscal 2000. The next phase of our integration plan was improving same-store sales, and during the balance of fiscal 2000, the Company tested several sales-building initiatives at 16 cafeteria locations in order to attract and retain new customers and to increase sales to existing customers. These sales-building initiatives included simplified menu pricing, neighborhood and direct mail marketing and the sponsorship of employee contests. These initiatives have been well received by our customers. Specifically, we have experienced a consistent trend of year-over-year sales improvement at these 16 cafeterias, from a decline in monthly sales of 14% in January 2000 to an increase of 7% in June 2000, primarily due to improved customer traffic. We are building on this success by implementing these initiatives at our other cafeterias over the next several months.

  It is possible that additional declines in same-store sales at individual cafeterias could result in the closing of such cafeterias or additional non-cash charges, including impairment of goodwill, under SFAS 121. At the present time no impairment adjustments for Morrison related goodwill are necessary.

  The following table illustrates cost of sales, other operating expense, and general and administrative expense as a percent of net sales for the comparative periods, net of the Ralph & Kacoo's operations, in fiscal 1999 results.

                                          YEAR ENDED JUNE 30,
                                      ----------------------------
                                        2000      1999     CHANGE
                                      --------  --------  --------
Cost of sales                           59.1%     60.2%    (1.1)%
Other operating expenses                35.6%     34.6%      1.0%
General and administrative expenses      3.4%      3.5%    (0.1)%
Other expenses (income)                (0.3)%    (0.2)%      0.1%

  RESTAURANT-LEVEL INCOME. During fiscal 2000 and 1999, restaurant-level income (net sales less cost of sales and other operating expenses) was $23.7 million, or 5.3% of net sales, and $26.9 million, or 5.4% of net sales, respectively. Excluding the operations of Ralph & Kacoo's seafood restaurants, restaurant-level income was $24.7 million, or 5.2% of net sales, in fiscal 1999.

  COST OF SALES. Cost of sales as a percentage of net sales declined 1.1%. That decline is a combination of a 0.9% decrease in food costs as a percentage of net sales and a 0.2% decrease in labor costs as a percentage of net sales. Food costs as a percentage of net sales improved primarily because food cost efficiency experienced in Morrison cafeterias began to more closely match the operations of Piccadilly cafeterias.

  Improvement in labor costs, as a percentage of net sales, was due principally to our beginning to realize labor efficiencies at Morrison cafeterias in the second quarter of 2000, as well as a substantially lower level of labor costs associated with the conversion of Morrison cafeterias to Piccadilly-style cafeterias, with only 13 cafeterias being converted in fiscal 2000 compared to 99 conversions in fiscal 1999.

  Factors that offset the labor costs improvements as a percentage of sales include labor costs associated with the opening of five new cafeterias in fiscal 2000. No new cafeterias were opened in fiscal 1999.

  OTHER OPERATING EXPENSES. Other operating expenses (net of Ralph & Kacoo's related expenses in fiscal 1999) decreased $4.9 million, but increased 1.0% as a percentage of net sales. The net movement in other operating expenses was the result of several factors. First, other operating expenses in fiscal 1999 included costs relating to 99 Morrison Conversions (at a cost of approximately $40,000 per cafeteria) compared to 13 Morrison Conversions in fiscal 2000. Other operating expenses increased as a percentage of net sales due primarily to the generally fixed nature of these expenses relative to the decline in net sales.

  GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (net of Ralph & Kacoo's related expenses in fiscal 1999) as a percentage of net sales decreased 0.1% and decreased in absolute dollars by $1.7 million. Transitional costs were incurred in fiscal 1999 that related to the integration of the Morrison and Piccadilly reporting systems. Additionally, fiscal 1999 costs include certain Morrison costs that were eliminated.

  INTEREST EXPENSE. Interest expense increased $0.9 million as a result of a higher interest rate on our existing credit facility, the effect of which was partially mitigated by lower debt levels in fiscal 2000 compared to fiscal 1999. Amortization of financing costs included in interest expense in fiscal 2000 and fiscal 1999 was $0.8 million and $0.1 million, respectively.

  OTHER INCOME. Other income in fiscal 2000 included income of $0.6 million from the Company's receipt of stock in a whole life insurance company which had converted to a stock company from a mututal company, and through which we own whole life insurance policies. Fiscal 1999 other income included a $0.5 million gain from the sale of a catering facility.

  INCOME TAXES. Our fiscal 2000 income tax expense was reduced by $786,000 for the reversal of taxes over-accrued in prior years that primarily relates to minimum tax credits generated on the carryback in fiscal 2000 of the fiscal 1999 tax net operating loss to prior years and the review of the results of IRS examinations for prior years. At June 30, 2000, the Company has net operating loss carryforwards of $26.2 million and general business tax credit carryforwards of $1.0 million. See Note 5 of the Notes to Consolidated Financial Statements included elsewhere herein. The Company has provided no valuation allowance for deferred tax assets. Management believes that the deferred tax assets at June 30, 2000 are realizable through future reversals of existing taxable temporary differences, and, if necessary, the implementation of tax planning strategies. Uncertainties that affect the ultimate realization of deferred tax assets include the risk of not being able to complete tax planning strategies, such as sale-leaseback transactions. This factor has been considered in determining the valuation allowance.

YEAR ENDED JUNE 30, 1999 COMPARED TO YEAR ENDED JUNE 30, 1998

  Net sales. Net sales for fiscal 1999 increased $160.3 million, or 47.8%, from fiscal 1998. Cafeteria net sales increased $168.2 million. The increase in cafeteria net sales is the net result of the Morrison
Acquisition, customer traffic changes, new cafeteria openings and cafeteria closings.

  The following table reconciles total cafeteria sales to same-store cafeteria sales (cafeterias that were open for 12 full months in both periods) for the fiscal years ended June 30, 1999 and 1998:

                                                     YEAR ENDED JUNE 30,
                                        ------------------------------------------------
                                                 1999                      1998
                                        ---------------------      ---------------------      SALES
                                         SALES     CAFETERIAS       SALES     CAFETERIAS      CHANGE
                                        --------   ----------      --------   ----------      ------
Total cafeteria sales                   $478,013          267      $309,798          275(1)    54.3%
Less sales related to:
  Cafeterias opened in 1999                  ---          ---           ---          ---
  Cafeterias opened in 1998                6,657            6         2,382            6
  Cafeterias closed in 1999                4,273            6         6,163            6
  Cafeterias closed in 1998                  ---          ---         3,993            3
  Morrison Acquisition                   198,379          131        21,285          136(1)
                                        --------   ----------      --------   ----------
Net same-store cafeteria sales          $268,704          124      $275,975          124      (2.6)%
                                        ========   ==========      ========   ==========

___________________

(1) Includes approximately one month of sales for cafeterias acquired in the Morrison Acquisition.
                              _______________

  The decrease in same-store sales of 2.6% was the net result of a 3.5% decline in customer traffic and a 1.2% increase in check average. We made no significant price changes during fiscal 1999.

  Sales relating to the Morrison Acquisition accounted for $177.1 million of the overall net sales increase. The fiscal 1998 results included only the sales from May 28, 1998 (the effective date of the Morrison
Acquisition) to June 30, 1998.

  Ralph & Kacoo's restaurant sales decreased $7.9 million. The decrease resulted from Ralph & Kacoo's only being included in operating results for the first three quarters of fiscal 1999 as these operations were sold on March 30, 1999. See Note 3 of the Notes to Consolidated Financial
Statements included elsewhere herein for further discussion.

  Beginning in the third quarter of fiscal 1999, we accelerated the Morrison Conversions, which had a significant impact on the operating results for those cafeterias. 71 cafeterias were converted in the third and fourth quarters of fiscal 1999, compared to 28 conversions in the first two quarters of fiscal 1999. Expenses associated with each conversion averaged approximately $40,000 for training team labor, new uniforms and supplies. Additional costs amounting to approximately $25,000 per cafeteria, primarily for signage, were capitalized.

  The operating efficiency of a converted cafeteria was impacted by the conversion process. Food and labor costs are initially higher in cafeterias for periods subsequent to the conversion to ensure that high quality food and excellent dining room service are provided to our customers.

  RESTAURANT-LEVEL INCOME. During fiscal 1999 and 1998, restaurant-level income (net sales less cost of sales and other operating expenses) was $26.9 million, or 5.4% of net sales, and $30.8 million, or 9.2% of net sales, respectively. Food costs as a percentage of net sales increased 0.6% due to the Morrison Acquisition. Food costs as a percentage of sales for Morrison cafeterias were higher than for Piccadilly cafeterias. Labor costs increased 1.5% reflecting higher hourly wage rates, an increase in the average number of managers employed at the Morrison cafeterias, and the Morrison Conversions. Other operating expenses as a percentage of net sales increased 1.6% due to the Morrison Conversions and a higher ratio of leased cafeterias to total cafeterias resulting from the Morrison Acquisition.

  PROVISION FOR UNIT IMPAIRMENTS AND CLOSINGS. During the fourth quarter of fiscal 1999, we recorded a $1.4 million charge for the lease related costs of operating cafeterias for which closure decisions were made. See further discussion in Notes 2 and 4 of the Notes to Consolidated Financial Statements included elsewhere herein.

  GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of net sales decreased in fiscal 1999 from 3.8% to 3.4% reflecting the leveraging effect of the Morrison Acquisition on corporate overhead.

  INTEREST EXPENSE. Interest expense increased $3.7 million in fiscal 1999 reflecting the increased debt levels associated with the Morrison
Acquisition.

  INCOME TAXES. Our effective income tax rate for fiscal 1999 was impacted by the non-deductibility of goodwill amortization, resulting in a higher rate than in the prior year. Excluding the tax benefit from the Ralph & Kacoo's sale, the Company's effective tax rate would have been 43.6% for fiscal 1999 compared to 37.1% in the prior year.

FORWARD-LOOKING STATEMENTS

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, sales-building and cost-saving strategies, advertising expenditures, the financing thereof, the refinancing of its existing credit facility, and the disposition of impaired units involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risks and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material.
Management does not expect to update such forward-looking statements continually as conditions change, and readers should consider that such statements speak only as to the date thereof.

CONSOLIDATED FINANCIAL STATEMENTS

                        CONSOLIDATED BALANCE SHEETS

                                                        (Amounts in thousands)
                                                          Balances at June 30
                                                           2000      1999
                                                         --------  --------
ASSETS
Current Assets
   Accounts and notes receivable                         $    919  $  1,970
   Inventories                                             12,741    12,595
   Deferred income taxes                                   12,744    11,216
   Recoverable income taxes                                   ---     5,578
   Other current assets                                       679       888
                                                         --------  --------
     TOTAL CURRENT ASSETS                                  27,083    32,247
Property, Plant and Equipment
  Land                                                     20,878    22,511
  Buildings and leasehold improvements                    151,706   150,138
  Furniture and fixtures                                  121,166   120,469
  Machinery and equipment                                  13,128    13,796
  Construction in progress                                    699     3,371
                                                         --------  --------
                                                          307,577   310,285
Less allowances for depreciation and unit closings        143,700   134,035
                                                         --------  --------
     NET PROPERTY, PLANT AND EQUIPMENT                    163,877   176,250

Goodwill, net of $939,000 accumulated amortization at
June 30, 2000 and $532,000 at June 30, 1999                11,944    12,982
Other Assets                                               11,266    11,460
                                                         --------  --------
Total Assets                                             $214,170  $232,939
                                                         ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt                      $ 68,391  $    ---
  Accounts payable                                         12,461    18,612
  Accrued interest                                            449       275
  Accrued salaries, benefits and related taxes             20,871    22,824
  Accrued rent                                              4,438     5,183
  Other accrued expenses                                    4,379     6,267
                                                         --------  --------
     TOTAL CURRENT LIABILITIES                            110,989    53,161

Long-Term Debt                                                ---    74,226
Deferred Income Taxes                                       4,672     3,992
Reserve for Unit Closings                                  10,101    12,693
Accrued Employee Benefits, less current portion             9,127     9,465
Shareholders' Equity
Preferred Stock, no par value; authorized 50,000,000
  shares; issued and outstanding:  none                       ---       ---
Common Stock, no par value, stated value $1.82 per
  share, authorized 100,000,000 shares; issued and
  outstanding:
  10,528,368 shares at June 30, 2000 and at
  June 30, 1999                                            19,141    19,141
Additional paid-in capital                                 18,735    18,735
Retained earnings                                          41,678    41,804
                                                         --------  --------
                                                           79,554    79,680
Less treasury stock, at cost:  25,000 common shares at
  June 30, 2000 and at June 30, 1999                          273       278
                                                         --------  --------
     TOTAL SHAREHOLDERS' EQUITY                            79,281    79,402
                                                         --------  --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $214,170  $232,939
                                                         ========  ========

              SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     CONSOLIDATED STATEMENTS OF INCOME

                                             (Amounts in thousands - except per share data)
Year Ending June 30                               2000            1999            1998
                                                --------        --------        --------
Net sales                                       $450,276        $495,697        $335,388
Costs and expenses:
  Cost of sales                                  266,246         298,565         194,898
  Other operating expenses                       160,358         170,200         109,725
  Provision for unit impairments and closings        ---           1,350           3,453
  General and administrative expenses             15,230          17,458          12,832
  Interest expense                                 7,177           6,255           2,514
  Other expenses (income)                         (1,562)         (1,000)           (590)
                                                --------        --------        --------
                                                 447,449         492,828         322,832
  Gain from sale of Ralph & Kacoo's                  ---           1,556              --
                                                --------        --------        --------
INCOME BEFORE INCOME TAXES                         2,827           4,425          12,556
Provision for income taxes                           416             425           4,653
                                                --------        --------        --------
Net Income                                      $  2,411        $  4,000        $  7,903
                                                ========        ========        ========
Weighted average number of shares outstanding     10,503          10,503          10,503
                                                ========        ========        ========
Net income per share - basic and diluted        $    .23        $    .38        $    .75
                                                ========        ========        ========

              SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    CONSOLIDATED STATEMENTS OF CHANGES
                          IN SHAREHOLDERS' EQUITY

                                                                     (Amounts in thousands - except per share data)
                                                                       Additional
                                                  Common Stock         Paid-In       Retained       Treasury Stock
                                                Shares     Amount      Capital       Earnings      Shares     Amount
BALANCES AT JUNE 30, 1997                        10,528    $19,141     $18,735       $39,965           25     $  237

Net income                                                               7,903
Cash dividends declared ($.48 per share)                                (5,044)
Sales under dividend  reinvestment plan                                    (23)
Stock issuances from  treasury                                               9            (5)                    (50)
Purchases of treasury stock                                                                5                      63
                                                -------    -------     -------       -------       ------     ------
BALANCES AT JUNE 30, 1998                        10,528     19,141      18,735        42,810           25        250
Net income                                                                             4,000
Cash dividends declared ($.48 per share)                                              (5,042)
Sales under dividend  reinvestment plan                                                  (26)
Stock issuances from  treasury                                                            62          (23)      (238)
Purchases of treasury stock                                                                            23        266
                                                -------    -------     -------       -------       ------     ------
BALANCES AT JUNE 30, 1999                        10,528    $19,141      18,735       $41,804           25     $  278

Net income                                                                             2,411
Cash dividends declared ($.24 per share)                                              (2,521)
Sales under dividend reinvestment plan                                                   (16)
Stock issuances from treasury                                                                         (11)       (57)
Purchases of treasury stock                                                                            11         52
                                                -------    -------     -------       -------       ------     ------
BALANCES AT JUNE 30, 2000                        10,528    $19,141     $18,735       $41,678           25     $  273
                                                =======    =======     =======       =======       ======     ======

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  (Amounts in thousands)
Year Ending June 30                                       2000           1999           1998
                                                        --------       --------       --------
OPERATING ACTIVITIES
  Net Income                                            $  2,411       $  4,000       $  7,903

  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                         17,495         17,950         12,689
    Expenditures associated with closed units             (2,592)        (2,091)        (1,132)
    Provision for unit impairments and closings              ---          1,350          3,453
    Provision for deferred income taxes                     (505)         4,411            100
    Gain on sale of Ralph & Kacoo's, net of taxes            ---         (2,691)           ---
    Loss on disposition of assets                            325           120            148
    Pension expense - net of contributions                 1,353           (451)          (467)
    Changes in operating assets and liabilities,
      net of effects from Morrison Acquisition:
      Accounts and notes receivable                        1,051           (418)            32
      Inventories                                           (146)          (365)           110
      Recoverable income taxes                             5,578         (3,749)           188
      Other current assets                                   131            486           (292)
      Other assets                                            22           553            (75)
      Accounts payable                                    (6,151)        (1,426)         1,708
      Accrued interest                                       174            137           (756)
      Accrued expenses                                    (2,633)        (2,621)          (346)
      Accrued employee benefits                           (2,291)        (2,280)             5
                                                        --------       --------       --------
      NET CASH PROVIDED BY OPERATING ACTIVITIES           14,222         12,915         23,268

INVESTING ACTIVITIES
  Net proceeds from sale of Ralph & Kacoo's,
   including net tax benefit                                 ---         22,597            ---
  Acquisition of business                                    ---        (10,933)       (41,974)
  Purchases of property, plant and equipment              (6,832)       (15,460)       (14,928)
  Proceeds from sale of property, plant and equipment      2,877            757          2,288
                                                        --------       --------       --------
      NET CASH USED BY INVESTING ACTIVITIES               (3,955)        (3,039)       (54,614)

FINANCING ACTIVITIES
  Proceeds from long-term debt                             6,604         17,392         81,515
  Payments on long-term debt                             (12,439)       (22,145)       (44,636)
  Financing costs                                         (1,900)           ---           (467)
  Proceeds from issuances of treasury stock                  ---            185            ---
  Purchases of treasury stock                                (11)          (266)           (22)
  Dividends paid                                          (2,521)        (5,042)        (5,044)
                                                        --------       --------       --------
      NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES   (10,267)        (9,876)        31,346
                                                        --------       --------       --------

Changes in cash and cash equivalents                         ---            ---            ---
Cash and cash equivalents at beginning of year               ---            ---            ---
                                                        --------       --------       --------
Cash and cash equivalents at end of year                $    ---       $    ---       $    ---
                                                        ========       ========       ========
SUPPLEMENTARY CASH FLOW DISCLOSURES
  Income taxes paid (net of refunds received)           $ (4,314)      $  1,756       $  3,805
                                                        ========       ========       ========
  Interest paid                                         $  6,123       $  6,177       $  3,145
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

INDUSTRY. The Company's principal industry is the operation of Company-owned cafeterias primarily in the Southeast and Mid-Atlantic regions of the United States.

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

IMPAIRMENT OF LONG-LIVED ASSETS. The Company reviews long-lived assets, including goodwill, to be held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment. Except for goodwill, assets are evaluated for impairment at the operating unit level. Goodwill is evaluated in total for the Morrison units acquired. An asset is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value, if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company generally estimates fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate cash flows. Accordingly, it is reasonably possible that actual results could vary significantly from such estimates.

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

EARNINGS  PER  SHARE.   Earnings  per  share of Common Stock are calculated
under the provisions of SFAS No. 128, "Earnings Per Share".

ADVERTISING EXPENSE. The cost of advertising is expense as incurred. The Company incurred $6,541,000, $5,801,000 and $3,203,000 in advertising costs during 2000, 1999, and 1998, respectively.

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

In connection with the Morrison Acquisition, the Company recorded liabilities of $13,460,000 at the date of acquisition for lease buyouts, occupancy costs and employee termination costs (Morrison Closing Costs) related to the planned closing of 18 Morrison units and for 23 Morrison units that were closed prior to the acquisition date. As of June 30, 2000, the Company has closed 27 of the Morrison units compared to the original estimate of 18. During 1999, the Company revised its original estimate of Morrison Closing Costs and reduced the recorded liability and goodwill by $6,777,000. During 2000 and 1999, the Company paid Morrison Closing Costs of $1,784,000 and $1,134,000 respectively. The Company does not anticipate closing any Morrison units in the foreseeable future, other than those units with expiring leases.

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

The Company is responsible for minimum rent obligations of $12,024,000 related to 22 closed units, $3,521,000 of which relate to the Morrison Acquisition. Sublease arrangements exist relating to 15 of these units providing for future sublease rentals of $10,305,000. The Company has recorded liabilities of $10,101,000 to settle the minimum rent obligations and other lease-related charges. During 2000 and 1999, the Company charged $2,592,000 and $2,091,000, respectively, against these reserves for lease settlements and lease-related payments net of sublease rentals received, of which $1,784,000 and $1,134,000, respectively, relate to the Morrison Acquisition (see Note 2 for further discussion).

NOTE 5:  INCOME TAXES

Significant components of the Company's deferred tax liabilities and assets are as follows:

            (Amounts in thousands)
     June 30                                      2000            1999
                                                --------        --------
Deferred tax assets:
  Accrued expenses                              $  8,672        $ 11,375
  Unit closing reserves                            4,222           5,787
  NOL and tax credit carryforwards                11,820           7,824
                                                --------        --------
                                                  24,714          24,986

Deferred tax liabilities:
  Property, plant and equipment                   13,127          12,964
  Prepaid pension costs                            2,041           3,279
  Inventories                                      1,474           1,519
                                                --------        --------
                                                  16,642          17,762
                                                --------        --------
Net deferred tax assets                         $  8,072        $  7,224
                                                ========        ========

At June 30, 2000 the Company has net operating loss carryforwards of $26,185,000 and general business tax credit carryforwards of $1,001,000, including $17,234,000 and $291,000, resulting from the Morrison acquisition. These carryforwards, which expire from 2010 through 2020, give rise to deferred tax assets. SFAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. Provisions of the Internal Revenue Code limit the amount of the Morrison-related net operating loss and tax credit carryforwards that can be utilized each year to $2,332,000. Management believes that future reversals of existing taxable differences and tax planning strategies should be sufficient to realize all of the Company's deferred tax assets; therefore, a valuation allowance has not been established.

The components of the provision for income taxes are as follows:

                                             (Amounts in thousands)
Year Ended June 30                  2000        1999        1998
                                  --------    --------    --------
Current:
  Federal                         $  1,213    $ (3,826)   $  4,371
  State                                 51        (160)        182
                                  --------    --------    --------
                                     1,264      (3,986)      4,553

Deferred:
  Federal                             (814)   $  4,234    $     96
  State                                (34)        177           4
                                  --------    --------    --------
                                      (848)      4,411         100
                                  --------    --------    --------
Total provision for income taxes  $    416    $    425    $  4,653
                                  ========    ========    ========


     Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:

                                                           (Amounts in thousands)
Year Ended June 30                                2000        1999        1998
                                                --------    --------    --------
Income taxes at statutory rate                  $    961    $  1,505    $  4,269
State income taxes, net of federal taxes             113         177         502
                                                --------    --------    --------
                                                   1,074       1,682       4,771
Sale of Ralph & Kacoo's                              ---      (1,158)        ---
Goodwill amortization                                132         178          15
Tax credits                                         (117)       (158)       (161)
Reversal of overaccrual                             (786)        ---         ---
Other items                                          113        (119)         28
                                                --------    --------    --------
Total provision for income taxes                $    416    $    425    $  4,653
                                                ========    ========    ========

NOTE 6:  LEASED PROPERTY

The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally of 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments, as of June 30, 1999, including $12,757,000 for closed units, are as follows:

Year Ending June 30             (Amounts in thousands)
2001                                 $17,306
2002                                  15,413
2003                                  12,737
2004                                  10,516
2005                                   8,054
Subsequent                            26,898
                                     -------
                                      90,924
Less sublease income                  10,305
                                     -------
Net minimum lease commitments        $80,619
                                     =======

The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rentals for the periods shown below does not include these executory costs.

                          (Amounts in thousands)
Year Ended June 30        2000     1999     1998
Minimum rentals         $15,513  $15,950  $10,581
Contingent rentals        3,160    4,998    1,385
                        -------  -------  -------
Total                   $18,673  $20,948  $11,966
                        =======  =======  =======


NOTE 7:  LONG-TERM DEBT

                                                        (Amounts in thousands)
June 30                                                      2000    1999
Note payable to banks, due at maturity on June 22, 2001     $68,391  $74,226



The fair value of the Company's long-term borrowings approximates their recorded values. Fair value is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

The Company has a credit facility with a syndicated group of banks maturing on June 22, 2001. As reported in the Company's Report on Form 8-K dated November 18, 1999, the Company and its lenders amended the credit facility to revise certain financial covenants effective September 30, 1999, such that the Company was in compliance with all covenants as of September 30, 1999. The Company is in compliance with all covenants as of June 30, 2000.

The financial covenants, as amended, are designed to correlate with the Company's projected performance over the remaining term of the credit facility. Negative variance from projected performance with respect to sales, operating performance, or other unforeseen matters may cause the Company to be in non-compliance with those covenants. Failure to meet these covenants could result in the Company being placed in default of the amended credit facility.

As amended, the credit facility provides for: (i) an increase in the effective interest rate from LIBOR plus 175 basis points to LIBOR plus 300 basis points, and an increase to the fees payable with respect to letters of credit, with the amount of the interest rate and letter of credit fees subject to adjustment at the end of each fiscal quarter based on the Company's ratio of total debt to EBIYTDA; (ii) mandatory step downs in the total amount of credit available under the facility from $100,000,000 to $95,000,000 as of the effective date of the amendment, from $95,000,000 to $90,000,000 on or before March 31, 2000 and from
$90,000,000 to $80,000,000 on or before March 31, 2001, together with additional mandatory commitment reductions in an amount equal to the net proceeds in excess of $5,000,000 in the aggregate from sales of certain assets; (iii) financial covenants with respect to the ratio of total debt to EBITDA and the fixed charge coverage ratio; (iv) a restriction on the Company's ability to make capital expenditures; (v) the replacement of the funded debt to total capital financial covenant with a financial covenant requiring a minimum adjusted tangible net worth; (vi) a further restriction commencing with the third fiscal quarter ended March 31, 2000 on the ability of the Company to pay dividends to an amount that does not exceed the amount of net income for the prior fiscal quarter; (vii) a prohibition on acquisitions; (viii) the requirement that the credit facility will be secured by substantially all the assets of the Company; and (ix) the payment of an amendment fee to each bank that signs the amendment. This credit agreement contains a prepayment option, without penalty, which can be exercised at any time during its term.

The Company is currently in evaluating alternatives and expects to have a new credit arrangement inplace prior to June 22, 2001.

The Company capitalized interest costs of $80,000 in 2000, $145,000 in 1999 and $120,000 in 1998 with respect to qualifying construction. Total interest cost incurred was $7,257,000 in 2000, $6,400,000 in 1999 and $2,634,000 in 1998.

NOTE 8:  PENSION PLANS

The Company has a defined benefit pension plan covering substantially all employees, except for Morrison employees, who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 2000 and June 30, 1999 with a fair value of $1,011,000 and $3,056,000, respectively.

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

Morrison is a co-sponsor of the Morrison Restaurants Inc. Retirement Plan along with Ruby Tuesday, Inc. and Morrison Management Specialists, Inc. The MRI Retirement Plan, a qualified defined benefit pension plan, was frozen on December 31, 1987. The Plan's assets include common stock, fixed income securities, short-term investments and cash. The Company will continue to share in future expenses of the Plan, and will make contributions to the Plan as necessary.

The Company has adopted SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits", which revises the required disclosures about pension and other postretirement benefit plans. Changes in plan assets and obligations during the years ended June 30, 2000 and 1999 and the funded status of the defined pension plans described in the preceding paragraphs (referred to collectively as "Pension Benefits") at June 30, 2000 and 1999 were as follows:

                                                (Amount in thousands)

                                                  Pension Benefits
June 30                                            2000        1999
                                                 --------    --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year          $ 76,553    $ 82,335
Morrison acquisition                                  ---      (2,669)
Service cost                                        2,447       2,717
Interest cost                                       5,797       5,475
Benefits paid                                      (4,065)     (3,798)
Actuarial (gain) loss                              (2,929)     (7,507)
                                                 --------    --------
BENEFIT OBLIGATION AT END OF YEAR                $ 77,803    $ 76,553
                                                 ========    ========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year   $ 77,649    $ 74,176
Morrison acquisition                                  ---      (1,523)
Actual return                                       4,135       6,136
Employer contributions                                ---       2,500
Benefits paid                                      (3,823)     (3,640)
Actuarial (gain) loss                                  25         ---
                                                 --------    --------

FAIR VALUE OF PLAN ASSETS AT END OF YEAR         $ 77,986    $ 77,649
                                                 ========    ========

Funded (unfunded) status                         $    183    $  1,096
Unrecognized actuarial (gain) loss                  1,108       1,408
Unrecognized prior service cost                        76         (27)
                                                 --------    --------

Net prepaid pension cost                         $  1,367    $  2,477
                                                 ========    ========

Net prepaid benefit cost consists of:
Prepaid benefit cost                             $  5,835    $  6,816
Accrued benefit liability                         (4,468)     (4,339)
                                                 --------    --------

Net prepaid pension cost                         $  1,367    $  2,477
                                                 ========    ========

Net periodic pension cost for the pension benefits for 2000, 1999 and 1998 include the following components:


                                                           (Amount in thousands)

June 30                                            2000        1999        1998
                                                 --------    --------   --------
Net pension expense:
Service cost                                     $  2,447    $  2,717   $  2,207
Interest cost on projected benefit obligation       5,797       5,475      4,364
Actual return on plan assets                       (4,135)     (6,136)   (12,540)
Net amortization and deferral                      (2,756)         (5)     7,902
                                                 --------    --------   --------
                                                 $  1,353    $  2,051   $  1,933
                                                 ========    ========   ========

Assumptions used in actuarial calculations were as follows:

                                (Amounts in thousands)
                                2000       1999        1998
June 30
Actuarial assumptions:
Discount rate                   8.0%       7.75%    7.0%-7.25%
Compensation increases          3.5%       3.5%     3.5%-4.0%
Long-term rate of return        9.0%       9.0%          9.0%


NOTE 9:  COMMON STOCK

On August 3, 1987, the Board of Directors adopted the Piccadilly
Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan.
Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's Common Stock. Stock obtained through reinvested dividends is issued at a 5% discount. At June 30, 2000, there were 255,389 unissued Common Shares reserved under the plan.

On November 2, 1998, the Company's stockholders approved the Amended and Restated Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993 Plan). Under the terms of the plan, which amends and restates the Piccadilly Cafeterias, Inc. 1993 Stock Option Plan (the 1988 Plan), incentive stock options and non-qualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares, and cash awards may be granted to officers, key employees, or the Chairman of the Board of Directors of the Company. Options to purchase shares of the Company's Common Stock may be issued at no less than 100% of the fair market value on the date of grant. The Company has reserved 1,450,000 shares, in total, for issuance under the 1993 and 1988 Plans. At June 30, 2000, 401,500 shares were available for future option grants and options to purchase 941,900 shares were exercisable. Options outstanding at June 30, 2000, have exercise prices which range from $3.13 to $12.00 and a weighted average remaining contractual life of 7.2 years. Transactions under the 1993 Plan for the last three years are summarized as follows:

     (Dollars in thousands - except per share data)
                                                     Weighted
                                        Common       Average
                                        Stock        Exercise
                                        Shares       Price         Total
                                        --------     ---------     -------
OUTSTANDING AT JUNE 30, 1997             194,000     $   10.03     $ 1,946
Cancelled/expired                       (14,000)         12.75        (179)
Exercised                                    ---           ---         ---
Granted                                  634,675         12.00       7,616
                                        --------                   -------
OUTSTANDING AT JUNE 30, 1998             814,675         11.52       9,383
Cancelled/expired                        (29,900)        10.50        (314)
Exercised                                (17,600)        10.10        (178)
Granted                                  162,725          9.51       1,548
                                        --------                   -------
OUTSTANDING AT JUNE 30, 199              929,900         11.23      10,439
Cancelled/expired
Exercised
Granted                                   12,000          3.31          40
                                        --------                   -------
OUTSTANDING AT JUNE 30, 2000             941,900     $   11.13     $10,479
                                        ========                   =======


PRO FORMA SFAS NO. 123 RESULTS. Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%; dividend yield of 5.0%; volatility factors of the expected market price of the Company's common stock of 23%; and a weighted average expected life of the options of 5.0 years. The weighted average fair value of the stock options granted in 2000, 1999 and 1998 were $0.48, $1.32 and $1.84 per share, respectively. Proforma net income and net income per share for 2000, assuming that the Company had accounted for its employee stock options using the fair value method would not be different from those reported. 1999 and 1998 pro forma net income and net income per share, assuming that the Company had accounted for its employee stock options using the fair value method, would have been reduced by $111,000 and $.01 and $624,000 and $.06, respectively.

EARNINGS PER SHARE. A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted net income per share for the years ended June 30, 2000, 1999 and 1998 are as follows (net income in thousands).

                                                               Per Share
                                     Net Income   Shares       Amount
For the Year Ended June 30, 2000
BASIC NET INCOME                     $2,411       10,503,368   $0.23
EFFECT OF DILUTIVE SECURITIES           ---              ---     ---
                                     ------       ----------   -----
DILUTED NET INCOME                   $2,411       10,503,368   $0.23
                                     ======       ==========   =====
For the Year ended June 30, 1999
Basic net income                     $4,000       10,503,368   $0.38
Effect of dilutive securities           ---           25,458     ---
                                     ------       ----------   -----
Diluted net income                   $4,000       10,528,826   $0.38
                                     ======       ==========   =====
For the Year Ended June 30, 1998
Basic net income                     $7,903       10,503,368   $0.75
Effect of dilutive securities           ---           65,014     ---
                                     ------       ----------   -----
Diluted net income                   $7,903       10,568,382   $0.75
                                     ======       ==========   =====


NOTE 10:  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands -- except per share data)
                                                        YEAR ENDED JUNE 30, 2000   Year Ended June 30, 1999
                                                 9/30      12/31       3/31      6/30       9/30      12/31       3/31       6/30
Net sales                                     $114,126   $116,368   $110,022   $109,760   $128,935   $130,376   $122,498   $113,888
Cost of sales and other operating expenses     111,353    108,782    103,076    103,393    119,602    121,376    116,134    111,653
Operating income                                 2,773      7,586      6,946      6,367      9.333      9,000      6,364      2,235
Net income (loss)                               (1,612)     1,475        872      1,676      1,888      1,976      2,798     (2,662)
Net income (loss) per share- basic
 and diluted                                      (.15)       .14        .08        .16        .18        .19        .27       (.25)


During the quarter ended June 30, 1999 the Company recorded a $1,350,000 ($851,000 after-tax or $.08 per share), for the write-down of long-lived assets in accordance with SFAS No. 121 (see Note 4 for further discussion) and lease related costs for units to be closed.

During the quarter ended March 31, 1999, the Company sold its Ralph & Kacoo's seafood restaurants and related commissary business resulting in a recorded gain of $1,556,000, and a net tax benefit of $826,000 (see Note 3 for further discussion).

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Ernst & Young LLP
New Orleans, Louisiana
August 2, 2000