Form 10-K/A, Exhibit 13
period 2000-06-30
PICCADILLY CAFETERIAS INC
filed 2000-11-15
CIK 277923

EXHIBIT 13

Selected and Other Financial Data

Selected Financial and Operating Data
(dollars in thousands)
June 30	2000	1999(5)	1998(7)	1997	1996
Income Statement Data:
Net sales	$ 450,276	$ 495,597	$ 335,388	$304,838	$ 300,550
Costs and expenses:
Cost of Sales	266,246	298,565	194,898	175,685	171,224
Other operating expenses	160,358	170,200	109,725	100,334	101,459
Provision for unit impairments and closings	---	1,350	3,453	---	9,404
General and administrative expenses	15,230	17,458	12,832	11,465	12,761
Interest expense	7,177	6,255	2,514	2,714	5,253
Other expenses (income)	(1,562)	(1,000)	(590)	(505)	(179)
	447,449	492,828	322,832	289,693	299,922
Gain from sale of Ralph & Kacoo's	---	1,556	---	---	---
Income before income taxes	2,827	4,425	12,556	15,145	628
Provision for income taxes	416	425(6)	4,653	5,755	243
Net income	$ 2,411	$ 4,000	$ 7,903	$ 9,390	$ 385
Per share data:
Net income	.23	.38	.75	.89	.04
Cash dividends	.24	.48	.48	.48	.48

Other Financial Data:
Net cash provided by operating activities	$ 14,222	$ 12,915	$ 23,268	$ 14,857	$ 21,404
Net cash used by investing activities	(3,955)	(3,039)	(54,614)	(9,818)	(5,006)
Net cash provided (used) by financing activities	(10,267)	(9,876)	31,346	(5,039)	(16,398)
EBITDA(1)	26,702	28,279	31,200	29,975	28,201
Depreciation and amortization(2)	16,698	17,805	12,677	12,116	12,916
Maintenance capital expenditures(3)	3,812	8,460	6,085	5,038	4,462
Total capital expenditures	6,832	15,460	14,928	10,870	6,887
Restaurant Data:
Number of cafeterias and seafood restaurants (end of period)	242	254	277	137	138
Same-store cafeteria sales % increase/(decrease)(4)	(5.2)%	(2.6)%	1.6%	4.2%	3.1%
Balance Sheet Data:
Cash	$ ---	$ ---	$ ---	$ ---	$ ---
Net property, plant and equipment	163,877	176,250	203,865	126,020	129,012
Total assets	214,170	232,939	254,584	147,332	148,280
Long-term debt	68,391	74,226	78,979	31,240	31,700
Total shareholders' equity	79,281	79,402	80,436	77,604	73,293

_____________
(1)

EBITDA is net income before provision for income taxes, gain from sale of Ralph & Kacoo's, interest expense, provision for cafeteria impairments and closings and depreciation and amortization. The amounts of these items are separately shown in the table above. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other traditional indicators of operating performance. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure that we believe provides relevant and useful information. Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner.

(2)	Excludes amortization of deferred financing costs.
(3)	Maintenance capital expenditures are those regularly scheduled expenditures required to maintain, remodel and otherwise improve existing facilities and equipment.
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

	Quarter	High	Low	Per Share Cash Dividends		Quarter	High	Low	Per Share Cash Dividends
Year ended June 30, 2000	1st	$8.38	$6.50	$.12	Year ended June 30, 1999	1st	$13.50	$10.36	$.12
	2nd	6.88	3.06	.12		2nd	11.50	9.63	.12
	3rd	4.25	2.63	---		3rd	11.13	10.00	.12
	4th	3.25	2.63	---		4th	11.50	8.00	.12

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

Piccadilly is the largest cafeteria chain in the United States with 238 cafeterias, and is the dominant cafeteria chain in the Southeastern and Mid-Atlantic regions. We serve a diverse and extremely loyal customer base consisting of families, groups of friends and co-workers, senior citizens, couples and students. Our patrons enjoy a wide selection of convenient, healthy, freshly prepared "home cooked" meals at value-oriented prices for lunch and dinner.

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

Morrison Cafeterias Converted
	For the Quarter Ended
Fiscal Year	September 30	December 31	March 31	June 30	Total
1999	12	16	32	39	99
2000	13	--	--	--	13
Total conversions					112

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

Results of Operations

Year Ended June 30, 2000 Compared to Year Ended June 30, 1999

Net Sales. Total net sales for the year ended June 30, 2000 were $450.3 million, a 9.2% reduction from 1999 net sales of $495.7 million. Included in net sales for 1999 was $17.7 million realized from the Ralph & Kacoo's seafood restaurants, which were sold on March 30, 1999. The $27.7 million decline in cafeteria net sales was due to a $3.9 million decrease relating to fewer cafeterias in operation and a decline of $23.8 million in same-store sales. The following table reconciles total cafeteria sales to same-store cafeteria sales (cafeterias that were open for 12 full months in both periods) for the years ended June 30, 2000 and 1999:
	Year Ended June 30,
	2000		1999		Sales Change
	Sales	Cafeterias	Sales	Cafeterias
	(Sales in thousands)
Total cafeteria sales	$450,276	260	$478,013	270	(5.8)%
Less sales relating to:
Cafeterias opened in 2000	9,709	6	---	---
Cafeterias opened in 1999	--	--	---	---
Cafeterias closed in 2000	3,570	18	8,321	18
Cafeterias closed in 1999	---	---	8,868	16
Net same-store cafeteria sales	$ 436,997	236	$ 460,824	236	(5.2)%

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

It is possible that additional declines in same-store sales at individual cafeterias could result in the closing of such cafeterias or additional non-cash charges, including impairment of good-will, under SFAS 121. As of June 30, 2000 no impairment adjustments for Morrison-related goodwill were necessary.

The following table illustrates cost of sales, other operating expenses, general and administrative expenses and other expenses as a percentage of net sales for the comparative periods, net of the Ralph & Kacoo's operations in fiscal 1999 results.

	Year ended June 30,
	2000	1999	Change

Cost of sales	59.1%	60.2%	(1.1)%
Other operating expenses	35.6%	34.6%	1.0%
General and administrative expenses	3.4%	3.5%	(0.1)%
Other expenses (income)	(0.3)%	(0.2)%	0.1%

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

Income taxes. Our fiscal 2000 income tax expense was reduced by $786,000 for the reversal of taxes over-accrued in prior years that primarily relates to minimum tax credits generated on the carryback in fiscal 2000 of the fiscal 1999 tax net operating loss to prior years and the review of the results of IRS examinations for prior years. At June 30, 2000, the Company had net operating loss carryforwards of $26.2 million and general business tax credit carryforwards of $1.0 million. See Note 5 of the Notes to Consolidated Financial Statements included elsewhere herein. At June 30, 2000, the Company provided no valuation allowance for deferred tax assets. Management believes that the deferred tax assets at June 30, 2000 are realizable through future reversals of existing taxable temporary differences, and, if necessary, the implementation of tax planning strategies. Uncertainties that affect the ultimate realization of deferred tax assets include the risk of not being able to complete tax planning strategies, such as sale-leaseback transactions. This factor has been considered in determining the valuation allowance.

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

The following table reconciles total cafeteria sales to same-store cafeteria sales (cafeterias that were open for 12 full months in both periods) for the fiscal years ended June 30, 1999 and 1998:
	Year Ended June 30,
	1999		1998		Sales Change
	Sales	Cafeterias	Sales	Cafeterias
Total cafeteria sales	$478,013	267	$309,798	275(1)	54.3%
Less sales related to:
Cafeterias opened in 1999	---	---	---	---
Cafeterias opened in 1998	6,657	6	2,382	6
Cafeterias closed in 1999	4,273	6	6,163	6
Cafeterias closed in 1998	---	---	3,993	3
Morrison Acquisition	198,379	131	21,285	136(1)
Net same-store cafeteria sales	$268,704	124	$275,975	124	(2.6)%

__________
(1)	Includes approximately one month of sales for cafeterias acquired in the Morrison Acquisition.

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

Liquidity and Capital Resources

The Company has a $90 million credit facility with a syndicated group of banks maturing on June 22, 2001. The credit facility is secured by a first priority lien on substantially all of the current and future assets of the Company. Under the credit facility, the Board may only declare a dividend to the extent of the Company's net income for the prior fiscal quarter. Accordingly, the Company's ability to declare dividends in compliance with the terms of the credit facility is determined by its operating performance.

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

The balance outstanding under the credit facility is classified as current at June 30, 2000 because the facility matures on June 22, 2001. At June 30, 2000, approximately $5.0 million was available under the credit facility. The Company is evaluating various financing alternatives, including but not limited to credit facility arrangements, high-yield capital market issuances and sale-leaseback arrangements, and is working toward completing such a transaction prior to June 22, 2001. The Company believes that the terms of a new credit arrangement will be less favorable than the existing credit facility.

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

Forward-looking Statements

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, sales-building and cost-saving strategies, advertising expenditures,the refinancing of its existing credit facility, and the disposition of impaired units involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risks and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material. Management does not expect to update such forward-looking statements continually as conditions change, and readers should consider that such statements speak only as to the date thereof.

Consolidated Financial Statements

Consolidated Balance Sheets
	(Amounts in thousands) Balances at June 30
	2000	1999
ASSETS
Current Assets
Accounts and notes receivable	$ 919	$ 1,970
Inventories	12,741	12,595
Deferred income taxes	12,744	11,216
Recoverable income taxes	---	5,578
Other current assets	679	888
Total Current Assets	27,083	32,247
Property, Plant and Equipment
Land	20,878	22,511
Buildings and leasehold improvements	151,706	150,138
Furniture and fixtures	121,166	120,469
Machinery and equipment	13,128	13,796
Construction in progress	699	3,371
	307,577	310,285
Less allowances for depreciation and unit closings	143,700	134,035
Net Property, Plant and Equipment	163,877	176,250
Goodwill, net of $939,000 accumulated amortization at June 30, 2000 and
$532,000 at June 30, 1999	11,944	12,982
Other Assets	11,266	11,460
Total Assets	$214,170	$232,939

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$ 68,391	$ ---
Accounts payable	12,461	18,612
Accrued interest	449	275
Accrued salaries, benefits and related taxes	20,871	22,824
Accrued rent	4,438	5,183
Other accrued expenses	4,379	6,267
Total Current Liabilities	110,989	53,161

Long-Term Debt	---	74,226
Deferred Income Taxes	4,672	3,992
Reserve for Unit Closings	10,101	12,693
Accrued Employee Benefits, less current portion	9,127	9,465

Shareholders' Equity
Preferred Stock, no par value; authorized 50,000,000 shares; issued and outstanding: none	---	---
Common Stock, no par value, stated value $1.82 per share, authorized 100,000,000 shares; issued and outstanding: 10,528,368 shares at June 30, 2000 and at June 30, 1999	19,141	19,141
Additional paid-in capital	18,735	18,735
Retained earnings	41,678	41,804
	79,554	79,680
Less treasury stock, at cost: 25,000 common shares at June 30, 2000 and at June 30, 1999	273	278
Total Shareholders' Equity	79,281	79,402
Total Liabilities and Shareholders' Equity	$ 214,170	$ 232,939

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
(Amounts in thousands -- except per share data)
Year Ended June 30	2000	1999	1998

Net sales	$450,276	$495,697	$335,388
Costs and expenses:
Cost of sales	266,246	298,565	194,898
Other operating expenses	160,358	170,200	109,725
Provision for unit impairments and closings	---	1,350	3,453
General and administrative expenses	15,230	17,458	12,832
Interest expense	7,177	6,255	2,514
Other expenses (income)	(1,562)	(1,000)	(590)
	447,449	492,828	322,832
Gain from sale of Ralph & Kacoo's	---	1,556	--
Income Before Income Taxes	2,827	4,425	12,556
Provision for income taxes	416	425	4,653
Net Income	$ 2,411	$ 4,000	$ 7,903
Weighted average number of shares outstanding	10,503	10,503	10,503
Net income per share -- basic and diluted	$ .23	$ .38	$ .75

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes
in Shareholders' Equity
(Amounts in thousands -- except per share data)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock
	Shares	Amount			Shares	Amount

Balances at June 30, 1997	10,528	$ 19,141	$18,735	$ 39,965	25	$ 237
Net income				7,903
Cash dividends declared ($.48 per share)				(5,044)
Sales under dividend reinvestment plan				(23)
Stock issuances from treasury				9	(5)	(50)
Purchases of treasury stock					5	63
Balances at June 30, 1998	10,528	19,141	18,735	42,810	25	250
Net income				4,000
Cash dividends declared ($.48 per share)				(5,042)
Sales under dividend reinvestment plan				(26)
Stock issuances from treasury				62	(23)	(238)
Purchases of treasury stock					23	266
Balances at June 30, 1999	10,528	$19,141	18,735	$41,804	25	$ 278
Net income				2,411
Cash dividends declared ($.24 per share)				(2,521)
Sales under dividend reinvestment plan				(16)
Stock issuances from treasury					(11)	(57)
Purchases of treasury stock					11	52
Balances at June 30, 2000	10,528	$19,141	$18,735	$41,678	25	$ 273

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
(Amounts in thousands)
Year Ended June 30	2000	1999	1998

Operating Activities
Net Income	$ 2,411	$ 4,000	$ 7,903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,495	17,950	12,689
Expenditures associated with closed units	(2,592)	(2,091)	(1,132)
Provision for unit impairments and closings	---	1,350	3,453
Provision for deferred income taxes	(505)	4,411	100
Gain on sale of Ralph & Kacoo's, net of taxes	---	(2,691)	--
Loss on disposition of assets	(325)	120	148
Pension expense -- net of contributions	1,353	(451)	(467)
Changes in operating assets and liabilities, net of effects from Morrison Acquisition:
Accounts and notes receivable	1,051	(418)	32
Inventories	(146)	(365)	110
Recoverable income taxes	5,578	(3,749)	188
Other current assets	131	486	(292)
Other assets	(22)	553	(75)
Accounts payable	(6,151)	(1,426)	1,708
Accrued interest	174	137	(756)
Accrued expenses	(2,633)	(2,621)	(346)
Accrued employee benefits	(2,291)	(2,280)	5
Net Cash Provided by Operating Activities	14,222	12,915	23,268

Investing Activities
Net proceeds from sale of Ralph & Kacoo's, including net tax Benefit	---	22,597	--
Acquisition of business	---	(10,933)	(41,974)
Purchases of property, plant and equipment	(6,832)	(15,460)	(14,928)
Proceeds from sale of property, plant and equipment	2,877	757	2,288
Net Cash Used by Investing Activities	(3,955)	(3,039)	(54,614)

Financing Activities
Proceeds from long-term debt	6,604	17,392	81,515
Payments on long-term debt	(12,439)	(22,145)	(44,636)
Financing costs	(1,900)	--	(467)
Proceeds from issuances of treasury stock	---	185	---
Purchases of treasury stock	(11)	(266)	(22)
Dividends paid	(2,521)	(5,042)	(5,044)
Net Cash Provided (Used) By Financing Activities	(10,267)	(9,876)	31,346

Changes in cash and cash equivalents	---	---	---
Cash and cash equivalents at beginning of year	---	---	---
Cash and cash equivalents at end of year	$ ---	$ ---	$ ---

Supplementary Cash Flow Disclosures
Income taxes paid (net of refunds received)	$ (4,314)	$ 1,756	$ 3,805
Interest paid	$ 6,123	$ 6,177	$ 3,145

See Notes to Consolidated Financial Statements

Notes To Consolidated Financial Statements

NOTE 1: Significant Accounting Policies

Use of Estimates. The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

NOTE 2: THE Morrison Acquisition

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

NOTE 5: INCOME TAXES

Significant components of the Company's deferred tax liabilities and assets are as follows:
(Amounts in thousands)
June 30	2000	1999
Deferred tax assets:
Accrued expenses	$ 8,672	$11,375
Unit closing reserves	4,222	5,787
NOL and tax credit carryforwards	11,820	7,824
	24,714	24,986
Deferred tax liabilities:
Property, plant and equipment	13,127	12,964
Prepaid pension costs	2,041	3,279
Inventories	1,474	1,519
	16,642	17,762
Net deferred tax assets	$ 8,072	$ 7,224

At June 30, 2000 the Company has net operating loss carryforwards of $26,185,000 and general business tax credit carryforwards of $1,001,000, including $17,234,000 and $291,000, resulting from the Morrison Acquisition. These carryforwards, which expire from 2010 through 2020, give rise to deferred tax assets. SFAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. Provisions of the Internal Revenue Code limit the amount of the Morrison-related net operating loss and tax credit carryforwards that can be utilized each year to $2,332,000. Management believes that future reversals of existing taxable differences, and tax planning strategies should be sufficient to realize all of the Company's deferred tax assets; therefore, a valuation allowance has not been established.

The components of the provision for income taxes are as follows:
(Amounts in thousands)
Year Ended June 30	2000	1999	1998
Current:
Federal	$ 1,213	$(3,826)	$ 4,371
State	51	(160)	182
	1,264	(3,986)	4,553
Deferred:
Federal	(814)	$ 4,234	$ 96
State	(34)	177	4
	(848)	4,411	100
Total provision for income taxes	$ 416	$ 425	$ 4,653

Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:
(Amounts in thousands)
Year Ended June 30	2000	1999	1998

Income taxes at statutory rate	$ 961	$ 1,505	$ 4,269
State income taxes, net of federal taxes	113	177	502
	1,074	1,682	4,771
Sale of Ralph & Kacoo's	---	(1,158)	---
Goodwill amortization	132	178	15
Tax credits	(117)	(158)	(161)
Reversal of overaccrual	(786)	---	---
Other items	113	(119)	28
Total provision for income taxes	$ 416	$ 425	$ 4,653

NOTE 6: LEASED PROPERTY

The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally of 20 to 30 years. The Company has the option to renew the leases for specified periods subsequent to their original terms. Minimum future lease commitments, as of June 30, 1999, including $12,757,000 for closed units, are as follows:
(Amounts in thousands)
Year Ending June 30

2001	$17,306
2002	15,413
2003	12,737
2004	10,516
2005	8,054
Subsequent	26,898
90,924
Less sublease income	10,305
Net minimum lease commitments	$80,619

The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rentals for the periods shown below does not include these executory costs.

(Amounts in thousands)
Year Ended June 30	2000	1999	1998

Minimum rentals	$15,513	$15,950	$10,581
Contingent rentals	3,160	4,998	1,385
Total	$18,673	$20,948	$11,966

NOTE 7: LONG-TERM DEBT
(Amounts in thousands)
June 30	2000	1999

Note payable to banks, due at maturity on June 22, 2001	$68,391	$74,226

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

As amended, the credit facility provides for: (i) an increase in the effective interest rate from LIBOR plus 175 basis points to LIBOR plus 300 basis points, and an increase to the fees payable with respect to letters of credit, with the amount of the interest rate and letter of credit fees subject to adjustment at the end of each fiscal quarter based on the Company's ratio of total debt to EBITDA; (ii) mandatory step downs in the total amount of credit available under the facility from $100,000,000 to $95,000,000 as of the effective date of the amendment, from $95,000,000 to $90,000,000 on or before March 31, 2000 and from $90,000,000 to $80,000,000 on or before March 31, 2001, together with additional mandatory commitment reductions in an amount equal to the net proceeds in excess of $5,000,000 in the aggregate from sales of certain assets; (iii) financial covenants with respect to the ratio of total debt to EBITDA and the fixed charge coverage ratio; (iv) a restriction on the Company's ability to make capital expenditures; (v) the replacement of the funded debt to total capital financial covenant with a financial covenant requiring a minimum adjusted tangible net worth; (vi) a further restriction commencing with the third fiscal quarter ended March 31, 2000 on the ability of the Company to pay dividends to an amount that does not exceed the amount of net income for the prior fiscal quarter; (vii) a prohibition on acquisitions; (viii) the requirement that the credit facility will be secured by substantially all the assets of the Company; and (ix) the payment of an amendment fee to each bank that signs the amendment. This credit agreement contains a prepayment option, without penalty, which can be exercised at any time during its term.

The Company is currently in evaluating alternatives and expects to have a new credit arrangement in place prior to June 22, 2001.

The Company capitalized interest costs of $80,000 in 2000, $145,000 in 1999 and $120,000 in 1998 with respect to qualifying construction. Total interest cost incurred was $7,257,000 in 2000, $6,400,000 in 1999 and $2,634,000 in 1998.

NOTE 8: PENSION PLANS

The Company has a defined benefit pension plan covering substantially all employees, except for Morrison employees, who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's Common Stock held at June 30, 2000 and 1999 with a fair value of $1,011,000 and $3,056,000, respectively.

At the time of its acquisition by the Company on May 28, 1998, Morrison maintained two non-qualified employee defined benefit pension plans and one frozen qualified defined benefit pension plan.

The two Morrison non-qualified employee defined benefit pension plans continue to accrue benefits for covered employees. To provide a source for the payment of benefits under these plans, the Company owns whole-life insurance contracts on some participants.

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

	(Amount in thousands)
	Pension Benefits
June 30	2000	1999
Change in benefit obligation
Benefit obligation at beginning of year	$ 76,553	$ 82,335
Morrison acquisition	---	(2,669)
Service cost	2,447	2,717
Interest cost	5,797	5,475
Benefits paid	(4,065)	(3,798)
Actuarial (gain) loss	(2,929)	(7,507)
Benefit obligation at end of year	$ 77,803	$ 76,553

Change in plan assets
Fair value of plan assets at beginning of year	$ 77,649	$ 74,176
Morrison acquisition	---	(1,523)
Actual return	4,135	6,136
Employer contributions	---	2,500
Benefits paid	(3,823)	(3,640)
Actuarial (gain) loss	25	---
Fair value of plan assets at end of year	$ 77,986	$ 77,649
Reconciliation of funded status:
Fund status	$ 183	$ 1,096
Unrecognized actuarial loss	1,108	1,408
Unrecognized prior service cost	76	(27)
Net prepaid pension cost	$ 1,367	$ 2,477

Net prepaid benefit cost consists of:
Prepaid benefit cost	$ 5,835	$ 6,816
Accrued benefit liability	(4,468)	(4,339)
Net prepaid pension cost	$ 1,367	$ 2,477

Net periodic pension cost for the Pension Benefits for 2000, 1999 and 1998 include the following components:
(Amounts in thousands)
	2000	1999	1998
June 30
Net pension expense:
Service cost	$ 2,447	$ 2,717	$ 2,207
Interest cost on projected benefit obligation	5,797	5,475	4,364
Actual return on plan assets	(4,135)	(6,136)	(12,540)
Net amortization and deferral	(2,756)	(5)	7,902
	$ 1,353	$ 2,051	$ 1,933

Assumptions used in actuarial calculations were as follows:
(Amounts in thousands)
	2000	1999	1998
June 30
Actuarial assumptions:
Discount rate	8.0%	7.75%	7.0%-7.25%
Compensation increases	3.5%	3.5%	3.5%-4.0%
Long-term rate of return	9.0%	9.0%	9.0%

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
(Dollars in thousands -- except per share data)
	Common Stock Shares	Weighted Average Exercise Price	Total
Outstanding at June 30, 1997	194,000	$ 10.03	$ 1,946
Cancelled/expired	(14,000)	12.75	(179)
Exercised	---	---	---
Granted	634,675	12.00	7,616
Outstanding at June 30, 1998	814,675	11.52	9,383
Cancelled/expired	(29,900)	10.50	(314)
Exercised	(17,600)	10.10	(178)
Granted	162,725	9.51	1,548
Outstanding at June 30, 1999	929,900	11.23	10,439
Cancelled/expired	---	---	---
Exercised	---	---	---
Granted	12,000	3.31	40
Outstanding at June 30, 2000	941,900	$11.13	$10,479

PRO FORMA SFAS NO. 123 RESULTS. Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%; dividend yield of 5.0%; volatility factors of the expected market price of the Company's common stock of 23%; and a weighted average expected life of the options of 5.0 years. The weighted average fair value of the stock options granted in 2000, 1999 and 1998 were $0.48, $1.32 and $1.84 per share, respectively. Pro forma net income and net income per share for 2000, assuming that the Company had accounted for its employee stock options using the fair value method would not be different from those reported. 1999 and 1998 pro forma net income and net income per share, assuming that the Company had accounted for its employee stock options using the fair value method, would have been reduced by $111,000 and $.01 and $624,000 and $.06, respectively.

EARNINGS PER SHARE. A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted net income per share for the years ended June 30, 2000, 1999 and 1998 are as follows (net income in thousands).
	Net Income	Shares	Per Share Amount
For the Year Ended June 30, 2000
Basic net income	$2,411	10,503,368	$0.23
Effect of dilutive securities	---	---	---
Diluted net income	$2,411	10,503,368	$0.23
For the Year ended June 30, 1999
Basic net income	$4,000	10,503,368	$0.38
Effect of dilutive securities	---	25,458	---
Diluted net income	$4,000	10,528,826	$0.38
For the Year Ended June 30, 1998
Basic net income	$7,903	10,503,368	$0.75
Effect of dilutive securities	---	65,014	---
Diluted net income	$7,903	10,568,382	$0.75

NOTE 10: Quarterly Results of Operations (unaudited)
(Amounts in thousands -- except per share data)
	Year Ended June 30, 2000				Year Ended June 30, 1999
	9/30	12/31	3/31	6/30	9/30	12/31	3/31	6/30
Net sales	$114,126	$116,368	$110,022	$109,760	$128,935	$130,376	$122,498	$113,888
Cost of sales and other operating expenses	111,353	108,782	103,076	103,393	119,602	121,376	116,134	111,653
Operating income	2,773	7,586	6,946	6,367	9.333	9,000	6,364	2,235
Net income (loss)	(1,612)	1,475	872	1,676	1,888	1,976	2,798	(2,662)
Net income (loss) per share- basic and diluted	$ (.15)	$ .14	$ .08	$ .16	$ .18	$ .19	$ .27	$ (.25)

During the quarter ended June 30, 1999 the Company recorded a $1,350,000 ($851,000 after-tax or $.08 per share), for the write-down of long-lived assets in accordance with SFAS No. 121 and lease related costs for units to be closed (see Note 4 for further discussion).

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