Form 10-K405, Exhibit 13
period 2001-06-30
PICCADILLY CAFETERIAS INC
filed 2001-09-28
CIK 277923

EXHIBIT 13

Selected and Other Financial Data

Selected Financial and Operating Data
 (dollars in thousands)

June 30	2001	2000	1999(5)	1998(7)	1997

Income Statement Data:
Net sales	$ 424,163	$ 450,276	$ 495,697	$ 335,388	$ 304,838
Costs and expenses:
Cost of Sales	246,340	266,246	298,565	194,898	175,685
Other operating expenses	159,062	160,358	170,200	109,725	100,334
Provision for unit impairments and closings	13,887	---	1,350	3,453	---
General and administrative expenses	15,591	15,230	17,458	12,832	11,465
Amortization and writeoff of goodwill	5,343	407	512	---	---
Interest expense	9,958	7,177	6,255	2,514	2,714
Other expenses (income)	(580)	(1,562)	(1,000)	(590)	(505)

	449,601	447,449	492,828	322,832	289,693
Gain from sale of Ralph & Kacoo's	---	---	1,556	---	---

Income (loss) before income taxes and extraordinary charges	(25,438)	2,827	4,425	12,556	15,145
Provision for income taxes	8,072	416	425(6)	4,653	5,755

Income (loss) before extraordinary charges	(33,510)	2,411	4,000	7,903	9,390
Extraordinary charges-loss on early retirement of debt	2,520	---	---	---	---

Net Income (loss)	$ (36,030)	$ 2,411	$ 4,000	$ 7,903	$ 9,390

Per share data:
Net income	$ (3.43)	$ .23	$ .38	$ .75	$ .89
Cash dividends	---	.24	.48	.48	.48
Other Financial Data:
EBITDA(1)	$ 18,986	$ 26,702	$ 28,279	$ 31,200	$ 29,975
Net cash provided by operating activities	11,308	14,222	12,915	23,268	14,857
Depreciation and amortization(2)	20,579	16,698	17,805	12,677	12,116
Maintenance capital expenditures(3)	4,096	3,812	8,460	6,085	5,038
Total capital expenditures	5,004	6,832	15,460	14,928	10,870
Restaurant Data:
Number of cafeterias and seafood restaurants (end of period)	230	242	254	277	137
Same-store cafeteria sales % increase/(decrease)(4)	(3.8)%	(5.2)%	(2.6)%	1.6%	4.2%
Balance Sheet Data:
Cash	$ 851	$ ---	$ ---	$ ---	$ ---
Net property, plant and equipment	120,565	163,877	176,250	203,865	126,020
Total assets	158,578	214,170	232,939	254,584	147,332
Long-term debt	54,976	68,391	74,226	78,979	31,240
Total shareholders' equity	43,251	79,281	79,402	80,436	77,604

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

(2)	Excludes amortization of deferred financing costs. Includes $5.0 million writeoff of goodwill for fiscal year 2001. See Note 3 to the Consolidated Financial Statements.
(3)	Maintenance capital expenditures are those regularly scheduled expenditures required to maintain, remodel and otherwise improve existing facilities and equipment.
(4)

"Same-stores" are cafeterias that were open for twelve full months in both comparative periods. Since Morrison was acquired on May 28, 1998, the Morrison Acquisition does not affect the total same-store sales comparison for fiscal year 1999 and 1998.

(5)	The sale of Ralph & Kacoo's was completed on March 30, 1999. Results for the fiscal year ended 1999 include nine months of Ralph & Kacoo's operations.
(6)	The sale of Ralph & Kacoo's resulted in a reported gain of $1.6 million and a net tax benefit of $0.8 million.
(7)	Morrison was acquired on May 28, 1998. Results for the fiscal year ended 1998 include one month of Morrison's operations.

Stock Information

The Company's Common Stock is traded on the New York Stock Exchange under the symbol "PIC." The following table sets forth the high and low sales prices for each quarter within the last two years. As of September 10, 2001, there were approximately 2,505 record holders of the Company's Common Stock.
	Quarter	High	Low	Per Share Cash Dividends		Quarter	High	Low	Per Share Cash Dividends
Year ended June 30, 2001	1st	$3.19	$2.00	$.12	Year ended June 30, 2000	1st	$8.38	$6.50	$.12
	2nd	2.44	1.06	.12		2nd	6.88	3.06	.12
	3rd	2.63	1.38	---		3rd	4.25	2.63	---
	4th	1.95	1.45	---		4th	3.25	2.63	---

The Company has not paid dividends since the Board suspended the Company's regular quarterly dividend on February 7, 2000.  The Company does not intend to pay dividends in the future until such time as the Company has demonstrated a sustained operating performance that can support a dividend that can be safely maintained.  The Company's credit facility contains restrictions on the Company's ability to pay dividends.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

            Piccadilly is the dominant cafeteria chain in the Southeastern and Mid-Atlantic regions with 216 cafeterias. We serve a diverse and loyal customer base consisting of families, groups of friends and co-workers, senior citizens, couples and students. Our patrons enjoy a wide selection of convenient, healthy, freshly prepared "home cooked" meals at value-oriented prices for lunch and dinner.

            We categorize our operating expenses into three major categories: cost of sales, other operating expenses and general and administrative expenses. Cost of sales consists of labor and food costs. Other operating expenses consists primarily of advertising, building and security costs, meal discounts, insurance, payroll taxes, repairs, supplies, utilities, cafeteria-level performance incentives, depreciation, rent, and other cafeteria-level expenses. General and administrative expenses are comprised of executive and regional manager salaries and related benefits, taxes and travel expenses, legal and professional fees, depreciation, amortization, and various other costs related to administrative functions.

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

            We began converting Morrison cafeterias to Piccadilly-style cafeterias (the "Morrison Conversions") in fiscal 1999. As of September 30, 1999, we had completed 112 Morrison Conversions, and there have been no additional Morrison Conversions since September 30, 1999. Expenses associated with the Morrison Conversions averaged approximately $40,000 per cafeteria for training-team labor, new uniforms, repairs, and supplies. Additional costs of approximately $25,000 per cafeteria, primarily for signage, were capitalized. In aggregate, we spent approximately $7.3 million on the Morrison Conversions. Five Morrison cafeterias had not been converted as of June 30, 2001, and will continue to operate as Morrison cafeterias. Since the Morrison Acquisition, we have closed 44 non-performing Morrison cafeterias. The table below shows the number of Morrison Conversions by quarter:

Morrison Cafeterias Converted
	For the Quarter Ended

Fiscal Year	September 30	December 31	March 31	June 30	Total

1999	12	16	32	39	99
2000	13	--	--	--	13

Total conversions					112

            Ralph and Kacoo's Sale. In March 1999, we sold six Ralph & Kacoo's seafood restaurants for $21.3 million in cash. Ralph & Kacoo's generated approximately $24.3 million of sales and $3.9 million of EBITDA (EBITDA is net income before provision for income taxes, provision for impairments and closings and depreciation and amortization) in the 12-month period prior to the sale. Net proceeds from the sale were used to reduce bank debt. We sold Ralph & Kacoo's in order to focus on our traditional cafeteria operations.

Results of Operations

Year Ended June 30, 2001 Compared to Year Ended June 30, 2000

            Net Sales. Total net sales for the year ended June 30, 2001 were $424.2 million, a 5.8% reduction from fiscal 2000 net sales of $450.3 million. The $26.1 million decline in cafeteria net sales was due to a $10.1 million decrease relating to fewer cafeterias in operation and a decline of $16.0 million in same-store sales. The following table reconciles total cafeteria sales to same-store cafeteria sales (cafeterias that were open for 12 full months in both periods) for the years ended June 30, 2001 and 2000:
	Year Ended June 30,

	2001		2000
					Sales
	Sales	Cafeterias	Sales	Cafeterias	Change

	(Sales in thousands)
Total cafeteria net sales	$ 424,163	242	$ 450,276	260	(5.8)%
Less net sales relating to:
Cafeterias opened in 2000	6,971	4	5,678	4
Cafeterias closed in 2001	7,691	12	15,534	12
Cafeterias closed in 2000	---	---	3,570	18

Net same-store cafeteria sales	$ 409,501	226	$ 425,494	226	(3.8)%

            The net decrease in same-store net sales of $16.0 million, or 3.8%, reflects a decline in same-store guest traffic of 6.2%, which was partially offset by a check average increase of 2.4%. The check average increase resulted from a price increase implemented during the last week of December 2000. The Company has experienced a generally consistent decline in same-store guest traffic trend since 1997. The Company believes that the declining trend is due to various factors such as intense competition and market saturation within the restaurant industry as well as local adverse customer reaction to several of the Morrison Conversions.

            The Company implemented several sales-building initiatives during the last month of the first quarter to attract and retain new guests and increase sales to existing guests. These sales-building initiatives included neighborhood marketing, sponsorship of employee contests, and simplified menu pricing. The neighborhood marketing strategies included various customer coupons and discounted meal alternatives to attract new guests. While initial results did show improved sales trends, these results were not sustained and the Company terminated all sales-building initiatives in the second quarter.

            It is possible that additional declines in net same-store sales at individual cafeterias could result in the closing of such cafeterias and charges for impairment of property, plant and equipment and goodwill, under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121).

            The following table illustrates cost of sales, other operating expenses, general and administrative expenses and other expenses as a percent of net sales for the comparative periods:
	Year Ended June 30,

	2001	2000	Change

Cost of sales	58.1%	59.1%	(1.0)%
Other operating expenses	37.5%	35.6%	1.9%
General and administrative expenses	3.7%	3.4%	0.3%
Other expenses (income)	(0.1)%	(0.3)%	0.2%

            Cafeteria-Level Income. During fiscal 2001 and 2000, cafeteria-level income (net sales less cost of sales and other operating expenses) was $18.8 million, or 4.4% of net sales, and $23.7 million, or 5.3% of net sales, respectively.

            Cost of Sales. Cost of sales as a percentage of net sales declined 1.0%. That decline is a combination of a 0.3% increase in food costs as a percentage of net sales and a 1.3% decrease in labor costs as a percentage of net sales. Food costs as a percentage of net sales increased primarily because of higher costs of red meat and produce.

            The Company incurred, as anticipated, slightly higher food costs from its outsourcing program, which was designed to reduce overall labor costs. The Company's outsourcing program involves outside vendors who provide and prepare selected components of some Piccadilly recipes, which have historically been made from scratch. These increases were partially offset by savings from the Company's centralized purchasing initiative. Historically, the Company has centrally purchased approximately two-thirds of the ingredients used in the meals served at the cafeterias. Managers at each cafeteria controlled purchasing for the remaining one-third, primarily consisting of fresh poultry, fresh red meat, fresh produce and dairy products. The Company is implementing a cost-saving strategy to reduce the number of food suppliers by centralizing the purchasing of these items. During fiscal 2001, the Company implemented a centralized purchasing program for poultry products, reducing its per cafeteria purchase cost by 9% on average. Poultry accounts for approximately 10% of the Company's food purchases. The Company expects to achieve significant volume purchase discounts as other centralized purchasing arrangements on other food items are made.

            The 1.3% improvement in labor costs, as a percentage of net sales, was due principally to savings realized from the Company's outsourcing program. Factors that offset the labor cost improvement as a percentage of net sales include lower year-over-year sales volumes to offset the fixed portion of labor costs.

            Other Operating Expenses. Other operating expenses decreased $1.3 million, but increased 1.9% as a percentage of net sales. Discounting and coupon costs relating to the Company's sales-building initiatives increased 0.9% as a percentage of net sales. Higher fuel prices caused utility costs as a percentage of net sales to increase 0.8% over the prior year. Additionally, the fixed portion of certain operating costs such as rent and repairs and maintenance have increased as a percentage of net sales as cafeteria net sales have decreased.

            Provision for Cafeteria Impairments and Closings. During fiscal 2001 the Company recorded $13.9 million of charges related to impairments of property, plant and equipment and lease-related costs associated with closing 22 cafeterias.

            As an ongoing process, management reviews the historical operating results and makes forecasts for each of its cafeterias. Management considers whether projected cafeteria-level cash flows warrant renewing a cafeteria's lease upon expiration, or warrant closing the cafeteria prior to the expiration of its lease. Additionally, management considers whether these operating results indicate that the long-lived assets associated with the cafeteria are impaired.

            Under the Company's accounting policy for impairment of long-lived assets, an asset is deemed to be impaired if a forecast of undiscounted future operating cash flows, including assumptions regarding disposal values and lease renewals, is less than its carrying amount. In cases where management determines that a cafeteria lease should not be renewed, for purposes of computing depreciation and amortization, the useful lives of the related assets are reduced, if necessary, to reflect the remaining useful life.

            For cafeterias which management decides to close prior to the expiration of its lease, the Company records charges in accordance with Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (EITF 94-3). EITF 94-3 requires that such charges be recorded in the period in which the Company approves an exit plan that will result in the incurrence of costs that have no future economic benefit. These charges typically relate to rent and other occupancy costs to be incurred after the closing of the cafeteria.

            During the third quarter of fiscal 2001, management determined that certain leases might not be renewed, and with respect to those cafeterias, revised its forecasts of undiscounted future operating cash flows accordingly. Primarily as a result of these revised forecasts, management determined that long-lived assets for 61 cafeterias, including 47 cafeterias acquired in the 1998 purchase of Morrison Restaurants, Inc. ("Morrison"), were impaired in accordance with SFAS 121 and the Company recorded asset impairment charges of $9.9 million for property, plant and equipment. As a further result of the analysis undertaken during the third quarter of fiscal 2001, during the fourth quarter of fiscal 2001 the Company made the decision to close 14 non-performing cafeterias because the cash flows from these 14 cafeterias were not sufficient to contribute to lease-related costs and on-going operating costs. Accordingly, the Company recorded lease- related costs of $3.1 million and impairment of property, plant and equipment charges of $0.3 million. These units were closed on July 31, 2001. Thirteen of these cafeterias are leased and one cafeteria is company-owned. These 14 cafeterias had operating losses of $2.0 million in fiscal 2001.

            Additionally, the Company closed eight cafeterias in fiscal 2001 and recorded charges of $0.5 million for property, plant and equipment writedowns and lease-related costs. These cafeterias had trailing 12-month operating losses of $0.7 million.

            Amortization and Writeoff of Goodwill. During fiscal 2001, the Company recorded amortization and goodwill impairment charges of $5.3 million. Recorded goodwill relates to the Morrison Acquisition. If a Morrison cafeteria is determined to be impaired or is closed, the Company records an impairment charge for the cafeteria's pro rata portion of unamortized goodwill. Approximately $4.5 million of the charges recorded in fiscal 2001 relate to 47 Morrison cafeterias that were considered to be impaired as of March 31, 2001 and approximately $0.5 million relates to Morrison cafeterias that closed during the fiscal year. Net goodwill at June 30, 2001 is $4.5 million.

            General and Administrative Expenses. General and administrative expenses as a percentage of net sales increased 0.3%. Included in current year general and administrative expense is $1.5 million related to severance costs recorded in accordance with EITF 94-3. In May 2001, the Company initiated and completed a management reorganization plan that eliminated 25 executive and district operations management positions. Substantially all of the $1.5 million of severance costs was paid by June 30, 2001. Excluding the effects of the $1.5 million charge, general and administrative expenses as a percentage of net sales for fiscal 2001 is 3.3%, down 0.1% from last year.

            Interest Expense. Interest expense increased $2.8 million because of higher interest rates on the Company's credit facilities and amortization of deferred financing costs and bond discount. Amortization of these costs included in interest expense in fiscal 2001 and fiscal 2000 were $1.9 million and $0.8 million, respectively. These increases were partially offset by lower average debt levels.

            Provision for Income Taxes. The Company recorded an income tax provision of $9.2 million to establish a valuation allowance against the Company's deferred tax assets. In accordance with SFAS 109, the Company considered that it had a cumulative pre-tax loss for recent years and revised its judgment about the realization of deferred tax assets. The valuation allowance reflects the Company's judgment that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company believes that the remaining deferred tax assets at June 30, 2001, amounting to $9.7 million, are realizable.

            Extraordinary Charge. The Company recorded a $2.5 million charge for the early extinguishment of debt. See Note 7 for further information. The Company recorded no tax benefit related to the extraordinary charge.

            Other Income. Other income in fiscal 2000 included income of $0.6 million for the receipt of stock in an insurance company which had converted from a mutual company to a stock company, and through which the Company owns whole life insurance policies.

Year Ended June 30, 2000 Compared to Year Ended June 30, 1999

            Net Sales. Total net sales for the year ended June 30, 2000 were $450.3 million, a 9.2% reduction from fiscal 1999 net sales of $495.7 million. Included in net sales for fiscal 1999 was $17.7 million from the Ralph & Kacoo's seafood restaurants, which were sold on March 30, 1999. The $27.7 million decline in cafeteria net sales was due to a $3.9 million decrease relating to fewer cafeterias in operation and a decline of $23.8 million in same-store net sales. The following table reconciles total cafeteria net sales to same-store cafeteria net sales (cafeterias that were open for 12 full months in both periods) for the years ended June 30, 2000 and 1999:
	Year Ended June 30,

	2000		1999
					Sales
	Sales	Cafeterias	Sales	Cafeterias	Change

Total cafeteria net sales	$ 450,276	260	$ 478,013	270	(5.8)%
Less net sales related to:
Cafeterias opened in 2000	9,709	6	---	---
Cafeterias closed in 2000	3,570	18	8,321	18
Cafeterias closed in 1999	---	---	8,868	16

Net same-store cafeteria sales	$ 436,997	236	$ 460,824	236	(5.2)%

            The net decrease in same-store net sales of $23.8 million, or 5.2%, reflects a decline in same-store guest traffic of 6.6%, which was partially offset by a check average increase of 1.5%. The check average increase resulted from various price increases implemented at certain cafeterias since June 30, 1999.

            Approximately 73% of the declines in same-store net sales was attributable to the Morrison cafeterias. During fiscal 1999 and 2000, the Company was focused on the integration of the Morrison cafeterias. The cafeteria closing and conversion phases of this integration process were completed by the end of the first quarter of fiscal 2000.

            The following table illustrates cost of sales, other operating expenses, general and administrative expenses and other expenses as a percent of net sales for the comparative periods, net of the Ralph & Kacoo's operations, in fiscal 1999 results.

            Percent of Net Sales
	Year Ended June 30,

	2001	2000	Change

Cost of sales	59.1%	60.2%	(1.1)%
Other operating expenses	35.6%	34.6%	1.0%
General and administrative expenses	(3.4)%	3.5%	(0.1)%
Other expenses (income)	(0.3)%	(0.2)%	0.1%

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

            Improvement in labor costs, as a percentage of net sales, was due principally to the Company beginning to realize labor efficiencies at Morrison cafeterias in fiscal 2000, as well as a substantially lower level of labor costs associated with the conversion of Morrison cafeterias to Piccadilly-style cafeterias, with only 13 cafeterias being converted in fiscal 2000 compared to 99 conversions in fiscal 1999.

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

            General and Administrative Expenses. General and administrative expenses (net of Ralph & Kacoo's related expenses in fiscal 1999) as a percentage of net sales decreased 0.1% and decreased in absolute dollars by $1.7 million. Transitional costs were incurred in fiscal 1999 that related to the integration of the Morrison and Piccadilly reporting systems. Additionally, fiscal 1999 costs included certain Morrison costs that were eliminated.

            Interest Expense. Interest expense increased $0.9 million as a result of a higher interest rate on our existing credit facility, the effect of which was partially mitigated by lower debt levels in fiscal 2000 compared to fiscal 1999. Amortization of financing costs included in interest expense in fiscal 2000 and fiscal 1999 was $0.8 million and $0.1 million, respectively.

            Other Income. Other income in fiscal 2000 included income of $0.6 million for the receipt of stock in an insurance company which had converted from a mutual company to a stock company, and through which the Company owns whole life insurance policies. Fiscal 1999 other income included a $0.5 million gain from the sale of a catering facility.

            Income Taxes. Our fiscal 2000 income tax expense was reduced by $0.8 million for the reversal of taxes over-accrued in prior years that primarily relates to minimum tax credits generated on the carryback in fiscal 2000 of the fiscal 1999 tax net operating loss to prior years and the review of the results of IRS examinations for prior years. At June 30, 2000, the Company had net operating loss carryforwards of $26.2 million and general business tax credit carryforwards of $1.0 million. See Note 5 of the Notes to Consolidated Financial Statements included elsewhere herein. At June 30, 2000 the Company had provided no valuation allowance for deferred tax assets because management believed that the deferred tax assets at June 30, 2000 were realizable through future reversals of existing taxable temporary differences, and, if necessary, the implementation of tax planning strategies. Uncertainties that affect the ultimate realization of deferred tax assets include the risk of not being able to complete tax planning strategies, such as sale-leaseback transactions. This factor has been considered in determining the valuation allowance.

            Liquidity and Capital Resources

            Senior Secured Notes. On December 21, 2000, the Company closed a debt offering of (1) 71,000 "A" units consisting in the aggregate of $71.0 million principal amount of Senior Secured Notes due fiscal 2007 and warrants to purchase 746,210 shares of its common stock and (2) 4,500 "B" units consisting in the aggregate of $4.5 million principal amount of Term B Notes due fiscal 2007 (secured equally with the Senior Secured Notes) and warrants to purchase 47,295 shares of its common stock. In addition, the Company entered into a $5.5 million Term Loan Credit Facility with warrants to purchase 57,805 shares of Common Stock. Amounts borrowed under the Term Loan Credit Facility are subject to terms substantially similar to those of the Term B Notes due fiscal 2007 included as part of the "B" units.

            The $81.0 million debt offering was sold at a discount, and the gross proceeds from the offerings were approximately $72.9 million. After paying transaction costs, the Company used the net proceeds from the unit offerings and borrowings under the Term Loan Credit Facility to repay approximately $67.0 million in borrowings outstanding under the Company's credit facility that was scheduled to mature on June 22, 2001.

            Interest is payable semi-annually on the Senior Secured Notes at an initial annual rate of 12%, subject to annual adjustment beginning November 1, 2001. Interest is payable quarterly, beginning February, 1, 2001, on the Term B Notes and the Term Loan Credit Facility at a floating rate equal to LIBOR plus 4.5%. The exercise price for the warrants is $1.16875, which was 110% of the closing sales price of the common stock on the date prior to closing the debt offering.

            Moody's and Standard & Poor's (S&P) assigned first-time ratings of B2 and B+, respectively, to the Company's senior secured debt. As a result of the Company's operating performance in fiscal 2001, in May 2001, Moody's downgraded their ratings from B2 to Caa1 and S&P placed its credit ratings on CreditWatch with negative implications. These ratings are subject to revision or withdrawal at any time.

            Moody's assigns a "Caa" credit rating to bonds it considers to be "of poor quality" and where it believes "such issues may be in default or there may be present elements of danger with respect to principal or interest." S&P assigns a "B" rating to obligations for which it considers that "adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation." A plus (+) or minus (-) sign is added "to show relative standing with the major rating categories."

            The Company expresses no opinion on the ratings assigned to the notes by Moody's and S&P and does not believe that these ratings downgrades will have an adverse impact on the Company's existing credit facilities or impact the Company's liquidity in the foreseeable future.

            Sale-Leaseback Transactions. On March 30, 2001, the Company completed a sale-leaseback transaction of 12 properties. The Company received $20.0 million in cash for the sale of the properties and simultaneously executed long-term leases that provide for continued operation of cafeterias at the sites for a primary term of 20 years and optional renewal periods for up to 20 additional years. The Company used substantially all of the net proceeds to purchase $16.0 million of the 12% Senior Secured Notes and $4.5 million of the floating rate Term B Notes. The Company recorded a $2.5 million extraordinary charge, primarily for the writeoff of deferred financing costs associated with the extinguished debt. The sale of the 12 properties resulted in a $1.3 million deferred gain, which will be amortized over the initial term of the lease. Net rent expense for these properties during the initial term will be approximately $2.3 million annually. The assets sold and leased back previously had annual depreciation expense of approximately $0.8 million. The annualized interest expense relating to the repurchased notes, including amortization of the original issue discount and financing costs, was approximately $3.0 million.

            On July 31, 2001, the Company completed a sale-leaseback transaction involving six Piccadilly cafeteria properties. The Company was paid approximately $9.0 million in cash for the sale of the six properties, and has simultaneously executed long-term leases that provide for the Company's continued operation of cafeterias at the six sites. The Company used substantially all of the net sale proceeds to make open-market purchases of $9.4 million of its 12% Senior Secured Notes due fiscal 2007. Net rent expense during the initial term will be approximately $1.1 million annually. The assets sold and leased back previously had annual depreciation expense of approximately $0.9 million. The annualized interest expense relating to the repurchased notes, including amortization of the original issue discount and financing costs, was approximately $1.4 million.

            The Company expects to record in the first quarter ending September 30, 2001, extraordinary charges of approximately $1.1 million primarily for the pro rata share of the unamortized financing costs associated with the extinguished debt. The sale of the six properties resulted in a $1.3 million loss, which will be amortized over the initial term of the lease.

            Senior Credit Facility. Concurrently with the debt offerings, the Company entered into a $25 million Senior Credit Facility with two banks to replace the previous credit facility. The Senior Credit Facility expires on December 31, 2003. The Senior Credit Facility, and amounts borrowed thereunder, bears interest at variable rates based upon the Company's leverage ratio. The Senior Credit Facility supports existing commercial letters of credit and working capital needs. The letters of credits collateralize the Company's retention limits under self-insurance arrangements for liability and casualty losses.

            The Senior Credit Facility contains financial covenants that require the Company, among other things, to maintain a minimum level of tangible net worth. As a direct result of the $9.9 million charge for cafeteria impairments and closings during the quarter ended March 31, 2001, the Company's tangible net worth declined to a level where it was in violation of this loan covenant. On June 29, 2001, the Company announced that it reached an agreement to amend the Senior Credit Facility. The amendment waived the third quarter violation and lowered the required level of tangible net worth. On July 31, 2001, the Company and its bank lenders agreed to amend the Senior Credit Facility and further reduced the tangible net worth requirement.

            Upon the sale of the 12 properties, the total borrowing availability under the Company's Senior Credit Facility was reduced from $25 million to $19.2 million. As of June 30, 2001, the Company had $11.5 million in undrawn letters of credit under the Senior Credit Facility, and had no borrowings outstanding under the Senior Credit Facility, leaving approximately $7.7 million available for borrowing.

            Upon the completion of the July 2001 sale-leaseback transaction, the borrowing availability under the Senior Credit Facility was reduced from $19.2 million to approximately $14.4 million. At July 31, 2001, the Company had $10.8 million in letters of credit under the Senior Credit Facility, but had no other borrowings outstanding under the Senior Credit Facility, leaving approximately $3.6 million available for borrowing.

            The Company expects cash flow from operations and remaining borrowing availability to be sufficient to meet anticipated operating and capital expenditure needs through at least June 30, 2002.

            Dividends and Capital Expenditures. On February 7, 2000, the Board suspended the Company 's regular quarterly dividend of $.12 per share. The suspension of the dividend saves approximately $1.3 million per quarter. The Board concluded that until the Company had demonstrated a sustained operating performance that would support a dividend that could be safely maintained, suspension of the dividend was the prudent course of action.

            Capital expenditures for fiscal 2001 were $5.0 million. The Company sold an undeveloped site in Shawnee Mission, Kansas for $1.6 million, a cafeteria site in Anderson, South Carolina for $0.9 million, and a leasehold estate in West Palm Beach, Florida for $0.8 million. Capital expenditures for fiscal 2002 are expected to approximate $6.0 million and are expected to be funded by operating cash flows.

            Pending Accounting Pronouncements

            In July 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies the criteria which must be met in order for certain acquired intangible assets to be recorded separately from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually or more frequently if circumstances indicate potential impairment. Furthermore, any goodwill or intangible asset determined to have an indefinite useful life that is acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with SFAS 142. Goodwill acquired in business combinations completed prior to July 1, 2001 will continue to be amortized until SFAS 142 is adopted. The Company will adopt SFAS 141 effective July 1, 2001. The Company is required to adopt SFAS 142 in July 2002; however, the provisions of SFAS 142 allow the Company to early adopt the Statement effective July 1, 2001. Upon adoption of SFAS 142, the Company will be required to measure goodwill for impairment within the first year of adoption as part of the transition process. Any impairment resulting from this transition test will be recorded as a change in accounting principle. The Company is currently evaluating the potential impact of adoption on the Company's consolidated financial statements, including the decision of whether to early adopt SFAS 142.

            Forward-looking Statements

            Forward-looking statements regarding management's present plans or expectations regarding its credit facilities, cash flows, liquidity, capital expenditures, sales-building and cost-saving strategies, advertising expenditures, and the disposition of impaired units involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risks and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material. Management does not expect to update such forward-looking statements continually as conditions change, and readers should consider that such statements speak only as to the date thereof.

Consolidated Financial Statements

Consolidated Balance Sheets
	(Amounts in thousands) Balances at June 30
	2001	2000
ASSETS
Current Assets
Cash	$ 851	$ ---
Accounts and notes receivable	1,030	919
Inventories	12,232	12,741
Deferred income taxes	4,289	12,744
Other current assets	1,085	1,491

Total Current Assets	19,487	27,895
Property, Plant and Equipment
Land	11,964	20,878
Buildings and leasehold improvements	125,307	151,706
Furniture and fixtures	113,293	121,166
Machinery and equipment	11,867	13,128
Construction in progress	947	699

	263,378	307,577
Less allowances for depreciation and unit closings	142,813	143,700

Net Property, Plant and Equipment	120,565	163,877
Goodwill, net of $1,318,000 accumulated amortization at June 30, 2001 and
$939,000 at June 30, 2000	4,509	11,944
Other Assets	14,017	11,266

Total Assets	$158,578	$214,982

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$ ---	$ 68,391
Accounts payable	10,163	12,461
Accrued interest	1,342	449
Accrued salaries, benefits and related taxes	18,396	20,871
Accrued rent	4,195	4,438
Other accrued expenses	4,606	5,191

Total Current Liabilities	38,702	111,801

Notes Payable, net of $4,538,000 unamortized discount at June 30, 2001	54,976	---
Deferred Income Taxes	4,289	4,672
Reserve for Cafeteria Closings	8,469	10,101
Other Noncurrent Liabilities, less current portion	8,891	9,127

Shareholders' Equity
Preferred Stock, no par value; authorized 50,000,000 shares; issued and outstanding: none	---	---
Common Stock, no par value, stated value $1.82 per share, authorized 100,000,000 shares; issued and outstanding: 10,528,368 shares at June 30, 2001 and at June 30, 2000	19,141	19,141
Additional paid-in capital	18,735	18,735
Retained earnings	5,648	41,678

	43,524	79,554
Less treasury stock, at cost: 25,000 common shares at June 30, 2001 and at June 30, 2000	273	273

Total Shareholders' Equity	43,251	79,281

Total Liabilities and Shareholders' Equity	$ 158,578	$ 214,982

See Notes to Consolidated Financial Statements

Consolidated Statements of Operations
(Amounts in thousands -- except per share data)
Year Ended June 30	2001	2000	1999

Net sales	$ 424,163	$ 450,276	$ 495,697
Costs and expenses:
Cost of sales	246,340	266,246	298,565
Other operating expenses	159,062	160,358	170,200
Provision for unit impairments and closings	13,887	---	1,350
General and administrative expenses	15,591	14,823	16,946
Amortization and writeoff of goodwill	5,343	407	512
Interest expense	9,958	7,177	6,255
Other expenses (income)	(580)	(1,562)	(1,000)

	449,601	447,449	492,828
Gain from sale of Ralph & Kacoo's	---	---	1,556

Income (loss) Before Income Taxes and Extraordinary Charges	(25,438)	2,827	4,425
Provision for income taxes	8,072	416	425

Income (loss) Before Extraordinary Charges	(33,510)	2,411	4,000

Extraordinary charges--loss on early retirement of debt	2,520	---	---
Net Income (loss)	$ (36,030)	$ 2,411	$ 4,000
Weighted average number of shares outstanding	10,504	10,503	10,503

Net Income (loss) per share before extraordinary charges -- basic and diluted	$ (3.19)	$ .23	$ .38
Extraordinary charges per share -- loss on early retirement of debt	(.24)	---	---
Net income per share -- basic and diluted	$ .23	$ .23	$ .38

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes
in Shareholders' Equity
(Amounts in thousands -- except per share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock
	Shares	Amount			Shares	Amount

Balances at June 30, 1998	10,528	19,141	18,735	42,810	25	250
Net income				4,000
Cash dividends declared ($.48 per share)				(5,042)
Sales under dividend reinvestment plan				(26)
Stock issuances from treasury				62	(23)	(238)
Purchases of treasury stock					23	266

Balances at June 30, 1999	10,528	$ 19,141	18,735	$ 41,804	25	$ 278
Net income				2,411
Cash dividends declared ($.24 per share)				(2,521)
Sales under dividend reinvestment plan				(16)
Stock issuances from treasury					(11)	(57)
Purchases of treasury stock					11	52

Balances at June 30, 2000	10,528	$ 19,141	$ 18,735	$ 41,678	25	$ 273

Net loss				(36,030)
Purchases of treasury stock					22	56

Balances at June 30, 2001	10,528	$ 19,141	$ 18,735	$ 5,648	25	$ 273

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

	(Amounts in thousands)
Year Ended June 30	2001	2000	1999

Operating Activities
Net Income	$(36,030)	$ 2,411	$ 4,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, plant, and equipment and amortization of deferred financing costs	16,590	17,088	17,483
Amortization and impairment of goodwill	5,343	407	512
Expenditures associated with closed cafeterias	(1,439)	(2,592)	(2,091)
Provision for cafeteria impairments and closings	13,887	---	1,350
Extraordinary charge -- loss on early extinguishment of debt	2,520	---	---
Provision for deferred income taxes and valuation allowance	8,072	(505)	4,411
Gain on sale of Ralph & Kacoo's, net of taxes	---	---	(2,691)
(Gain) loss on disposition of assets	(82)	325	120
Pension expense -- net of contributions	1,381	1,353	(451)
Changes in operating assets and liabilities, net of effects from Morrison Acquisition:
Accounts and notes receivable	(111)	1,051	(418)
Inventories	509	(146)	(365)
Recoverable income taxes	---	5,578	(3,749)
Other current assets	420	208	(220)
Other assets	1,347	22	553
Accounts payable	(2,298)	(6,151)	(1,426)
Accrued interest	893	174	137
Accrued expenses	(2,637)	(2,710)	(1,915)
Deferred gain on sale-leaseback, net	1,243	---	---

Accrued employee benefits	1,700	(2,291)	(2,280)

Net Cash Provided by Operating Activities	11,308	14,222	12,915

Investing Activities
Net proceeds from sale of Ralph & Kacoo's, including net tax Benefit	---	---	22,597
Acquisition of business	---	---	(10,933)
Purchases of property, plant and equipment	(5,004)	(6,832)	(15,460)
Proceeds from sale of property, plant and equipment	3,352	2,877	757
Proceeds from sale-leaseback transaction	20,006	---	---

Net Cash (Used) by Investing Activities	18,354	(3,955)	(3,039)

Financing Activities
Proceeds from issuance of notes, net of discount	72,900	6,604	17,392
Payments on long-term debt	(92,877)	(12,439)	(22,145)
Financing costs	(8,778)	(1,900)	---
Proceeds from issuances of treasury stock	---	---	185
Purchases of treasury stock	(56)	(11)	(266)
Dividends paid	---	(2,521)	(5,042)

Net Cash Provided (Used) By Financing Activities	(28,811)	(10,267)	(9,876)

Changes in cash and cash equivalents	851	---	---
Cash and cash equivalents at beginning of year	---	---	---

Cash and cash equivalents at end of year	$ 851	$ ---	$ ---

Supplementary Cash Flow Disclosures
Income taxes paid (net of refunds received)	$ 140	$ (4,314)	$ 1,756

Interest paid	$ 5,590	$ 6,123	$ 6,177

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

            Property, Plant and Equipment. Property, plant and equipment (PP&E) is stated at cost, except for PP&E that has been impaired, for which the carrying amount is reduced to estimated fair value. Depreciation is provided using the straight-line method for financial reporting purposes on the following estimated useful lives:

Buildings and component equipment	10--30 years
Furniture and fixtures	10 years
Machinery and equipment	4 years

            Leasehold improvements are amortized over the original lease term, including expected renewal periods if applicable. The cost of leasehold improvements has been reduced by the amount of construction allowances received from developers and landlords. Repairs and maintenance expenditures are charged to operations as incurred. Expenditures for renewals and betterments which increase the value or extend the lives of assets are capitalized and depreciated over their estimated useful lives. When assets are retired, or are otherwise disposed of, cost and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of income.

            Impairment of Long-Lived Assets. The Company reviews long-lived assets, including goodwill, to be held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment. Except for goodwill, assets are evaluated for impairment at the cafeteria unit level. An asset is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value, if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company generally estimates fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate cash flows. Accordingly, it is reasonably possible that actual results may vary significantly from such estimates.

            Goodwill recorded by the Company relates to the purchase of Morrison. Goodwill is evaluated in total for the Morrison cafeterias acquired. If a Morrison cafeteria is determined to be impaired or is closed, the Company records an impairment charge for the cafeteria's pro rata portion of unamortized goodwill.

            Income Taxes. The Company accounts for income taxes using the liability method. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income taxes.

            Stock-Based Compensation. The Company accounts for its stock compensation arrangements with employees under the provisions of Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and makes the pro forma information disclosures required under the provisions of Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation.

            Earnings Per Share. Earnings per share of common stock are calculated under the provisions of SFAS 128, Earnings Per Share.

            Advertising Expense. The cost of advertising is expensed as incurred. The Company incurred $4.8 million, $6.4 million, and $5.8 million, in advertising costs during fiscal years 2001, 2000 and 1999, respectively.

            Pending Accounting Pronouncements. In July 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies the criteria which must be met in order for certain acquired intangible assets to be recorded separately from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually or more frequently if circumstances indicate potential impairment. Furthermore, any goodwill or intangible asset determined to have an indefinite useful life that is acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with SFAS 142. Goodwill acquired in business combinations completed prior to July 1, 2001 will continue to be amortized until SFAS 142 is adopted. The Company will adopt SFAS 141 effective July 1, 2001. The Company is required to adopt SFAS 142 in July 2002; however, the provisions of SFAS 142 allow the Company to early adopt the Statement effective July 1, 2001. Upon adoption of SFAS 142, the Company will be required to measure goodwill for impairment within the first year of adoption as part of the transition process. Any impairment resulting from this transition test will be recorded as a change in accounting principle. The Company is currently evaluating the potential impact of adoption on the Company's consolidated financial statements, including the decision of whether or not to early adopt SFAS 142. See Management's Discussion and Analysis of Financial Condition and Results of Operations on page 10 for more information.

            Reclassifications. Certain balances in prior years have been reclassified to conform with the presentation adopted in the current year.

            NOTE 2:  SALE OF RALPH & KACOO'S

            On March 30, 1999, the Company completed the sale of the Ralph & Kacoo's seafood restaurants and related commissary business (Cajun Bayou Distributors and Management, Inc.) to Cobb Investment Company, Inc. for $21.3 million in cash. The transaction resulted in a recorded gain of $1.6 million and a net tax benefit of $0.8 million.

            The tax benefit was the result of the sale of the stock of Cajun Bayou Distributors and Management, Inc. The tax basis in the stock was $6.1 million higher than the book basis in the stock due to differences that were not classified as temporary differences under SFAS 109, and resulted in a loss on the stock sale for tax purposes when compared to the amount recorded for financial statement purposes. The tax loss on the stock sale generated a net overall tax loss on the sale of Ralph & Kacoo's.

            The remaining portion of the Ralph & Kacoo's business, a catering facility sold on June 1, 1999, generated a gain of $0.5 million and is included in Other Income in fiscal 1999.

            NOTE 3:  PROVISIONS FOR CAFETERIA IMPAIRMENTS AND CLOSINGS AND GOODWILL IMPAIRMENT

            During fiscal 2001, the Company recorded asset impairment charges of $10.7 million for property, plant and equipment, lease-related costs of $3.2 million related to cafeterias for which closure decisions were made, and $5.0 million for goodwill impairment.

            During fiscal 1999, the Company recorded charges of $1.4 million for asset writedowns and the lease-related costs of cafeterias for which closure decisions were made. The closure decisions primarily related to certain Piccadilly cafeterias expected to close in connection with the Morrison Acquisition.

            At June 30, 2001, the Company was responsible for minimum rent obligations of $13.1 million related to 22 closed cafeterias and 13 cafeterias closed on July 31, 2001, $3.6 million of which relates to the Morrison Acquisition. Sublease arrangements exist relating to 15 of these cafeterias providing for future sublease rentals of $9.6 million. The Company has recorded liabilities of $8.5 million to settle the minimum rent obligations and other lease-related charges. During fiscal 2001 and 2000, the Company charged $1.4 million and $2.6 million, respectively, against these reserves for lease settlements and lease-related payments, net of sublease rentals received, of which $1.1 million and $1.8 million, respectively, relate to the Morrison Acquisition. During fiscal 1999, the Company charged $2.1 million against these reserves for lease settlements and lease-related payments, net of sublease rentals received, of which $1.1 million relate to the Morrison Acquisition.

            NOTE 4:  MANAGEMENT REORGANIZATION

In May 2001, the Board of Directors approved a management reorganization plan, which eliminated 25 executive and district operations management positions. In connection with this reorganization, the Company recorded a charge of $1.5 million related to severance costs, in accordance with EITF 94-3. Substantially all of the $1.5 million of severance costs was paid as of June 30, 2001.

            NOTE 5:  INCOME TAXES

            Significant components of the Company's deferred tax liabilities and assets are as follows:
(Amounts in thousands)
June 30	2001	2000
Deferred tax assets:
Accrued expenses	$ 7,447	$ 8,672
Unit closing reserves	3,281	4,222
NOL and tax credit carryforwards	14,731	11,820

	25,459	24,714
Variation Allowance	(15,743)	--

	9,716	24,714

Deferred tax liabilities:
Property, plant and equipment	6,568	13,127
Prepaid pension costs	1,677	2,041
Inventories	1,471	1,474

	(9,716)	16,642

Net deferred tax assets	$ ---	$ 8,072

            At June 30, 2001, the Company had net operating loss carryforwards of $32.5 million and general business tax credit carryforwards of $1.4 million, including $17,234,000 and $0.3 million resulting from the Morrison Acquisition. These carryforwards expire from 2010 through 2021. At June 30, 2000, the Company had deferred tax assets of $24.7 million. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109) specifies that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. At June 30, 2000, the Company provided no valuation allowance for deferred tax assets because management believed that the deferred tax assets were realizable through future reversals of existing taxable temporary differences, and, if necessary, the implementation of tax planning strategies, including sale-leaseback transactions.

            For the year ended June 30, 2001, the Company recorded a net loss before income taxes and extraordinary charge of $25.4 million and an extraordinary charge of $2.5 million resulting in cumulative pretax losses for recent years.

            Accounting rules require that more restrictive criteria be used to consider the book value of deferred assets in certain circumstances. As a direct result of the $9.9 million impairment charge in the third quarter of fiscal 2001, the Company provided a $15.7 million valuation allowance for its deferred tax assets as of June 30, 2001.

The components of the provision for income taxes are as follows:
(Amounts in thousands)
Year Ended June 30	2001	2000	1999
Current:
Federal	$ ---	$ 1,213	$ (3,826)
State	---	51	(160)

	---	1,264	(3,986)
Deferred:
Federal	7,749	(814)	$ 4,234
State	323	(34)	177

	8,072	(848)	4,411

Total provision for income taxes	$ 8,072	$ 416	$ 425

            Differences between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes are as follows:
(Amounts in thousands)
Year Ended June 30	2001	2000	1999

Income taxes at statutory rate	$ (9,498)	$ 961	$ 1,505
State income taxes, net of federal taxes	(1,117)	113	177

	(10,615)	1,074	1,682
Sale of Ralph & Kacoo's	---	---	(1,158)
Goodwill amortization	1,971	132	178
Tax credits	(181)	(117)	(158)
Valuation allowance	15,743	---	---
Reversal of overaccrual	---	(786)	---
Other items	1,154	113	(119)

Total provision for income taxes	$ 8,072	$ 416	$ 425

            NOTE 6:  LEASED PROPERTY

            The Company rents most of its cafeteria and restaurant facilities under long-term leases with varying provisions and with original lease terms generally of 20 to 30 years. The Company has the option to renew certain leases for specified periods subsequent to their original terms. Minimum future lease commitments, as of June 30, 2001, including $13.1 million for closed cafeterias, are as follows:
(Amounts in thousands)
Year Ending June 30

2002	$ 21,311
2003	18,326
2004	16,371
2005	14,165
2006	11,587
Subsequent	62,986

144,746
Less sublease income	9,810

Net minimum lease commitments	$ 134,936

            The leases generally provide for percentage rentals based on sales. Certain leases also provide for payments of executory costs such as real estate taxes, insurance, maintenance and other miscellaneous charges. Rentals for the periods shown below do not include these executory costs.
(Amounts in thousands)
Year Ended June 30	2001	2000	1999

Minimum rentals	$ 17,844	$ 15,513	$ 15,950
Contingent rentals	2,786	3,160	4,998

Total	$ 20,630	$ 18,673	$ 20,948

            NOTE 7:  DEBT

            On December 21, 2000, the Company closed a debt offering of (1) 71,000 "A" units consisting in the aggregate of $71.0 million principal amount of Senior Secured Notes due fiscal 2007 and warrants to purchase 746,210 shares of its common stock and (2) 4,500 "B" units consisting in the aggregate of $4.5 million principal amount of Term B Notes due fiscal 2007 (secured equally with the Senior Secured Notes) and warrants to purchase 47,295 shares of its common stock. In addition, the Company entered into a $5.5 million Term Loan Credit Facility with warrants to purchase 57,805 shares of common stock. Amounts borrowed under the Term Loan Credit Facility are subject to terms substantially similar to those of the Term B Notes due fiscal 2007 included as part of the "B" units. The warrants will expire on November 1, 2007 and each warrant entitles the holder to purchase 10.51 shares of the Company's common stock at an exercise price per share of $1.16875.

            The $81.0 million in notes and term loan was sold at a discount, and the gross proceeds from the offerings were approximately $72.9 million. After paying transaction costs, the Company used the net proceeds from the unit offerings and borrowings under the Term Loan Credit Facility to repay approximately $67.0 million in borrowings outstanding under the Company's credit facility that was scheduled to mature on June 22, 2001.

            Interest is payable semiannually on the Senior Secured Notes at an initial annual rate of 12%, subject to annual adjustment beginning November 1, 2001. The interest rate will be adjusted each year to 12.0% plus 0.50% for every $1.0 million of EBITDA (for the preceding fiscal year) in excess of $27.0 million, not to exceed a 1.5% increase in any year, and not to exceed a rate of 16.5%. Interest is payable quarterly, beginning February, 1, 2001, on the Term B Notes and the Term Loan Credit Facility at a floating rate equal to LIBOR plus 4.5%. The exercise price for the warrants is $1.16875, which was 110% of the closing sales price of the common stock on the date prior to closing.

            The Company is required on the last business day of September of each year to make an excess cash flow offer to purchase Term A Notes and prepay amounts outstanding under the Term Loan Credit Facility at 101% of the aggregate principal amount plus accrued interest for the most recently completed fiscal year that excess cash flow (defined as EBITDA less interest expense, income tax expense, and capital expenditures) is at least $2.5 million. This excess cash flow offer is limited to the lesser of (i) excess cash flow that is greater than $2.5 million or (ii) $5.0 million. If excess cash flows are greater than $5.0 million, the Company is required to offer to prepay amounts outstanding under the Term Loan Credit Facility at 101% of the aggregate principal amount plus accrued interest. This additional excess cash flow offer is limited to 50% of the amount by which excess cash flow exceeds $5.0 million. The excess cash flow offer and the additional excess cash flow offer, if such offer(s) are made, must remain open for a period of 20 business days. The Company did not have excess cash flows for fiscal 2001.

            Concurrently with the debt offerings, the Company entered into a $25.0 million Senior Credit Facility with two banks to replace the previous credit facility. The Senior Credit Facility expires on December 31, 2003. Amounts borrowed under the Senior Credit Facility bear interest at variable rates based upon the Company's leverage ratio. The Senior Credit Facility supports existing commercial letters of credit and working capital needs. The letters of credit collateralize the Company's retention limits under self-insurance arrangements for liability and casualty losses. The Senior Credit Facility contains financial covenants related to the Company's leverage ratio, tangible net worth and capital expenditures. The Company is in compliance with all covenants at June 30, 2001.

            On March 30, 2001, the Company completed a sale-leaseback transaction of 12 properties. The Company received $20.0 million in cash for the sale of the properties and simultaneously executed long-term leases that provide for continued operation of cafeterias at the sites for a primary term of 20 years and optional renewal periods for up to 20 additional years. The Company used substantially all of the net proceeds to make open-market purchases of $16.0 million of its 12% Senior Secured Notes due fiscal 2007 and $4.5 million of its floating rate Term B Notes due fiscal 2007. The Company recorded a $2.5 million extraordinary charge, primarily for the writeoff of deferred financing costs associated with the extinguished debt. The sale of the 12 properties resulted in a $1.3 million deferred gain, which will be amortized over the initial term of the lease. Net rent expense during the initial term will be approximately $2.3 million annually. The assets sold and leased back previously had depreciation expense of approximately $0.8 million annually.

            Upon the sale of the 12 properties, the total borrowing availability under the Company's Senior Credit Facility was reduced from $25.0 million to $19.2 million.

            On July 31, 2001, the Company completed a sale-leaseback transaction of six properties. The Company received approximately $9.0 million in cash for the sale of the properties and simultaneously executed long-term leases that provide for continued operation of cafeterias at the sites for a primary term of 20 years and optional renewal periods for up to 20 additional years. See the "Liquidity and Capital Resources" section of Management's Discussion and Analysis for more information.

            The Senior Credit Facility contains financial covenants that require the Company, among other things, to maintain a minimum level of tangible net worth. At March 31, 2001, the tangible net worth required to be maintained by the Company was $36.8 million. As a direct result of the $9.9 million charge for cafeteria impairments recorded in the quarter ended March 31, 2001, the Company's tangible net worth declined to approximately $33.1 million, and the Company was not in compliance with the financial covenant.

            On June 29, 2001, the Company reached an agreement with its bank lenders to amend the Company's Senior Credit Facility. The amendment waived the third quarter violation and lowered the required minimum tangible net worth.

            On July 31, 2001, the Company and its bank lenders amended the Senior Credit Facility, which further lowers the tangible net worth requirement. See further discussion on the Company's credit facilities in the "Liquidity and Capital Resources" section of Management's Discussion and Analysis.

            Because of the Company's credit rating and changes to it during fiscal 2001, and because no active market has developed for the notes, it is not practicable to estimate the fair value of the Company's long-term borrowings.

            The Company capitalized interest costs of $0.1 million in fiscal 2000 and in fiscal 1999 with respect to qualifying construction. Total interest cost, including amortization of deferred financing costs, was $10.0 million in fiscal 2001, $7.3 million in fiscal 2000, and $6.4 million in fiscal 1999.

            NOTE 8:  PENSION PLANS

            The Company has a defined benefit pension plan covering substantially all employees hired before January 1, 2000, except for Morrison employees, who meet certain age and length-of-service requirements. Retirement benefits are based upon an employee's years of credited service and final average compensation. Annual contributions are made in amounts sufficient to fund normal costs as accrued and to amortize prior service costs over a 40-year period. Assets of the plan are invested principally in obligations of the United States Government and other marketable debt and equity securities including 367,662 shares of the Company's common stock held at June 30, 2001 and 2000 with a fair value of $.6 million and $1.0 million, respectively.

            At the time of its acquisition by the Company on May 28, 1998, Morrison maintained two nonqualified employee defined benefit pension plans and one frozen qualified defined benefit pension plan. The two Morrison nonqualified employee defined benefit pension plans continue to accrue benefits for covered employees. To provide a source for the payment of benefits under these plans, the Company owns whole-life insurance contracts on some participants.

            Piccadilly is a co-sponsor of the Morrison Restaurants Inc. Retirement Plan along with Ruby Tuesday, Inc. and Morrison Management Specialists, Inc. The MRI Retirement Plan, a qualified defined benefit pension plan, was frozen on December 31, 1987. The Plan's assets include common stock, fixed income securities, short-term investments and cash. The Company will continue to share in future expenses of the Plan, and will make contributions to the Plan as necessary.

            Changes in plan assets and obligations during the years ended June 30, 2001 and 2000 and the funded status of the defined benefit pension plans described in the preceding paragraphs (referred to collectively as "Pension Benefits") at June 30, 2001 and 2000, were as follows:
	(Amount in thousands)
	Pension Benefits
June 30	2001	2000
Change in benefit obligation
Benefit obligation at beginning of year	$ 77,803	$ 76,553
Service cost	2,208	2,447
Interest cost	6,070	5,797
Benefits paid	(4,301)	(4,065)
Actuarial (gain) loss	3,277	(2,929)

Benefit obligation at end of year	$ 85,057	$ 77,803

Change in plan assets
Fair value of plan assets at beginning of year	$ 77,986	$ 77,649
Actual return	(5,471)	4,135
Benefits paid	(4,040)	(3,823)
Actuarial (gain) loss	---	25

Fair value of plan assets at end of year	$ 68,475	$ 77,986

Reconciliation of funded status:
Fund status	$ (16,582)	$ 83
Unrecognized actuarial loss	16,848	1,108
Unrecognized prior service cost	(18)	76

Net prepaid pension cost	$ 248	$ 1,367

Net prepaid benefit cost consists of:
Prepaid benefit cost	$ 4,856	$ 5,835
Accrued benefit liability	(4,608)	(4,468)

Net prepaid pension cost	$ 248	$ 1,367

Net periodic pension cost for the Pension Benefits for 2000, 1999 and 1998 include the following components:
(Amounts in thousands)
	2001	2000	1999
June 30
Net pension expense:
Service cost	$ 2,208	$ 2,447	$ 2,717
Interest cost on projected benefit obligation	6,070	5,797	5,475
Actual return on plan assets	5,471	(4,135)	(6,136)
Net amortization and deferral	(11,368)	(2,756)	(5)

	$ 1,381	$ 1,353	$ 2,051

Assumptions used in actuarial calculations were as follows:
(Amounts in thousands)
	2001	2000	1999
June 30
Actuarial assumptions:
Discount rate	7.75%	8.0%	7.75%
Compensation increases	3.5%	3.5%	3.5%
Long-term rate of return	9.0%	9.0%	9.0%

            NOTE 9:  COMMON STOCK

            On August 3, 1987, the Board of Directors adopted the Piccadilly Cafeterias, Inc. Dividend Reinvestment and Stock Purchase Plan. Shareholders of record may reinvest quarterly dividends and/or up to $5,000 per quarter in the Company's common stock. Stock obtained through reinvested dividends is issued at a 5% discount. At June 30, 2001, there were 255,389 unissued common shares reserved under the plan.

            On November 2, 1998, the Company's stockholders approved the Amended and Restated Piccadilly Cafeterias, Inc. 1993 Incentive Compensation Plan (the 1993 Plan). Under the terms of the plan, which amends and restates the Piccadilly Cafeterias, Inc. 1988 Stock Option Plan (the 1988 Plan), incentive stock options and nonqualified stock options, stock appreciation rights, stock awards, restricted stock, performance shares, and cash awards may be granted to officers, key employees, or the Chairman of the Board of Directors of the Company. Options to purchase shares of the Company's common stock may be issued at no less than 100% of the fair market value on the date of grant. The Company has reserved 1,450,000 shares, in total, for issuance under the 1993 and 1988 Plans. At June 30, 2001, 481,650 shares were available for future option grants and options to purchase 861,750 shares were exercisable. Options outstanding at June 30, 2001, have exercise prices which range from $2.69 to $12.00 and a weighted average remaining contractual life of 7.5 years. Transactions under the 1993 Plan for the last three years are summarized as follows:
(Dollars in thousands -- except per share data)
	Common Stock Shares	Weighted Average Exercise Price	Total

Outstanding at June 30, 1998	814,675	11.52	9,383
Cancelled/expired	(29,900)	10.50	(314)
Exercised	(17,600)	10.10	(178)
Granted	162,725	9.51	1,548

Outstanding at June 30, 1999	929,900	11.23	10,439
Cancelled/expired	(50,000)	9.63	(481)
Exercised	---	---	---
Granted	12,000	3.31	40

Outstanding at June 30, 2000	941,900	$ 11.13	$ 10,479
Cancelled/expired	(254,950)	10.76	(3,743)
Exercised	---	---	---
Granted	224,800	2.69	604

Outstanding at June 30, 2001	861,750	$ 9.12	$ 7,859

            Pro Forma SFAS 123 Results. Pro forma information regarding net income and net income per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. Pro forma net income and net income per share, assuming that the Company had accounted for its employee stock options using the fair value method, would not have been materially different from the amounts reported in the Company's Consolidated Statements of Operations for each of the three years in the period ended June 30, 2001.

            Earnings Per Share. A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted net income per share for the years ended June 30, 2001, 2000 and 1999 are as follows (net income in thousands).
	Net Income	Shares	Per Share Amount
For the Year Ended June 30, 2001
Basic net income	$ (33,510)	10,503,368	$ (3.43)
Effect of dilutive securities	---	---	---

Diluted net income	$ (33,510)	10,503,368	$ (3.43)

Potentially dilutive securities not included in the fully diluted computation because they would have been antidilutive	$ 961,750
For the Year ended June 30, 2000
Basic net income	$ 2,411	10,503,368	$ 0.23
Effect of dilutive securities	---	---	---

Diluted net income	$ 4,411	10,528,826	$ 0.23

Potentially dilutive securities not included in the fully diluted computation because they would have been antidilutive	$ 891,900
For the Year Ended June 30, 1999
Basic net income	$ 4,000	10,503,368	$ 0.38
Effect of dilutive securities	---	25,458	---

Diluted net income	$ 4,000	10,528,826	$ 0.38

Potentially dilutive securities not included in the fully diluted computation because they would have been antidilutive	$ 929,900

NOTE 10:  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands--except per share data)
	Year Ended June 30, 2001				Year Ended June 30, 2000
	9/30	12/31	3/31	6/30	9/30	12/31	3/31	6/30
Net sales	$109,555	$111,202	$103,353	$100,053	$ 114,126	$ 116,368	$ 110,022	$109,760
Cost of sales and other operating expenses	105,530	106,498	97,646	95,728	111,353	108,782	103,076	103,393
Operating income	4,025	4,704	5,707	4,325	2,773	7,586	6,946	6,367
Income (loss) before extraordinary charges	(1,933)	(587)	(24,517)	(6,473)	(1,612)	1,475	872	1,676
Net income (loss)	(1,933)	(587)	(27,073)	(6,473)	(1,612)	1,475	872	1,676
Income (loss) before extraordinary charges per share -- basic and diluted	$ (.18)	$ (.06)	$ 2.33	$ .62	$ (.15)	$ 14	$ .08	$ .16
Net income (loss) per share- basic and diluted	$ (.18)	$ (.06)	$ (2.75)	$ (.62)	$ (.15)	$ .14	$ .08	$ .16

            During the quarter ended September 30, 2000, the Company recorded a charge of $0.8 million related to eight cafeterias closed in fiscal 2001. The charge includes amounts for asset impairments, future rent commitments and goodwill impairment for four Morrison cafeterias included in the group (see Note 3).

            During the quarter ended March 31, 2001, the Company recorded asset impairment charges of $9.9 million related to 61 cafeterias, including 47 cafeterias included in the Morrison Acquisition. The Company also recorded a charge of $4.7 million for the impairment of goodwill (see Note 3). In connection with the Company's sale-leaseback transaction on March 30, 2001, the Company recorded a $2.5 million extraordinary charge for the early retirement of debt (see Note 7).

            During the quarter ended June 30, 2001, the Company recorded a charge of $3.1 million for lease-related costs for the closing of 14 cafeterias and asset impairment charges of $0.3 million (see Note 3). Additionally, the Company recorded a $1.5 million charge for severance costs related to the Company's management reorganization (see Note 2).

Report of Ernst & Young LLP, Independent Auditors

Shareholders and Board of Directors
Piccadilly Cafeterias, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of Piccadilly Cafeterias, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2001. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piccadilly Cafeterias, Inc. at June 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                                                        /s/ Ernst & Young LLP

New Orleans, Louisiana
September 11, 2001